Exhibit 10.4
EXECUTION COPY
Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission with a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The location of an omitted portion is indicated by an asterisk within brackets (“[*]”).
MASTER MERIAL VENTURE AGREEMENT
DATED as of May 23, 1997, BY AND AMONG:
RHÔNE-POULENC S.A., a société anonyme organized under the laws of France (“Rhône-Poulenc”),
INSTITUT MÉRIEUX S.A., a société anonyme organized under the laws of France (“IM”),
RHÔNE-MÉRIEUX S.A., a société anonyme organized under the laws of France (“RM”),
MERCK & CO., INC., a corporation organized under the laws of the state of New Jersey (“Merck & Co.”),
MERCK SH INC., a corporation organized under the laws of the state of Delaware (“Merck SH”), and
MERIAL LIMITED, an English private company limited by shares (and, after the domestication contemplated by Section 1.3(a)(B), also a Delaware limited liability company) (“Merial”).

RECITALS
     WHEREAS, both the RP Group and the Merck Group are engaged, among other activities, in the research and development, manufacturing, marketing and sale of Animal Health Products and of Poultry Genetics Products throughout the world;
     WHEREAS, RP and Merck wish to combine their respective Animal Health Businesses and Poultry Genetics Businesses into a worldwide venture owned and controlled 50% by each of them and IM has created Merial as the parent company of the group of companies which will conduct these businesses;
     WHEREAS, IM will contribute the entirety of RM’s share capital to Merial on or prior to the Closing Date;
     WHEREAS, RP, Merck, and certain of their respective Subsidiaries, on the one hand, and RM or an RM Subsidiary or Merial, on the other hand, have entered into or will, prior to or concurrently with the Closing, enter into the Ancillary Agreements, including research and development, manufacturing and supply, license and various other agreements to enable the Merial Venture to conduct these combined activities;
     WHEREAS, the terms and conditions of this Agreement and the Ancillary Agreements do not limit Merial’s (and Merial has) full independence and commercial autonomy, such terms and conditions not being intended to limit Merial’s independence and commercial autonomy in marketing, selling, negotiating and determining customers and resale prices for Animal Health Products and Poultry Genetics Products.
     WHEREAS, prior to or at the Closing, pursuant to the terms of this Agreement and the applicable Ancillary Agreements, the Parties will take further steps to implement the Merial Venture, including the domestication of Merial as a limited liability company in the State of Delaware, and the transfer (by merger or otherwise) to Merial and/or its Subsidiaries of the entirety of the Merck Contributed Assets; and

     WHEREAS, upon completion of the Transactions at the Closing, the Merial Venture will commence the Merial Venture Business and IM and (subject to Section 5.1(a)(iii)) Merck SH will each hold a 50% ownership interest in Merial;
     NOW, THEREFORE, in consideration of the respective representations and covenants of the Parties as set forth below, the Parties agree as follows:
ARTICLE I
OBJECTIVES AND STRATEGIES, BUSINESS SCOPE
AND OVERVIEW OF TRANSACTION
SECTION 1.1. Objectives and Strategies
     The Merial Venture is being formed with the following objectives and strategies:
     (a) The principal objective of the Merial Venture is to combine, on the terms and conditions of this Agreement and the Ancillary Agreements, the complementary strengths of the RP Group and the Merck Group to create a global leader in the Animal Health Business and Poultry Genetics Business industries, committed to satisfying the needs of its customers, employees and members worldwide. Within the Merial Venture, the Animal Health Business and the Poultry Genetics Business will maintain their own identity and organization.
     (b) While maintaining close links with both Groups, the Merial Venture will function as a self-contained independent entity with a single globally responsible management and will establish its own unique identity and culture, built on the best available talents and practices.
     (c) In the Animal Health Business, the Merial Venture will, with the support of the research and development capacities of the two Groups and/or other persons party to the Ancillary Agreements (on the terms and conditions of this Agreement and the

Ancillary Agreements), have a unique blend of biological and pharmaceutical expertise that will enable it to respond more effectively to new threats to animal health as they arise. In cooperation with both Groups, which are expected to remain important sources of new compounds and technologies, the objective of the Merial Venture will be to discover and develop a broad range of innovative pharmaceutical and biological Animal Health Products.
     (d) The Merial Venture will offer a broad differentiated line of Animal Health Products and related services in markets around the world. It will target those markets where products for the prevention and treatment of animal diseases provide the economic opportunity to sustain innovation and yield sufficient return on investment. The Merial Venture will distribute its products in a manner which best meets the strategic needs of each market.
     (e) The Merial Venture will maintain its position as a global leader through continued investment in new markets, technologies, people and facilities with the objective, among other things, of delivering the highest quality products in the most cost efficient manner.
     (f) In the Poultry Genetics Business, the Merial Venture will be the leader in the development and production of poultry breeding stock providing full service to the chicken, turkey and egg market segments.
     (g) The rights, powers, obligations and duties of the Parties with respect to the Merial Venture are only those set forth in this Agreement (other than this Section 1.1), the Ancillary Agreements, the Association Documents and the LLC Agreement, each as amended from time to time, and any Future Agreements.
SECTION 1.2. Business Scope
     (a) The business activities to be conducted by the Merial Venture (the “Merial Venture Business”) will include:

•	the discovery and development, manufacturing, marketing and sale of Animal Health Products throughout the world (the “Animal Health Business”); and

•	the discovery and development, manufacturing, marketing and sale of Poultry Genetics Products throughout the world (the “Poultry Genetics Business”).
     (b) “Animal Health Products” are defined to include all pharmaceutical, biological and medicinal, including in-feed, products intended to enhance the health or performance of any and all species of animals (including livestock and companion animals but excluding humans), but to exclude (i) any products with a different intended utility, (ii) nutritional additives, (iii) chemical intermediates, and (iv) the inhalational anaesthetics Isoflurane, Halothane, Sevoflurane and Desflurane.
     (c) “Poultry Genetics Products” are defined to include all products developed using genetic techniques (including selective breeding) to improve poultry, whether for meat production, egg production or any other purpose. Such products are commonly, but not exclusively, sold in the form of hatching eggs or day-old poultry. For the purposes of this definition, “poultry” includes chickens, turkeys, ducks, geese, guinea fowl, pheasants, partridges and quail.
     (d) Merial shall, and shall cause each Merial Venture Company, to use or sell all bulk materials or products supplied by the Merck Group or the RP Group only in the Merial Venture Business.
SECTION 1.3. Overview of Transaction
     The Parties intend to create a viable, independent entity, capable of successfully competing globally in the Merial Venture Business industries. To that end, and upon the terms and conditions set forth herein and in the Ancillary Agreements:

      (a) Formation of Merial
     Merial has been formed as an English private company limited by shares for the purpose of conducting the Merial Venture Business. On the date hereof Merial is wholly owned by IM and Rhône-Poulenc Finance S.A., a wholly owned Subsidiary of RP (“RP Finance”), with IM owning one million shares of Merial and RP Finance holding one share of Merial as nominee for IM. Merck SH has been created as a Delaware corporation, and is wholly owned by Merck and Company Incorporated (“MACI”).
     (i) On or prior to the Closing Date, the Parties shall cause the following corporate actions to be taken:
     (A) IM shall (w) form a single member Delaware limited liability company (“IM LLC”) which satisfies the statutory requirements under French law to be a shareholder of a société par actions simplifiée (“SAS”), including the requirement that IM LLC have a share capital of at least the equivalent of FF 1,500,000; (x) sell one of IM’s shares of RM to IM LLC and contribute the remainder of IM’s shares of RM to Merial; (y) cause RM to be converted into a SAS with Merial and IM LLC as its shareholders; and (z) sell (without any net profit to IM from all of the transactions contemplated by this clause (A)) the entirety of its ownership interest in IM LLC to Merial for an amount in cash equal to the fair market value of such ownership interest (equal to the cash held by IM LLC and the cash value of one share of RM);
     (B) Merck shall (u) cause Merck SH and MACI to form a Delaware limited liability company (“Merck Transitory LLC”) owned 99% by Merck SH and 1% by MACI; (v) cause Merck Holdings, Inc. to contribute the entirety of its share capital in Hubbard Farms, Inc. to MACI; (w) cause MACI to contribute the entirety of the share capital of Hubbard Farms, Inc. to Merck SH; (x) cause Hubbard Farms, Inc. to be converted into Hubbard Farms LLC, a Delaware limited liability company;

(y) cause Merck SH to contribute its interest in Hubbard Farms LLC to Merck Transitory LLC; and (z) cause Hubbard Farms LLC to be merged with Merck Transitory LLC, with Merck Transitory LLC being the surviving company; and
     (C) Merck shall, in accordance with Section 5.1(a)(i), transfer (or cause to be transferred) the remainder of the Merck Contributed U.S. Assets (other than the limited liability company interests in Hubbard Farms LLC) to MACI (except to the extent MACI already holds any such assets), and shall cause MACI to transfer all of the Merck Contributed U.S. Assets (other than the limited liability company interests in Hubbard Farms LLC) to Merck SH, which will in turn transfer them to Merck Transitory LLC.
     (ii) On the Closing Date, the following steps shall be taken:
     (A) Meetings of the members and directors of Merial at such time shall take place (v) to amend the memorandum of association and articles of association of Merial so as to adopt a memorandum of association and articles of association in the form (with certain provisions thereof to be completed prior to Closing as indicated therein, it being understood that to the extent there are any inconsistencies between the attached form and the provisions of this Agreement, the attached form shall be modified to be consistent herewith) provided as Exhibit I hereto (the “Memorandum of Association” and the “Articles of Association”, respectively), (w) to approve the domestication of Merial as a limited liability company in the State of Delaware, (x) to approve and execute the limited liability company agreement of Merial in the form provided as Exhibit II hereto, (y) to approve the merger of Merck Transitory LLC with and into Merial, and (z) to approve the transfer by RP Finance of its one share to IM, the increase in the authorized share capital of Merial, the redesignation of the shares owned by IM as B Ordinary Shares and the issuance of one million and one A Ordinary Shares to Merck SH in consideration for its agreement to transfer the Merck Contributed Assets to Merial, each such class of Merial shares to be governed by the provisions of the Association Documents, with the effect that, after all such actions are taken, each Principal shall own, directly or indirectly, exactly the same number of Ordinary Shares of Merial and have exactly the same general ownership interest in Merial except for the differences between A Ordinary Shares and B Ordinary Shares as set forth in the Association Documents;
     (B) Merial shall be domesticated as a limited liability company in the State of Delaware; and
     (C) Merck Transitory LLC shall merge with and into Merial in accordance with Delaware Law, with Merial being the survivor company (such that Merial shall own all of the assets, and be subject to all of the Liabilities, of Merck Transitory LLC, Merck Transitory LLC thereupon ceasing to exist).
(b) Ancillary Agreements
     (i) The following Ancillary Agreements are being entered into concurrently herewith, and are conditional upon, and shall come into effect as of, the Closing:
     (A) The Supply Agreement between Merck and Merial, provided as Exhibit III hereto (the “Merck Supply Agreement”).
     (B) The Research and Future Products License Agreement between Merck, Merial and RM, provided as Exhibit IV hereto (the “Merck Research Agreement”).

     (C) The Existing Products License Agreement between Merck and Merial, provided as Exhibit V hereto (the “Merck License Agreement”).
     (D) The Supply Agreement between Merial and Rhône-Poulenc Agrochimie S.A., provided as Exhibit VI hereto (the “RP Ag Supply Agreement”).
     (E) The Research and Future Products License Agreement between Merial and Rhône-Poulenc Agrochimie S.A., provided as Exhibit VII hereto (the “RP Ag Research Agreement”).
     (F) The Fipronil and Existing Products License Agreement between Merial and Rhône-Poulenc Agrochimie S.A., provided as Exhibit VIII hereto (the “RP Ag Licence Agreement”).
     (G) The Research and License Agreement between Merial and Rhône-Poulenc Rorer Inc., provided as Exhibit IX hereto (the “RPR Research Agreement”).
     (H) The Research and License Agreement between Merial and Pasteur Mérieux Sérums et Vaccins S.A., provided as Exhibit X hereto the “PMSV Research Agreement”).
     (ii) The following Ancillary Agreements shall be negotiated and executed prior to or at the Closing:
     (A) The RP Transfer Agreement among Merial, RP and IM, to implement the transactions involving the contribution of RM and its Subsidiaries and assumption of the RM Contributed Liabilities on the terms and conditions specified in this Agreement (the “RP Transfer Agreement”).

     (B) The Merck Transfer Agreement among Merial, Merck, MACI, Merck Transitory LLC and Merck SH, to implement the transactions involving the contribution of the Merck Contributed Assets and assumption of the Merck Contributed Liabilities on the terms and conditions specified in this Agreement (the “Merck Transfer Agreement”).
     (C) The Avermectin and Existing Products Sublicense Agreement between Merial and RM.
     (D) The Merck Trademark (Dual Use) License Agreement between Merck and Merial, a form of which is provided as Exhibit XI hereto.
     (E) The Fipronil Sublicense Agreement between Merial and RM.
     (F) The Merck Transition Services Agreement between Merck and Merial, consistent with the provisions set forth in Section 11.8(b) of this Agreement.
     (G) The RP Transition Services Agreement between RP and Merial, consistent with the provisions set forth in Section 11.8(b) of this Agreement.
     (H) The Merck Employee Leasing Agreement, substantially in the form provided as Exhibit XII hereto.
     (c) Contribution of Merck Contributed Non-U.S. Assets. Merck shall, in accordance with Sections 5.1 (a)(ii) and 5.2(a) and the Merck Transfer Agreement, contribute enough cash to Merial , and/or accept (or cause its Subsidiaries to accept) a promissory note or notes issued by Merial or that Merial Venture Company that is purchasing such assets (which promissory notes constitute part or all of the Debt that Merck is to contribute to the Merial Venture), to enable Merial or an appropriate Merial

Subsidiary to purchase each of the Merck Contributed Non-U.S. Assets in accordance with Section 5.1(a)(ii). The Principals may also agree, based on relevant criteria including tax-efficiency, on another method to transfer certain Merck Non-U.S. Contributed Assets to the Merial Venture, which method may involve the creation of a new direct or indirect wholly-owned Subsidiary of Merial which shall purchase such assets or the transfer or merger of one or more Subsidiaries of Merck to or with Merial or one of its Subsidiaries. In the absence of such agreement in writing, but subject to Section 5.4, the foregoing provisions of this Section 1.3(c) shall apply.
     (d) Each Party’s obligation to take any of the actions contemplated by this Section 1.3 to occur on or prior to the Closing Date is conditioned upon contemporaneous completion of all such actions no later than the Closing Date.

ARTICLE II
DEFINITIONS
     As used in this Agreement, capitalized terms have the meanings set forth below:
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Public Authority.
     “Affiliate” means, with respect to any Person, (i) a Person which is a Subsidiary of such Person, (ii) a Person of which such Person is a Subsidiary, or (iii) any other Person which is a Subsidiary of a third Person of which such Person is also a Subsidiary.
     “Ancillary Agreements” means, collectively, the agreements referred to (and as each is defined in) Section 1.3(b).
     “Animal Health Business” has the meaning set forth in Section 1.2(a).
     “Animal Health Products” has the meaning set forth in Section 1.2(b).
     “Association Documents” means, collectively, the Memorandum of Association and the Articles of Association, each as defined in Section 1.3(a)(ii)(A), as the same may be amended, modified, supplemented or restated from time to time.
     “Avermectin Products” means all those Merial Venture Products containing one of the Avermectin class of compounds, including, but not limited to, products containing abamectin, ivermectin, eprinomectin or emamectin.
     “Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement or other arrangement (including plans maintained both inside and outside of the U.S. and excluding Governmental Plans) providing for compensation, severance (including termination indemnities, long service leave obligations and similar obligations), termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
     “Biological Products” means all RM Existing or Pipeline Products (other than diagnostic products, including the products included in the Diagnostic Disposal) that are vaccines, whether preventive or therapeutic, as well as any immunological products (except the GnRH vaccine), together with electronic identification products and vaccinating equipment, including injectors and sprayers.
     “Board of Directors” has the meaning set forth in Section 4.3(a).
     “Business Day” means any day which is not a bank holiday in any of London, New York or Paris.
     “Business Plan” has the meaning set forth in Section 4.4(c).
      “Central Biologics” has the meaning set forth in Section 5.1(b)(iii).
     “CEO” has the meaning set forth in Section 4.4(e).
     “CFM Agreement” shall refer to the Consolidation Fiscale Mondiale or worldwide tax consolidation agreement, dated February 7, 1994, between RP and the French Taxing Authority, as the same may be supplemented, amended, modified or restated from time to time, or any successor agreement thereto.
     “Change of Control” means, with respect to either RP or Merck, the acquisition by any Person or Group, directly or indirectly, beneficially or of record, of shares or options or other rights to purchase shares representing in the aggregate more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of RP or Merck, as the case may be. Notwithstanding the foregoing, the following transactions shall be deemed not to constitute a Change of Control: any merger or other business combination with another entity (x) solely to reincorporate RP or Merck, as the case may be, in a different form or under the laws of a different jurisdiction, (y) in connection with an internal reorganization which results in RP or Merck, as the case may be, being a direct or indirect wholly-owned Subsidiary of such entity or (z) any other transaction or series of transactions which results in RP or Merck, as the case may be, being a direct or indirect wholly-owned Subsidiary of any such entity, only if in the case of clauses (x), (y) or (z): the shareholders of RP or Merck, as applicable, immediately prior to the consummation of such transaction(s) own, in the aggregate, immediately after such transaction(s), shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of such entity (or any parent company thereof). A “Successor Entity” means any entity which satisfies the conditions set out in any of clauses (x), (y) or (z) of the preceding sentence and which has executed a deed in the form of Exhibit XIII under which it agrees to be bound by the obligations of that party in respect of which it is a Successor Entity. Following any transaction(s) referred to in such clauses (x), (y) or (z), all references to RP or Merck shall be deemed to refer to the applicable Successor Entity, including the references in clauses (x), (y) or (z). For purposes of this definition only, “Group” means two or more Persons who agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer.
     “Closing” means the completion of the merger of Merck Transitory LLC with and into Merial.
     “Closing Date” has the meaning set forth in Section 12.3.
     “Closing Meeting” means the meetings of Merial’s members or board of directors, as appropriate, held on the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

     “Combination” means any Animal Health Product that contains more than one active ingredient.
     “Companies Act” means the United Kingdom Companies Act of 1985.
     “Control,” whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Damages” means any liability (whether arising out of fault, strict liability or otherwise), obligation, loss, fine, damage, judgment, arbitration award, settlement amount, penalty, claim, or Environmental Liability, and all reasonable costs and expenses related thereto (including reasonable costs of investigation, fees and expenses payable to outside counsel, independent accountants and similar professional advisors or consultants, but not including any corporate allocation for management time or for the use of similar in-house services or facilities), in each case whether or not incurred in connection with a Third Party Claim.
     “Debt” has the meaning set forth in Section 5.1(c).
      “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time, including, without limitation, any amendments to Section 18-109 thereof.
     “Delayed Purchase Assets” has the meaning set forth in Section 5.1(a)(ii)(A)(4).
     “Diagnostic Disposal” means the contemplated sale by RM of its diagnostic product business.
     “Director” has the meaning set forth in Section 4.3(b).

     “Dissolution” or “Dissolve” or “Dissolved”, as applied to the Merial Venture, means either (i) the sale of the Merial Venture Interest of one Principal to the other Principal pursuant to Sections 16.3, 16.4, 16.5, 17.2(c)(ii) or otherwise or (ii) the sale of all or substantially all of the Merial Venture to a Third Party pursuant to Sections 16.3, 16.4, 17.2(c)(i) or otherwise.
     “Dissolution Date” has the meaning set forth in Section 16.6(a).
     “Distributable Profits” has the meaning set forth in Section 181 of the Companies Act.
     “Economic Effective Date” has the meaning set forth in Section 6.3(a).
     “Encumbrance” means any lien, privilege, mortgage, pledge, third-party claim or right, charge, restriction of use, defect of title, easement, security interest or encumbrance of any kind, including, without limitation, obligations resulting from any sublease, tenancy, right of occupation, easement, preemptive right or privilege in favor of any person or entity.
     “Environmental Laws” means, at any date, all provisions of law (including applicable principles of common and civil law), statutes, ordinances, rules, regulations, published standards and directives that have the force and effect of Laws, permits, licenses, judgments, writs, injunctions, decrees and orders enacted, promulgated or issued by any Public Authority, and all indemnity agreements and other contractual obligations, as in effect at such date, relating to (i) the protection of the environment, including the air, surface and subsurface soils, surface waters, groundwaters and natural resources, and (ii) occupational health and safety and exposure of persons to Hazardous Materials. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any other Laws imposing or creating liability with respect to Hazardous Materials.

     “Environmental Liability” means any liabilities, obligations, costs, losses, payments or damages, including compensatory and punitive damages, incurred (i) to contain, remove, clean up, assess, abate or otherwise remedy any actual or alleged release or threatened release of Hazardous Materials, any actual or alleged contamination (by Hazardous Materials) of air, surface or subsurface soil, groundwater or surface water, or any personal injury or damage to natural resources or property resulting from any such release or contamination, pursuant to the requirements of any Environmental Law or in response to any claim by any Public Authority or other Third Party under any Environmental Law; (ii) to modify facilities or processes or take any other remedial action in response to any claim by any Public Authority of non-compliance with any Environmental Law; (iii) as a result of the imposition of any civil or criminal fine or penalty by any Public Authority for the violation or alleged violation of any Environmental Law; or (iv) as a result of any action, suit, proceeding or claim by any Third Party under any Environmental Law. The term “Environmental Liability” shall include: (i) reasonable fees of counsel and consultants (but not any corporate allocation for management time or for the use of similar in-house services or facilities) and (ii) the costs and expenses of any investigation undertaken to ascertain the existence or extent of any potential or actual Environmental Liability.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.
     “Event of Insolvency,” with respect to any person, shall occur when either:
     (i) such person shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, French Law No. 84-148 of March 1, 1984, French Law No. 85-98 of January 25, 1985 or any other bankruptcy, insolvency or similar law of the United States, any state thereof, or France, (B) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or a substantial part of its property, (C) file an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding,

(D) make a general assignment for the benefit of creditors, (E) become unable generally, or admit in writing its inability, to pay its debts as they become due, or (F) take corporate action for the purpose of effecting any of the foregoing; or
     (ii) an involuntary proceeding shall be commenced or any involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of such person, or of a substantial part of such person’s property, under Title 11 of the United States Code, French Law No. 84-148 of March 1, 1984, French Law No. 85-98 of January 25, 1985 or any other bankruptcy, insolvency or similar law of the United States, any state thereof, or France, (B) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such person or for a substantial part of such person’s property or (C) the winding-up or liquidation of such person; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) days;
     (iii) an order is made by a court of competent jurisdiction, or a resolution is passed, for the winding up, dissolution or administration of such person or the appointment of a liquidator, manager, receiver, administrator, trustee or other similar officer in respect of, or an encumbrancer taking possession of or selling, any substantial assets of such person, or such person makes any arrangement or composition with, or any assignment for the benefit of, its creditors, or makes an application to a court of competent jurisdiction for protection from its creditors generally, and such order, resolution, appointment, arrangement, assignment or application is not withdrawn or cancelled within sixty (60) days of its being made.
     (iv) anything analogous to any of the events specified in (i), (ii) and (iii) above occurs in respect of such person under the laws of any applicable jurisdiction.

     “Executive Chairman” has the meaning set forth in Section 4.4(a).
     “Executive Officers” has the meaning set forth in Section 4.4(d).
     “Existing Other JVs” means (a) with respect to RP, those Persons set forth on Schedule 2-2 and (b) with respect to Merck, those Persons set forth on Schedule 2-3, in either case only so long as such Persons are Other JVs.
     “Existing Product” means each Animal Health Product or Poultry Genetics Product that is marketed in any country on the date of this Agreement, by RM or its Subsidiaries (including those set forth in Schedule 2-4) or by the Merck Group (including those set forth in Schedule 2-5).
     “Fipronil Products” means all those Merial Venture Products containing Fipronil as an active ingredient.
     “Fiscal Year” has the meaning set forth in Section 11.4.
     “Future Agreement” means any written agreement (other than an Ancillary Agreement) between any RP Company or Merck Company, on the one hand, and any one or more of the Merial Venture Companies, on the other hand, which may be entered into at any time after the Closing.
     “Future Product” means any Animal Health Product or Poultry Genetics Product, other than an Existing Product or a Pipeline Product, as to which any Merial Venture Company has or may at any time acquire (through internal research and development efforts and/or from other persons) any Product Rights, Patents or Know-How relating to the manufacture, use or sale thereof.
     “GAAP” means, with respect to any country, such country’s generally accepted accounting practices or the International Accounting Standards (“IAS”), in either case as in effect from time to time, consistently applied.

     “Goubin Book Value” has the meaning set forth in Section 5.1(b)(i).
     “Grandfathered Merck Employees” has the meaning set forth in Section 7.1(b).
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Public Authority.
     “Governmental Plan” means any plan that is sponsored or maintained by a Public Authority to which either the RP Group or the Merck Group contributes, or is required to contribute, on behalf of any RM Employee or Merck Employee.
     “Goubin” means Compagnie Jean Goubin S.A.
     “Group” means the Merck Group or the RP Group, as appropriate.
     “Hazardous Material” means any substance regulated by any Environmental Law or which may now or in the future form the basis for any Environmental Liability.
     “Health Cost” has the meaning set forth in Section 7.1(c).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “ICC” means the International Chamber of Commerce.
     “ICE” means the International Centre for Expertise of the ICC.
     “IM” has the meaning set forth in the introduction to this Agreement.
     “IM LLC” has the meaning set forth in Section 1.3(a).

     “Income Taxes” means income, corporation or franchise taxes or other Taxes measured in whole or in part by income or by reference to income, together with any interest or penalties imposed with respect thereto, levied by any Taxing Authority.
     “Indemnified Party” has the meaning set forth in Section 14.7(a).
     “Indemnifying Party” has the meaning set forth in Section 14.7(a).
     “Intellectual Property” of a Person means, collectively, the Product Rights, Patents and Know-How of such Person.
     “Interim Financing” means the revolving credit facilities provided or arranged by each of RP and Merck to Merial in accordance with Section 5.2(d).
     “Inventory” or “Inventories” of any Person means all inventory, merchandise, partially finished and finished products, and raw materials, maintained, held or stored by or for such Person and any prepaid deposits for any of the same; provided that
     “Inventories” of any of Merck or its Subsidiaries shall mean only such inventories as constitute Merck Contributed Assets.
     “Investment Bank” means a reputable international investment bank with experience appraising and selling businesses comparable to the Merial Venture.
      “IRS” means the Internal Revenue Service.
      “ISA” means Institut de Sélection Animale S.A.
     “Know-How” means, in respect of any product, all technical knowledge, ability, skill or expertise in the manufacture or commercialization of such product other than knowledge or expertise covered by a Patent.

     “Label” means, in respect of any Merial Venture Product, the packaging, product brochure or product monograph filed with the appropriate Public Authority (or Public Authorities) having authority to approve the marketing of such Merial Venture Product and the package insert directed to veterinarians or consumers that has been approved by such Public Authority (or Public Authorities) for such Merial Venture Product, including, in each case, the indications, claims, uses and dosages appearing therein.
     “Laws” means any supranational, national, state, local or foreign statute, law, directive, ordinance, regulation, rule, code, order, requirement or rule of common law.
     “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
     “LIBOR” means, in relation to any unpaid sum, the rate per annum equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-thirty second of one per cent.) of the offered quotations in the so-called London Interbank loan market as displayed on Pages 3740 or 3750 (as appropriate) on the Telerate Service for the currency in which such unpaid sum is to be denominated and for the relevant specified period at or about 11:00 a.m. (London time) on the second Business Day before the beginning of such specified period.
     “LLC Agreement” means the limited liability company agreement of Merial in the form provided as Exhibit II hereto, as the same may be amended, modified, supplemented or restated from time to time.
     “MACI” has the meaning set forth in Section 1.3(a).

     “Material Adverse Change or Effect” means, with respect to any Person, a change or effect that materially adversely affects, or (except with respect to Sections 12.6(b)(vi) or 12.6(c)(vi), as the case may be) is reasonably likely to materially adversely affect,
     (i) if such determination is to be made on or prior to the Closing, (A) in the case of an RP Company, the assets, liabilities, operations, results of operations or financial condition of RM and its Subsidiaries, taken as a whole; and (B) in the case of a Merck Company, the Merck Contributed Assets or the operations, results of operations or financial condition of the Merck Contributed Business; or
     (ii) if such determination is to be made after the Closing, (A) in the case of a Merial Venture Company, the assets, liabilities, operations, results of operations or financial condition of the Merial Venture; and (B) in the case of an RP Company or a Merck Company, the ability of such company to perform any of its material obligations under this Agreement or any Ancillary or Future Agreement if such obligations are material to the assets, liabilities, operations, results of operations or financial condition of the Merial Venture;
provided that, as used in Articles VIII, IX and X of this Agreement, the terms “Material Adverse Change”, “Material Adverse Effect”, “material” or any similar terms shall mean having an adverse impact or effect or potential adverse impact or effect on the value of RM and its Subsidiaries or the value of the Merck Contributed Assets, as the case may be, or on the aggregate net income of the Merial Venture, of at least [*].
     “Member” means a shareholder of Merial being either the RP Member or the Merck Member, which together shall be the “Members”.
     “Members’ Meeting” has the meaning set forth in Section 4.1.
     “Merck” means Merck & Co. or any Successor Entity thereto.

     “Merck & Co.” has the meaning set forth in the introduction to this Agreement.
     “Merck Accrued Tax Liabilities” has the meaning set forth in Section 5.1(a)(ii)(B).
     “Merck Adjustment Products” has the meaning set forth in Section 6.4(c).
     “Merck Animal Health Executive” means the Merck executive with direct responsibility for Merial reporting to the Chief Executive Officer of Merck and any duly appointed successor in such role, notified in writing by Merck to RP and Merial.
     “Merck Benefit Plan” means each Benefit Plan (other than Merck Employee Agreements) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Merck, any of its Subsidiaries or any Merck ERISA Affiliate for the benefit of any Merck Employee, and pursuant to which Merck, any of its Subsidiaries or any Merck ERISA Affiliate has or may have any liability, contingent or otherwise.
      “Merck Breach” has the meaning set forth in Section 14.2(b).
      “Merck Company” means any of Merck or its Subsidiaries.
     “Merck Contributed Assets” has the meaning set forth in Section 10.10.
     “Merck Contributed Business” means all the Merck JV Business activities and operations immediately prior to the Closing, other than those activities or operations (i) that Merck will continue to conduct pursuant to the Ancillary Agreements to which Merck or any of its Subsidiaries is a party, (ii) conducted using the assets, properties and rights set forth in Schedule 2-7, and (iii) relating to “The Merck Veterinary Manual” and the Annual Authorizations Service Repertory License Agreement between Copyright Clearance Center, Inc. and Merck & Co. Inc. dated December 31, 1995.

     “Merck Contributed Business Financials” has the meaning set forth in Section 10.5. The Merck Contributed Business Financials are attached as Exhibit XVI.
     “Merck Contributed Debt” has the meaning set forth in Section 5.2(a).
     “Merck Contributed Liabilities” means all of the obligations or Liabilities of Merck or any of its Subsidiaries (whether or not reflected on the Merck Contributed Business Financials or the books and records of Merck or any of its Subsidiaries) arising from, relating to, resulting from or incurred in connection with, the Merck Contributed Business or any of the Merck Contributed Assets or the ownership or operation of, or conduct of any activities on or from, any of the foregoing, including (i) under the agreements, contracts, leases, licenses and other arrangements included within the Merck Contributed Assets, (ii) accounts and other payables, (iii) Environmental Liabilities, (iv) Taxes, (v) threatened, pending or settled litigation, (vi) under Merck Benefit Plans, and (vii) all obligations or Liabilities of the types referred to in the Merck Contributed Business Financials or that are the subject of any of the representations in Article X.
     “Merck Contributed Non-U.S. Assets” means all the Merck Contributed Assets that are not Merck Contributed U.S. Assets.
     “Merck Contributed U.S. Assets” has the meaning set forth in Section 5.1(a)(i).
     “Merck Employee” means each current, former, or retired employee of a Merck Transferred Subsidiary together with those employees listed in Schedule 10.19H-2.
     “Merck Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between Merck or any of its Subsidiaries and any Merck Employee pursuant to which Merck or any of its Subsidiaries has or may have any liability, contingent or otherwise.
     “Merck ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with Merck within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Merck under Section 414(o) of the Code, or is under “common control” with Merck, within the meaning of Section 4001(a)(14) of ERISA.
     “Merck Group” means Merck, together with all its Subsidiaries.
     “Merck JV Business” means, from time to time at any time prior to the Closing, all the Merial Venture Business activities of the Merck Group, including of the Merck Transferred Subsidiaries, throughout the world.
     “Merck Leased Employees” has the meaning set forth in Section 7.1(a).
     “Merck Manufacturing Supply Price Formula” means the Merck Manufacturing Supply Price Formula annexed as Exhibit 10 to the Merck Supply Agreement.
     “Merck Member” means the Member that is a Subsidiary of Merck which shall, as of the Closing, be Merck SH.
     “Merck Negotiated Supply Price” has the meaning set forth in Section 6.7(a).
     “Merck Pre-Closing Taxes” has the meaning set forth in Section 14.12(a).
     “Merck Product Registrations” has the meaning set forth in Section 10.13.
     “Merck Proprietary Rights” has the meaning set forth in Section 10.12(b).
     “Merck Restructuring Event” means any transaction or series of related transactions pursuant to which all or substantially all of the assets of Merck are sold or otherwise transferred to a Third Party.
     “Merck Retirement Plans” has the meaning set forth in Section 7.1(b).

     “Merck SH” has the meaning set forth in the introduction to this Agreement.
     “Merck Stock Option Plan” has the meaning set forth in Section 7.1(d).
     “Merck Transferred Benefit Plan” means the Merck & Co., Inc. Employee Savings and Security Plan and each Merck Benefit Plan sponsored, maintained, or contributed to by a Merck Transferred Subsidiary.
     “Merck Transitory LLC” has the meaning set forth in Section 1.3(a).
     “Merck Transferred Foreign Pension Plan” means each Merck Transferred Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA but that is not subject to Title I or IV of ERISA pursuant to Sections 4(b)(4) and 4021(b)(7) of ERISA.
     “Merck Transferred Pension Plan” means each Merck Transferred Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA.
     “Merck Transferred Subsidiaries” means each Subsidiary of Merck listed in Schedule 2-8 hereto.
     “Merial” has the meaning set forth in the introduction to this Agreement.
     “Merial Merck Employees” has the meaning set forth in Section 7.1(a).
     “Merial Venture” means the group comprised of all the Merial Venture Companies.
     “Merial Venture Business” has the meaning set forth in Section 1.2(a).

     “Merial Venture Companies” means collectively Merial and (following its transfer to Merial) each Transferred Subsidiary and any other Subsidiary of Merial from time to time, and “Merial Venture Company” means any one of them.
     “Merial Venture Interest” of a Principal means all direct and indirect equity and other ownership interests of such Principal and any of its Subsidiaries in the Merial Venture.
     “Merial Venture Product” means, from time to time, any one of the Existing Products or Future Products.
     “Net Reported Sales” means, in respect of any Avermectin, Fipronil or Biological Products, as the case may be, the sales amount calculated in the same manner as Net Sales, but without deducting from the gross invoice price of such products the items listed in (iv) and (v) of the definition of Net Sales and calculated for purposes of Sections 6.4 or 6.5, in the case of sales made in the currencies set forth therein, based on the exchange rates set forth in Section 6.4(e).
     “Net Sales” means the gross invoice price (which will not include any taxes) of Avermectin, Fipronil or Biological Products, as the case may be, sold by Merial, its Subsidiaries or sublicensees to the first independent third party after deducting, if not already deducted in the amount invoiced:
     (i) the normal or customary trade and/or quantity discounts, excluding cash discounts, that are actually allowed or granted;
     (ii) returns, rebates and allowances that are actually granted;
     (iii) retroactive price reductions applicable to sales of such products that are actually allowed or granted;

     (iv) sales commissions that are actually paid to third party distributors and selling agents; and
     (v) [*] of the amount invoiced to cover cash discounts, bad debt, freight or other transportation costs, insurance charges, additional special packaging, duties, tariffs and other governmental charges.
With respect to sales of Avermectin or Fipronil Products sold in Combinations, Net Sales shall be calculated in accordance with the provisions of the definition of Net Sales set forth in Exhibit XXI [Avermectin Products Sales Adjustment] or the RP Ag Research Agreement, respectively.
     “Other JVs” means Persons that are, in substance, joint ventures in which (a) the Merck Group or the RP Group, as the case may be, owns 50% or less of both (x) the outstanding equity, and (y) the outstanding equity that has the right to elect or appoint the members of the board of directors or similar governing body of such Person (the Parties hereby conclusively deem the conditions of this clause (a) to be satisfied in respect of Banyu Pharmaceutical Co. Ltd., its Subsidiaries and its and their respective successors), and (b) the principal business of such Person is a business or businesses other than the Animal Health Business or the Poultry Genetics Business.
     “Other Taxes” means all Taxes which are not Income Taxes, including registration and stamp duties (even if related to real property); provided, however, that such term shall not include any real property taxes.
     “Parties” means all the parties to this Agreement and “Party” means any one of them.
     “Patents” means, in respect of any product, any unexpired patents or patent applications in any jurisdiction necessary to make, have made, use or sell such product.

     “Person” or “person” means a natural person or any corporation, partnership, company, limited liability company, association, trust or other entity of any kind whatsoever.
     “Pipeline Products” means, with respect to RM and its Subsidiaries, the products listed under the caption “Pipeline” on page 1 of the RM base case attached as Exhibit XIV hereto and, with respect to the Merck Group, the products listed under the caption “Pipeline” of the Merck base case attached as Exhibit XV hereto.
     “PMSV” means Pasteur Mérieux Sérums et Vaccins S.A.
     “Poultry Genetics Business” has the meaning set forth in Section 1.2(a).
     “Poultry Genetics Products” has the meaning set forth in Section 1.2(c).
     “Pre-Closing Benefit Liabilities” means liabilities incurred, suffered or accrued as of, or otherwise arising out of events or periods occurring prior to, the Closing Date with respect to a Merck Transferred Benefit Plan or an RM Transferred Benefit Plan and calculated as follows: (i) the calculation of liabilities for “employee pension benefit plans” within the meaning of § 3(2) of ERISA and which are defined benefit plans shall be determined as of the Closing Date using the January 1, 1997 census data of each such plan (unless there have been significant demographic changes between January 1, 1997 and the Closing Date, in which case the Closing Date census data of a particular plan shall be used with respect to such plan) and shall be determined (on an accumulated benefit obligation basis) based upon actuarial assumptions used by RM (for RM Transferred Pension Plans) or Merck (for Merck Transferred Pension Plans) for purposes of determining pension expense pursuant to FAS 87 for each such plan for 1997; (ii) the calculation of liabilities for retiree medical plans shall be determined as of the Closing Date using the January 1, 1997 census data of each such plan (unless there have been significant demographic changes between January 1, 1997 and the Closing Date, in which case the Closing Date census data of a particular plan shall be used with respect to such plan) and shall be determined (on an accumulated post-retirement benefit obligation basis)

based upon those actuarial assumptions used by RM (with respect to RM Transferred Benefit Plans which provide retiree medical benefits) or Merck (with respect to Merck Transferred Benefit Plans which provide retiree medical benefits) for calculating the expense for purposes of FAS 106 for 1997; (iii) the calculation of liabilities for RM Transferred Benefit Plans and Merck Transferred Benefit Plans providing post-employment (but pre-retirement) benefits such as salary and health care continuation, supplemental unemployment benefits, severance benefits and disability-related benefits (including workers’ compensation) shall be determined as of the Closing Date using the January 1, 1997 census data of each such plan (unless there have been significant demographic changes between January 1, 1997 and the Closing Date, in which case the Closing Date census data of a particular plan shall be used with respect to such plan) and shall be determined based upon those actuarial assumptions used by RM (with respect to RM Transferred Benefit Plans which provide such benefits) or Merck (with respect to Merck Transferred Benefit Plans which provide such benefits) for calculating the expense for purposes of FAS 112 for 1997; provided, however, that the calculation of liabilities for long-term disability plans shall include liability for any employee who has commenced or is eligible to commence benefits under a short-term disability plan maintained by his or her employer as of the Closing Date and becomes eligible to receive, after the Closing Date, benefits under a long-term disability plan of the Merial Venture as a result of such pre-Closing disability, provided that such disability is continuous in accordance with the terms of the applicable plan; (iv) the calculation of other liabilities for RM Transferred Benefit Plans and Merck Transferred Benefit Plans which are medical or dental plans shall be based on claims for treatment or services received or other expenses incurred prior to the Closing and reported prior to December 31, 1997; (v) liabilities for RM Transferred Benefit Plans and Merck Transferred Benefit Plans which are bonus plans shall be equal to a pro rata portion (based on the percentage of the bonus period up to and including the Closing Date) of the bonus that is paid with respect to the full bonus period; and (vi) the liability for any RM Transferred Benefit Plan or Merck Transferred Benefit Plan not covered by clauses (i) through (v) above including any and all such plans maintained outside of the U.S., shall be determined using generally accepted actuarial or accounting principles, and using such actuarial or other assumptions as may be necessary, and as agreed to by RP and Merck. Pre-Closing Benefit Liabilities shall be calculated by the plan actuary for the plan at issue (or if there is no plan actuary, by the actuary or accountant appointed by the plan sponsor); provided, however, that if Merck or RP dispute the determination of such liabilities made by such actuary (or accountant, as applicable), Merck and RP shall jointly choose an actuary or accountant, as applicable, to perform such calculation and the determination of the jointly chosen actuary or accountant, as applicable, shall be binding on RP and Merck. Pre-Closing Benefit Liabilities shall exclude RM Pre-Closing Taxes and Merck Pre-Closing Taxes.
     “Pre-Closing Tax Period” in relation to a Person means all taxable periods of that Person ending on or before the Closing Date.
     “Principal” means each of RP and Merck, which are together the “Principals.”
     “Product Liability” means any Damages that arise as a result of, or in connection with, the use by a Third Party of a Merial Venture Product.
     “Product Registration” means, with respect to a product, the product registration (final and pending) or any other authorizations of Public Authorities necessary to market such product in any country.
     “Product Rights” means, with respect to a product and its marketing, distribution and sale in a country, (i) the Product Registrations, and (ii) all product trademarks, service marks, trade dress and copyrights necessary to market, distribute and sell such product in that country.
     “Public Authority” means any supranational, national, regional, state or local government, court, tribunal, governmental agency, authority, board, bureau, instrumentality or regulatory body.
     “Qualified Future Other JVs” means Other JVs for so long as no member or representative of the Merck Group or the RP Group, as applicable, initiates or takes other affirmative action to cause such Other JV to commence an Animal Health Business or

Poultry Genetics Business other than (a) de minimis activities that are incidental to the principal business or businesses of such Other JV or (b) which result from the exploitation of a product (including for the Animal Health or Poultry Genetics Business) invented or developed in the principal business or businesses (i.e. non Animal Health or Poultry Genetics Business) of such Other JV.
     “Receivables” of any person means any and all accounts receivable of such person and all notes and other amounts receivable by such person from third parties, including, without limitation, customers and employees, whether or not in the ordinary course of business, together with any unpaid financing charges accrued thereon; provided that “Receivables” of any of Merck or its Subsidiaries shall mean only such receivables as constitute Merck Contributed Assets.
     “Representative” of a Member has the meaning set forth in Section 4.2(d).
     “Research Agreements” means, collectively, the Merck Research Agreement, the RPR Research Agreement, the RP Ag Research Agreement and the PMSV Research Agreement.
     “Retained Inventory” shall have the meaning set forth in Section 5.1(a)(ii)(C).
     “Retained Receivables” shall have the meaning set forth in Section 5.1(a)(ii)(C).
     “Retirement Cost” shall have the meaning set forth in Section 7.1(b).
     “Retroactive Closing Mechanism” shall have the meaning set forth in Section 6.3(a).
     “Retroactive Closing Financial Statements” shall have the meaning set forth in Exhibit XIX hereto.

     “Returns” means all returns, reports, declarations, estimates, information returns, statements and forms of any nature regarding Taxes, including remittance advice, required to be filed with any Taxing Authority.
     “Rhône-Poulenc” has the meaning set forth in the introduction to this Agreement.
     “RM” has the meaning set forth in the introduction to this Agreement.
     “RM Accrued Tax Liabilities” has the meaning set forth in Section 5.2(b).
     “RM Benefit Plan” means each Benefit Plan (other than RM Employee Agreements) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by RP, any of its Subsidiaries or any RM ERISA Affiliate for the benefit of any RM Employee, and pursuant to which RP, any of its Subsidiaries or any RM ERISA Affiliate has or may have any liability, contingent or otherwise.
     “RM Contributed Liabilities” means all of the obligations or Liabilities of RM or any of its Subsidiaries (whether or not reflected on the RM Financials or the books and records of RM or any of its Subsidiaries).
     “RM Employee” means each current, former, or retired employee of an RM Transferred Subsidiary together with those employees listed on Schedule 8.18A-2.
     “RM Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between RP or any of its Subsidiaries and any RM Employee pursuant to which RP or any of its Subsidiaries has or may have any liability contingent or otherwise.
     “RM ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with RP within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with RP under Section 414(o) of the Code, or is under “common control” with RP, within the meaning of Section 4001(a)(14) of ERISA.
     “RM Financials” has the meaning set forth in Section 8.5. The RM Financials are attached as Exhibit XVII.
     “RM Intercompany Debt” has the meaning set forth in Section 5.2(b).
     “RM Outstanding Debt” has the meaning set forth in Section 5.2(b).
     “RM Plans” has the meaning set forth in Section 7.1(e).
     “RM Pre-Closing Taxes” has the meaning set forth in Section 14.11(a).
     “RM Proprietary Rights” has the meaning set forth in Section 8.11(b).
     “RM Transferred Benefit Plan” means each RM Benefit Plan sponsored, maintained, or contributed to by an RM Transferred Subsidiary.
     “RM Transferred Foreign Pension Plan” means each RM Transferred Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA but that is not subject to Title I or IV of ERISA pursuant to Sections 4(b)(4) and 4021(b)(7) of ERISA.
     “RM Transferred Pension Plan” means each RM Transferred Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA.
     “RM Transferred Subsidiaries” means, collectively, RM and each Subsidiary of RM listed in Schedule 2-11 hereto.

     “RM U.S. Employees” has the meaning set forth in Section 7.1(e).
     “RM 401(k) Plan” has the meaning set forth in Section 7.1(e).
     “RP” means Rhône-Poulenc S.A. or any Successor Entity thereto.
     “RP Adjustment Products” has the meaning set forth in Section 6.4(b).
     “RP Ag” means Rhône-Poulenc Agrochimie S.A.
     “RP Ag Manufacturing Supply Price Formula” means the Manufacturing Supply Price Formula annexed as Exhibit 3 to the RP Ag Supply Agreement.
     “RP Animal Health Executive” means the individual named in Schedule 2-12 and any duly appointed successor to such individual, notified in writing by RP to Merck and Merial.
     “RP Breach” has the meaning set forth in Section 14.2(b).
     “RP Company” means any of RP or its Subsidiaries.
     “RP Contributed Debt” has the meaning set forth in Section 5.2(b).
     “RP Finance” has the meaning set forth in Section 1.3(a).
     “RP Group” means RP, together with all its Subsidiaries.
     “RP Member” means the Member that is a Subsidiary of RP which shall, subject to sections 17.1 and 17.2, be IM.
     “RP Restructuring Event” means any transaction or series of related transactions pursuant to which (i) any of RP Ag, PMSV or RPR ceases to be a Subsidiary of RP, or

(ii) all or substantially all of the assets of any of RP Ag, PMSV or RPR are sold or otherwise transferred to a Third Party.
“RPR” means Rhône-Poulenc Rorer S.A.
“SAS” means société par actions simplifiée.
“Special Dividend” has the meaning set forth in Section 6.2(a).
     “Straddle Period” means, in relation to a Person, the taxable period of that Person that includes the Closing Date.
     “Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, company, association, trust or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or analogous interests are, at the time such determination is being made, owned, Controlled or held by the parent and/or one or more other Subsidiaries of the parent, or (b) which is, at the time such determination is made, otherwise Controlled, by the parent and/or one or more other Subsidiaries of the parent; provided that it shall be deemed that (i) as from the Closing Date, none of the Merial Venture Companies shall be a Subsidiary of either Merck or RP; and (ii) none of the Existing Other JVs or Qualified Future Other JVs shall be a Subsidiary of either Merck or RP.
     “Successor Entity” has the meaning set forth in the definition of Change of Control above.
     “Supply Agreements” means, collectively, the Merck Supply Agreement and the RP Ag Supply Agreement.
     “Tax” means any tax, including, without limitation, income (net or gross), corporations, capital gains, gross receipts, franchise, estimated, alternative, minimum,

add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax, levied by any Taxing Authority.
     “Taxing Authority” means any governmental authority, including, but not limited to agencies of the European Union, the United States federal government, the government of the French Republic, the government of the United Kingdom, or the government of any other country, and any political subdivision of any of the foregoing, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.
     “Tax Benefit” means any items of loss, deduction or credit or any other item to the extent such item decreases Taxes paid or payable including any interest and penalty with respect thereto or interest that would have been payable but for such item.
     “Tax Matter” means any Tax matter, including any audit, examination, assessment, notice of deficiency or other adjustment or proposed adjustment, or administrative or judicial proceeding, the settlement of any of the foregoing, or the filing of any amended return.
     “Third Party” means a person who or which is neither a Merial Venture Company nor a Merck Company nor an RP Company.
     “Third Party Claim” has the meaning set forth in Section 14.7(a).
     “Transactions” means, collectively, all the transactions contemplated by this Agreement and the Ancillary Agreements.
     “Transferred Subsidiaries” means, collectively, the RM Transferred Subsidiaries and the Merck Transferred Subsidiaries.

     “U.S.” means the United States of America.
     “U.S. Animal Health Employees” has the meaning set forth in Section 7.1(f).
     “U.S. Person” means any company or other Person that is formed or domesticated under the laws of any state of the United States of America.

ARTICLE III
MERIAL VENTURE COMPANIES
SECTION 3.1. Merial
     (a) Merial as Principal Entity. Merial shall be the parent company of the Merial Venture. Any entity created by Merial or any Merial Venture Company in any country to conduct Merial Venture Business operations shall be a Subsidiary of Merial.
     (b) Location of Offices. The principal office of Merial shall be in London, England.
SECTION 3.2. Reorganization of Subsidiaries Prior to Closing
     Prior to the Closing, the following actions shall be taken:
     (a) Merck shall cause each of the Merck Transferred Subsidiaries that is a U.S. Person to be reorganized as a limited liability company which is not classified as an association taxable as a corporation for U.S. federal income tax purposes.
     (b) RP shall cause RM to be reorganized as a SAS, which is not classified as an association taxable as a corporation for U.S. federal income tax purposes. RP shall cause such reorganized entity to be wholly owned by Merial, except for one share therein which will be owned by a newly-formed single member Delaware limited liability company which is not classified as an association taxable as a corporation for U.S. federal income tax purposes, which shall itself be wholly owned by Merial.
     (c) RP shall cause the share ownership of all the Subsidiaries of Rhone Merieux, Inc. that are not U.S. Persons to be transferred to Merial or to Subsidiaries of Merial that are not U.S. Persons, it being understood that RP shall not be required to cause any such transfer which would result in an aggregate (for all such transfers) adverse tax consequence for the RP Group in excess of [*].
     (d) IM shall cause Merial to elect classification as a partnership for U.S. federal income tax purposes.

ARTICLE IV
GOVERNANCE
     Merial is, as at the date hereof, an English private company limited by shares governed by the Laws of England and Wales and shall, as of the Closing, be governed by the Association Documents. As of the Closing, Merial will, pursuant to the Delaware Act, be domesticated in Delaware as a Delaware limited liability company governed by the LLC Agreement and, to the extent applicable, Delaware Laws. To the extent that the provisions of English Laws governing Merial and the provisions of Delaware Laws governing Merial are not identical, the Directors and the Members shall take such steps as are reasonably required to ensure that Merial complies with both such Laws. Merial is, in addition, otherwise subject to the relevant provisions of this Agreement.
SECTION 4.1. Company Bodies of Merial
     The company bodies of Merial are:
•	the members of Merial acting through a meeting of the Members or a unanimous written resolution (the “Members’ Meeting”),

•	the Board of Directors, and

•	the Executive Officers.
SECTION 4.2. Members’ Meeting
     (a) Members’ Meeting as Ultimate Authority of Merial. The Members’ Meeting shall be the ultimate authority of Merial. Certain fundamental decisions affecting Merial shall require the approval of the Members’ Meeting.
     (b) Resolutions of the Members’ Meeting. The following actions shall require a resolution of the Members’ Meeting:

     (i) the dissolution or winding up of, or any merger, joint venture or partnership involving, or the acquisition or reorganization of, Merial;
     (ii) any arrangement for the acquisition of all or substantially all of the assets or undertakings of Merial;
     (iii) any modification of the Association Documents or the LLC Agreement, including, without limiting the generality of the foregoing, any increase or decrease of Merial’s authorized share capital or the issuance by Merial of any securities or interests, or any options, warrants or other rights to acquire such securities or interests;
     (iv) the undertaking of any significant business activities outside the scope of the Merial Venture Business;
     (v) the approval of the annual financial statements (including income and cash flow statements and balance sheet) of Merial;
     (vi) the payment or declaration of any dividend or distribution or the entering into of any transaction by reference to, or which will have the effect of reducing, Merial’s Distributable Profits, except as expressly contemplated by this Agreement, and in particular by Article VI ;
     (vii) any request for capital contributions by the Members;
     (viii) the appointment or removal of the auditor(s) of Merial;
     (ix) any matter put to the Members’ Meeting for its resolution by the Board of Directors or either of the Members; and
     (x) all other matters required by applicable Laws to be decided or approved by the Members.

     (c) Unanimous Vote in the Members’ Meeting. Decisions of the Members’ Meeting shall require the agreement of both Members.
     (d) Selection of Representatives. Each of the Members shall designate, prior to or at the commencement of the Closing Meeting, either (A) one representative who shall be authorized to cast such Member’s vote at all meetings of the Members until another individual is designated to cast such vote or (B) several representatives, each of whom shall be authorized to cast such Member’s vote at the meetings which shall be specified in such representative’s designation, and, for each such representative, until another individual is designated to cast such vote. Each such designation may specify the terms of any substitution (as in the case of absence or otherwise). A memorandum in the form set out in the Association Documents recording such designation shall be made in writing and delivered to the other Member, and details of the relevant designation may be read into the minutes of the meeting at the commencement of the meeting and the memorandum thereafter so delivered. The vote of a Member’s designated representative or of the substitute for such representative, if applicable (such designated representative or substitute being the “Representative”), in the Members’ Meeting shall in all cases be deemed to be the decision of such Member. Any appointment by or notification of either such Representative under this Article IV shall in all cases be deemed to be the appointment by or notification of the respective Member.
     (e) Voting by the Members in the Members’ Meeting. Each of the Members shall at all times exercise or cause to be exercised all of its powers and votes as a member of Merial such that Merial shall comply with all obligations under and implement all provisions of this Agreement, the LLC Agreement and the Association Documents, as validly amended from time to time.
     (f) Members’ Meetings. Non-voting representatives of either Member may attend any Members’ Meetings in addition to the Representatives. A quorum shall exist in a Members’ Meeting if Representatives of both Members are present. Decisions may also be taken by the Members’ Meeting by unanimous written resolution of both Members.

     (g) New Members’ Meeting in Case of Inability to reach a Decision. If, with respect to a specific matter, the Members are unable to reach a decision in the Members’ Meeting, then each Member has the right to request a new Members’ Meeting to discuss the same matter. Such new Members’ Meeting shall occur within thirty (30) days after the date of the last Members’ Meeting.
     (h) Deadlock, Conciliation. If at such second Members’ Meeting, the Members are still deadlocked with respect to said matter, within seven (7) days thereafter the matter shall be referred for resolution pursuant to the terms of Section 18.1 to the RP Animal Health Executive and the Merck Animal Health Executive.
     (i) Discussion of Agenda Prior to Members’ Meeting. At the request of either Member, the points of the agenda shall be discussed between representatives of the Members prior to any Members’ Meeting.
     (j) Calling for a Members’ Meeting. A Members’ Meeting may be called by the Board of Directors or by any Member. Members’ Meetings shall take place at the registered office of Merial unless another location is agreed upon by both Members.
     (k) Annual Members’ Meeting. Subject to the requirements of the Companies Act, the annual Members’ Meeting shall be held within six (6) months after the end of each Fiscal Year. It shall consider the approval of Merial’s annual financial statements, the allocation (in accordance with the other provisions of this Agreement) of any Distributable Profits and the appointment of Merial’s auditors, when required.
SECTION 4.3. Board of Directors
     (a) Powers of the Board of Directors. The fundamental policies and the strategy of Merial shall be determined by its board of directors (the “Board of Directors”). The Board of Directors shall have responsibility for approving the annual budget and Business Plan and shall oversee their implementation by the Executive Chairman and the other Executive Officers. Except for matters requiring the approval of the Members’ Meeting and subject to the Members’ Meetings’ decisions, the Board of Directors shall have the responsibility for making all significant decisions of Merial. In particular, Merial shall not do, either directly or indirectly, any of the following with respect to the Merial Venture without the prior approval of the Board of Directors:
     (i) take any action that affects the ownership or nature of the share capital of RM or the nature of the share capital of Merial, it being understood that any change in the ownership of the share capital of Merial shall be deemed for the purposes of this Section 4.3(a)(i) not to affect the ownership or nature of the share capital of RM or the nature of the share capital of Merial (the Directors appointed by the RP Member being hereby reminded by RP that they should, prior to participating in such approval or taking any other action affecting the RP Member’s ownership interest in Merial, consult with tax counsel and may wish to obtain confirmation from the French Direction Générale des Impôts of the effect of such action on the agrément fiscal described in Section 11.2(b) and any potential for substantial Taxes to be imposed on RP);
     (ii) except as previously approved in writing in the annual budget, invest in, acquire or dispose of assets or businesses in any manner, or encumber assets in any manner, or incur or assume any indebtedness, enter into long term contracts, or generally undertake any other matter of extraordinary importance or particular strategic importance, in one transaction or a series of related transactions, in each case in excess of [*];
     (iii) subject to Section 4.3(a)(1), acquire, purchase, subscribe for, dispose of or transfer any shares, debentures, partnership interest or other interests in or securities of (or any interest therein) any Person, in one transaction or a series of related transactions, in each case in excess of [*];
     (iv) approve Merial’s annual financial statements prior to their submission to the Members’ Meeting;

     (v) form, sell, dissolve, liquidate or terminate any Merial Venture Company or take any company action in connection therewith;
     (vi) undertake or terminate any major research or development program;
     (vii) initiate or settle any significant litigation or provide any undertaking (except in the ordinary course of business) to a Public Authority;
     (viii) appoint, remove or replace any of the Executive Officers;
     (ix) enter into any agreement providing for (A) the sale or licensing out of any potentially significant Intellectual Property; or (B) the purchase or licensing in of any Intellectual Property involving the payment or potential payment of more than [*];
     (x) change any of the accounting principles or practices to be applied in the preparation of financial statements or change Merial’s accounting reference date;
     (xi) determine the remuneration and other terms and conditions of employment of any of the Executive Officers of Merial, except as applicable to employees generally;
     (xii) enter into (except for the Ancillary Agreements to be entered into as provided in this Agreement) or terminate or amend or waive any material term or condition under any contract or transaction between any Merial Venture Company, on the one hand, and either an RP Company or a Merck Company, on the other;
     (xiii) provide any loan or advance or credit (other than customary trade credit) to, or incur any guarantee, surety, indemnity, Encumbrance or other obligation in favor of, any RP Company or Merck Company;

     (xiv) make aggregate (across all Merial Venture Companies) charitable contributions in any year in excess of [*];
     (xv) enter into, or terminate or amend or waive any material term or condition under, any employment or other contract with any Executive Officer or with any other employee of Merial whose annual emoluments are reasonably expected to exceed [*], create or adopt new employee benefit or general bonus plans or materially amend existing employee benefit or bonus plans, except as required to comply with the terms of this Agreement, or make loans or severance payments to employees except in accordance with policies previously approved by the Board of Directors or with the terms of this Agreement;
     (xvi) approve and implement, or disapprove, any corrective, preventive or remedial plan in response to an Environmental Liability at any site where the total projected costs of such plan (including all phases of such plan responding to the Environmental Liability) at such site are expected to exceed [*];
     (xvii) the issuance by any Subsidiary of Merial of any equity securities or interests, or any options, warrants or other rights to acquire such equity securities or interests; and
     (xviii) any other matter required by applicable Laws to be decided upon or approved by the Board of Directors.
     (b) Formation and Members of the Board of Directors. At the Closing, a Board of Directors shall be formed for Merial which shall consist of six (6) members. Three (3) members shall be appointed by the RP Member and three (3) members shall be appointed by the Merck Member, each for a term of office of six (6) years (each, a “Director”, and together, the “Directors”). The right of the RP Member and the Merck Member to appoint Directors shall include the right to remove and to replace Directors they have each appointed.

     (c) Executive Officers not Directors. None of the Executive Officers shall be Directors or shall have the right to vote at any meeting of the Board of Directors.
     (d) Executive Chairman and CEO to be Observers. Unless the Board of Directors expressly decides otherwise with respect to a particular matter or meeting, the Executive Chairman and, for so long as there is one, the CEO shall be observers of the Board of Directors, with the right to be notified of, to attend and to be heard at every meeting of the Board of Directors.
     (e) Agenda for and Chairing of Meetings. The agenda for meetings of the Board of Directors shall be prepared by the secretary of Merial and shall include all matters proposed by either Member. Each meeting of the Board of Directors shall be chaired by one Director, who shall be named in the agenda for the meeting. The Closing Meeting shall be chaired by a Director nominated by IM. The following meeting of the Board of Directors shall be chaired by a Director nominated by Merck SH and, thereafter, each meeting shall alternatively be chaired by a Director appointed by the RP Member and a Director appointed by the Merck Member.
     (f) Quorum in Meetings of the Board of Directors, Unanimous Vote. A quorum shall exist in a meeting of the Board of Directors if at least four (4) Directors, two (2) nominees of the RP Member and two (2) nominees of the Merck Member, are present or represented. Resolutions of the Board of Directors shall only be valid if passed unanimously by all the Directors present at a meeting.
     (g) New Meeting in Case of Inability to Reach a Decision. If, with respect to a specific matter, the Board of Directors is unable to reach a decision in a meeting of the Board of Directors, then any Director has the right to request a new meeting to discuss the same matter. Such new meeting of the Board of Directors shall occur within thirty (30) days after the date of the last meeting.
     (h) Deadlock, Conciliation. If, at such second meeting of the Board of Directors, unanimity cannot be reached and the Board of Directors is still deadlocked,

within seven (7) days after such meeting the matter shall be referred for resolution pursuant to the terms of Section 18.1 to the RP Animal Health Executive and the Merck Animal Health Executive.
     (i) Meetings of the Board of Directors. The Board of Directors shall meet at least three (3) times per calendar year and at such other times as may be requested by any Director. Meetings shall be in person and take place at the registered office of Merial or in any other manner by which all persons participating in the meeting may hear and speak to each other, unless all of the Directors agree otherwise. Alternatively, decisions of the Board of Directors may be taken by unanimous written resolution of all the then-incumbent Directors.
     (j) Minutes of Meetings of the Board of Directors. All meetings of the Board of Directors shall be recorded in minutes reflecting the place and date of the meeting, the participants therein, the items on the agenda, the material contents of discussions and the resolutions adopted by the Board of Directors. The minutes shall be signed by the Director chairing the meeting pursuant to Section 4.3(e) and by at least one Director nominated by the other Member, and a copy of the minutes shall be delivered to each Director, to each Member, to the Executive Chairman and, for so long as there is one, to the CEO.
     (k) Committees
     Subject to the general oversight and authority of the full Board of Directors, the following committees of the Board of Directors shall be established and maintained:
     (i) an Audit Committee, which shall consist of four persons appointed by the Board of Directors, two of whom shall be appointed by each of the Members and which shall be responsible for (aa) reviewing the accounts and accounting policies of Merial, (bb) meeting with Merial’s auditor(s) to review accounting issues, (cc) discussing potential distributions, and (dd) for presenting the yearly financial statements of Merial to the Board of Directors for its consideration, and shall have such powers as the Board of Directors may delegate to it from time to time;
     (ii) a Compensation Committee, which shall consist of four persons two of whom shall be appointed by each of the Members, and which shall be responsible for reviewing the executive and employee compensation policies of Merial and for proposing employee benefit plans and arrangements to the Board of Directors for its consideration, and shall have such powers as the Board of Directors may delegate to it from time to time;
     (iii) a Financing Committee, which shall consist of four persons two of whom shall be appointed by each of the Members, and which shall be responsible for reviewing the financing policies of Merial, including generally Merial’s capital and debt structure, capital expenditures and other matters of a financial and tax nature to be discussed by the Board of Directors, and for presenting resolutions relating to financing to the Board of Directors for its consideration, and shall have such powers as the Board of Directors may delegate to it from time to time; and
     (iv) an Executive Committee, of two persons, consisting of one Director appointed by each of the Members, and which shall assist the Executive Chairman, the CEO, and the Board of Directors in order to facilitate and expedite decision making by the Board of Directors, and shall have such powers as the Board of Directors may delegate to it from time to time.
     The Board of Directors may delegate any of its powers to any other committee, temporary or permanent, as it deems appropriate.
     (1) Limitations on Directors’ Duties. Merck agrees that it shall not (and shall cause its Subsidiaries not to), in relation to any Directors appointed by the RP Member, and RP agrees that it shall not (and shall cause its Subsidiaries not to), in relation to any Directors appointed by the Merck Member, take any action against such Director for negligence, default, breach of duty or breach of trust on the grounds that such negligence, default, breach of duty or breach of trust arose by virtue of the Director acting in accordance with the instructions of the Member appointing such Director. Merck, the Merck Member, RP and the RP Member agree that, in the event of any Director acting in accordance with the instructions, or in the interests of, the Member appointing such Director, then any resultant dispute shall be considered to be a dispute between the Parties to be resolved exclusively in accordance with the provisions of Article XVIII hereof.
SECTION 4.4. The Executive Chairman. CEO and other Executive Officers
     (a) Day-to-Day Management of the Merial Venture. Except for matters requiring the approval of the Members’ Meeting or of the Board of Directors, and subject to the decisions of the Members’ Meeting and of the Board of Directors, the Executive Chairman of Merial (the “Executive Chairman”) shall have the responsibility and authority to manage and operate the day-to-day business of Merial with the assistance of the other Executive Officers and in accordance with Merial’s current annual budget and Business Plan.
     (b) Appointment of the Executive Chairman
     (i) The Executive Chairman’s term of office shall have a duration of two years.
     (ii) The Person designated as initial Executive Chairman (the “Initial Chairman”) in Schedule 4.4 shall be nominated by the Merck Member and shall be appointed as Executive Chairman of Merial as of the Closing Date. At the expiry of his term of office, the parties intend that the Initial Chairman shall no longer be an officer or employee of the Merial Venture and at that time may return to a position within Merck. At the expiry of the Initial Chairman’s term of office, a new Executive Chairman shall be appointed by the RP Member, subject to the consent of the Merck Member (which consent shall not be unreasonably withheld). The RP Member shall communicate in writing its choice of Executive

Chairman to the Merck Member at the latest one (1) month prior to the end of the Initial Chairman’s term of office.
     (iii) Subsequent Executive Chairmen shall be appointed by the Board of Directors, which shall also have the right to remove and replace the Executive Chairman.
     (c) Responsibilities of the Executive Chairman. The Executive Chairman shall be the head of the executive organization of the Merial Venture and (subject to Sections 4.2(b) and 4.3(a)) shall have the full authority to represent and bind Merial. The Initial Chairman appointed pursuant to the first sentence of Section 4.4(b)(ii) shall, in particular, be responsible for overseeing and managing the research and development and corporate staff functions and Poultry Genetics Business activities of the Merial Venture. The Executive Chairman shall also be responsible for strategic planning, including the preparation and presentation to the Board of Directors of Merial’s annual budget and its rolling three (3) year business plan (the “Business Plan”). The Business Plan shall set forth the goals, strategies and action plans of the Merial Venture over the current Fiscal Year and the two succeeding Fiscal Years, and shall include sub-plans for investment, research and development, manufacturing, marketing and personnel. The Members may at any time alter the duration or scope of the Business Plan. The Executive Chairman shall report to the Board of Directors.
     (d) Appointment of other Executive Officers. Merial shall have such other executive officers in addition to the Executive Chairman (together with the Executive Chairman, each an “Executive Officer” and, collectively, the “Executive Officers”) as shall be determined by the Board of Directors after receiving the recommendation of the Executive Chairman (it being understood that the Board of Directors may nominate Executive Officers other than those recommended by the Executive Chairman). The list of initial Executive Officers is set forth in Schedule 4.4. The Board of Directors shall have the power to appoint, remove and replace any of the Executive Officers.

     (e) Appointment of the Chief Executive Officer (the “CEO”). The person designated as CEO in Schedule 4.4 shall be nominated by the RP Member and shall be appointed as CEO of Merial for a two year term of office as of the Closing Date. At the expiry of such term of office, unless the Board of Directors expressly decides otherwise, the position of CEO shall be terminated, and all the responsibilities of the CEO shall be combined with those of the Executive Chairman.
     (f) Responsibilities of the CEO. The CEO appointed pursuant to Section 4.4(e) shall be responsible for overseeing and managing the sales, marketing and manufacturing activities of the Merial Venture, and shall have other specific responsibilities and authority as delegated to him from time to time by the Executive Chairman. The CEO shall report to the Executive Chairman.

ARTICLE V
CONTRIBUTIONS TO THE MERIAL VENTURE
CERTAIN TAX MATTERS
SECTION 5.1. Contributions of Assets and Assumption of Liabilities
     (a) Merck Contribution. On the terms and subject to the conditions of this Agreement (and subject specifically to the representations, warranties and covenants made by Merck in this Agreement) and the Merck Transfer Agreement, and subject to subsections (i), (ii) and (iii) below and to Sections 11.2(c) and 11.6, (x) Merck shall, on or prior to the Closing Date or as soon thereafter as practicable as provided in Section 5.1(a)(ii), assign, transfer, convey and deliver (by merger, sale or otherwise) to Merial or its Subsidiaries, or cause to be assigned, transferred, conveyed and delivered (by merger, sale or otherwise) to Merial or its Subsidiaries, all of the Merck Contributed Assets, and (y) Merial (or its relevant Subsidiary) shall, on the Closing Date, assume and agree to pay, perform, fulfill and discharge when due all of the Merck Contributed Liabilities.
     (i) U.S. Assets and Liabilities. Merck shall, on or prior to the Closing Date, assign, transfer, convey and deliver to Merck Transitory LLC: (A) the entirety of the assets and liabilities of Hubbard Farms, Inc., together with all of Hubbard Farms, Inc.’s direct and indirect ownership interests in each of its Subsidiaries except as indicated in Schedule 2-8 (such transaction to be effected in accordance with Section 1.3(a)(i)(B)), (B) to the extent indicated in Schedules 10.12 and 10.13, all of the Product Registrations and trademark registrations and trademark applications included in the Merck Contributed Assets that are owned by Merck or a Subsidiary of Merck that is a U.S. Person, (C) all other Merck Contributed Assets not covered by (A) and (B) above that are located in or registered in the U.S., including real estate or personal property, or that are owned by Merck or a Subsidiary of Merck that is a U.S. Person (other than the Retained Receivables and the Retained Inventory, as defined in Section 5.1(a)(ii)(C)), (D) all of the contracts included in the Merck Contributed Assets to which Merck or a Subsidiary of Merck that is a U.S. Person is a party (the assets listed in (A) through (D) together being the “Merck Contributed U.S. Assets”). Merck Transitory LLC shall, on or prior to the Closing Date, assume and agree to pay, perform, fulfill and discharge when due all of the Merck Contributed Liabilities reasonably attributable to the Merck Contributed U.S. Assets contributed to Merck Transitory LLC or their ownership or operation. The Parties understand that the contribution of the entirety of the assets and liabilities of Hubbard Farms, Inc. to Merck Transitory LLC will result in Merial being engaged in both the Animal Health Business and the Poultry Genetics Business. Merial shall create separate divisions within the Merial Venture for each of these businesses and shall prepare stand-alone financial statements for each division.
     (ii) Non-U.S. Assets and Liabilities.
     (A) Purchase of Assets and Assumption of Liabilities.
     (1) Valuation. Prior to the Closing, the Principals will agree on the aggregate fair market value of all the Merck Contributed Non-U.S. Assets (other than the cash and cash equivalent items included in such assets) net of the Merck Contributed Liabilities (other than the Merck Contributed Debt and the Merck Accrued Tax Liabilities (as defined in Section 5.1(a)(ii)(B)) reasonably attributable to such assets that will be purchased by Merial or any of its Subsidiaries (such value, after netting, being the “Merck Non-U.S. Net Assets Value”). For purposes of calculating the Merck Non-U.S. Net Assets Value, [*]

[*].
     (2) Purchasing Entity. Merial or the appropriate Merial Subsidiaries agreed upon by the Principals (which generally shall be the Merial Subsidiaries located in the country in which each such asset is to be used) shall purchase each Merck Contributed Non-U.S. Asset from the Merck Subsidiary that owns such asset. Merial shall, and shall cause each of its Subsidiaries that has purchased any Merck Contributed Non-U.S. Assets to, on the Closing Date, assume and agree to pay, perform, fulfill and discharge when due all of the Merck Contributed Liabilities reasonably attributable to such purchased Merck Contributed Non-U.S. Assets or their ownership or operation.
     (3) Consideration for Purchase. The aggregate consideration for the Merck Non-U.S. Assets shall be cash in an amount equal to the Merck Cash Contribution Amount as defined in and contributed by Merck pursuant to Section 5.1(a)(ii)(B) and/or promissory notes issued to the selling Merck Subsidiaries, in accordance with the provisions of this Section 5.1(a)(ii)(A)(3). To the extent the actual aggregate purchase price paid for all the Merck Contributed Non-U.S. Assets pursuant to clause (1) above exceeds the Merck Cash Contribution Amount (as defined in Section 5.1(a)(ii)(B)), or to the extent the Principals otherwise agree, purchases of the Merck Contributed Non-U.S. Assets by Merial and the Merial Subsidiaries may be made with promissory notes issued to the selling Merck Subsidiaries.
     (4) Timing of Purchase. Each of the Parties shall (and shall procure that their respective Subsidiaries shall) cooperate and use commercially reasonable efforts (x) to give effect to, on the Closing Date, the purchase and sale of all the Merck Contributed Non-U.S. Assets and the assumption of the Merck Contributed Liabilities reasonably attributable thereto in accordance with this Section 5.1(a)(ii)(A), and (y) to the extent it is not possible (including by reason of not having obtained required approvals from appropriate Public Authorities and/or having completed workers’ council consultations or similar processes under applicable Laws) or reasonably practicable to purchase and sell certain Merck Contributed Non-U.S. Assets or to assume the Merck Contributed Liabilities reasonably attributable thereto effective as of the Closing Date, to give effect to the purchase and sale of each such asset and the assumption of such Liabilities (the “Delayed Purchase Assets”)

in accordance with this Section 5.l(a)(ii)(A) as soon as reasonably practicable following the Closing.
     (5) Expenses of Purchase. Each of the purchase agreements giving effect to the purchase of Merck Contributed Non-U.S. Assets (whether concurrently with or after the Closing) shall provide that all of the costs and expenses associated with such purchase (other than the specified consideration for such purchase), including the costs and expenses of counsel and other advisors, and all registration, transfer or stamp duties and other comparable duties and Taxes, but excluding any allocation for salaries, shall be paid by the seller (Merck or a Merck Subsidiary, as the case may be), and that to the extent any of such costs or expenses has been incurred by the purchaser or any of its Affiliates (Merial or a Merial Subsidiary, as the case may be), the seller shall indemnify the payor thereof for such costs or expenses.
     (B) Merck Cash Contribution Amount. Merck shall, on or prior to the Closing Date, contribute cash to Merck Transitory LLC in an amount (the “Merck Cash Contribution Amount”) equal to the amount, if any, by which the Merck Non-U.S. Net Assets Value exceeds the “Merck Estimated Available Contributed Debt”, as defined below. The “Merck Estimated Available Contributed Debt” shall be the amount equal to [*] (the “Merck Negotiated Debt”) plus an estimate of the “Merck Closing Cash” (as defined below) less the sum of (w) an estimate of the “Merck Accrued Tax Liabilities” (as defined below), (x) an estimate of the “Merck Other Debt” (as defined below), (y) the value of the Retained Receivables (as defined in Section 5.1(a)(ii)(C)) and (z) the value of the Retained Inventory (as defined in Section 5.1(a)(ii)(C)).
     The “Merck Closing Cash” shall be equal to the cash and the fair market value of cash equivalent items that are included in the Merck

Contributed Assets, but shall exclude the Merck Asset Sale Proceeds, as defined in Section 10.9(a).
     The “Merck Accrued Tax Liabilities” shall be the amount equal to the net (after netting the payables and the receivables) accrued Liabilities for Taxes (excluding deferred Taxes) to the extent they are Merck Contributed Liabilities at the Closing Date.
     The “Merck Other Debt” shall be the amount of Debt at the Closing assumed or otherwise payable by Merck Transitory LLC, Merial or any Merial Subsidiary (without duplication) in favor of Merck (or another Merck Company designated by Merck) or the Debt payable to a Third Party assumed from a Merck Company or owed at the Closing by any Merck Transferred Subsidiary, other than the amount of Debt consisting of the promissory notes (the “Purchase Promissory Notes”) issued by Merial or the appropriate Merial Subsidiaries to purchase Merck Contributed Non-U.S. Assets, the Retained Receivables and the Retained Inventory pursuant to Sections 5.1(a)(ii)(A)(3), 5.1(a)(ii)(C)(l) or 5.1(a)(ii)(C)(2), respectively.
     (C) Retained Receivables and Retained Inventory.
     (1) Retained Receivables. Merck may (in its sole discretion) elect to retain (i.e., not contribute as part of the Merck Contributed U.S. Assets) certain of its Receivables (the “Retained Receivables”) selected by it from among the Receivables that are part of the Merck Contributed U.S. Assets, at face value. To the extent Merck elects to retain Retained Receivables: Merck shall deliver to RP at the Closing a list of the Retained Receivables, which list shall include a description in reasonable detail including the face amount of each such Retained Receivable. Merck shall use commercially reasonable efforts to collect all Retained Receivables within ninety (90) days following the Closing Date. After such ninety (90) day period, Merck shall furnish to Merial a list of all Retained Receivables that remain uncollected, together with all information and supporting documentation which Merck has for each such uncollected Retained Receivable; and Merial shall within five (5) Business Days of receiving such list, information and documentation, purchase all such outstanding Retained Receivables from Merck at the face amount thereof (calculated in U.S.$ at the closing midpoint exchange rates quoted by the London edition of the Financial Times on the Closing Date). Such purchase shall be made, at Merial’s option, with cash and/or with promissory notes issued to the seller.
     (2) Retained Inventory. Merck may (in its sole discretion) elect to retain (i.e., not contribute as part of the Merck Contributed U.S. Assets) certain of its finished goods Inventory (the “Retained Inventory”) selected by it from among the finished goods Inventory of the Merck Contributed U.S. Assets. To the extent Merck elects to retain any Retained Inventory, Merck shall deliver to RP at the Closing a list of the Retained Inventory, which list shall include a description in reasonable detail including a breakdown of the value of such Retained Inventory. For purposes of calculation in this Section 5.1(a), the value attributed to the Retained Inventory shall be calculated in accordance with the Merck Manufacturing Supply Price Formula. On the Closing Date, Merial shall purchase the Retained Inventory from Merck with promissory notes at a fair market value price that to the extent possible excludes any intercompany (between Merck Companies) margin already included in the book value for such Inventories as recorded in the accounts of the selling Merck Company, except for the markup on standard cost and the adjustment provided for in the Merck Negotiated Supply Price. To the extent the Inventories cannot be purchased at a fair market value price that excludes any such margin, the Parties shall use commercially reasonable efforts and negotiate in good faith to find and give effect to a solution (which will not include taking actions that would reduce Merck’s net income below that which Merck would realize if such Inventories were sold at a price calculated according to the Merck Negotiated Supply Price) that will eliminate the effect of the purchase of such Retained Inventory at a price that includes such margin on the net income of RP. To the extent the price at which the Merial Venture ultimately purchases the Retained Inventory exceeds the Merck Negotiated Supply Price, such excess shall be included in the calculation of the Supply Price Adjustment Special Dividend, pursuant to Section 6.7.
     (D) Non-Contributed Subsidiaries. The Parties hereby agree that none of Merck’s interests in Johnson & Johnson MSD Consumer Pharmaceuticals (formerly Centra Healthcare (U.K.)) or Blue Jay CV (Holland) shall be contributed to the Merial Venture. Merck shall defend, indemnify and hold harmless the Merial Venture and (only to the extent RP and its Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture) RP and its Subsidiaries from and against any and all Damages incurred by the Merial Venture or RP and its Subsidiaries arising out of, based upon or resulting from an action or claim brought by a Third Party to the extent arising out of, based upon or resulting from the past, present or future operations of Johnson & Johnson MSD Consumer Pharmaceuticals (formerly Centra Healthcare (U.K.)) or Blue Jay CV (Holland).
     (E) Delayed Purchase Assets. Pending the purchase and sale of a Delayed Purchase Asset and the assumption of the Merck Contributed Liabilities reasonably attributable thereto in accordance with Section 5.1(a)(ii)(A) (collectively, a “Delayed Transfer”):

     (1) Merck shall (or shall cause the relevant Merck Subsidiary to) hold all benefits of such Delayed Purchase Assets to the extent related to the Merial Venture Business as agent for the Merial Venture and promptly pay to Merial (or a Merial Subsidiary that is the expected purchaser of such assets as designated by Merial) without any deduction, set-off or counterclaim, any and all net sums (after netting any amounts contemplated by clause (2) below to the extent not previously paid or reimbursed by the Merial Venture) received by the Merck Company on account of the operation of such Assets; and
     (2) Merial shall (or shall cause the relevant Merial Subsidiary to) (at the Merial Venture’s own cost and for its own account) pay, perform, fulfill and discharge when due all of the Liabilities, costs, expenses and obligations suffered or incurred by Merck or any of its Subsidiaries in respect of the ownership or operation of such Delayed Purchase Asset from the Closing Date until the Delayed Transfer of such Delayed Purchase Asset; provided, however, that Merck (or the relevant Merck Subsidiary) shall be responsible for any Damages payable to a Third Party to the extent such Damages result from Merck’s or any of its Subsidiaries’ negligence, recklessness or willful misconduct in the operation of such Delayed Purchase Asset, which negligence, recklessness or willful misconduct occurred prior to the Delayed Transfer of such Delayed Purchase Asset.
     No effect shall be given to clauses (i) or (ii) above if and to the extent that there is a significant risk that such arrangements would not be in material compliance with applicable Laws if effect were given thereto, in which case the principles set forth in clause (y) of Section 5.1(a)(ii)(A)(4) shall apply, and the Principals and Merial shall cooperate to seek an alternative solution designed to provide the Merial Venture with the material benefits (or the substantial equivalent of the benefits of) such Assets and Liabilities.
     (iii) British United Turkeys, Ltd (“BUT”) (A) Merck shall, subject to the condition specified in (B) immediately below, assign, transfer, convey and deliver to Merck Transitory LLC the entirety of the share capital of BUT; provided, however, that (B) if, as a result of implementing the “BUT Steps”, as defined below, any Merck Company would or would be reasonably likely to recognize taxable gain in excess of [*] with respect to the BUT Steps under the terms of (aa) any amendment to Code § 355 and/or the Treasury Regulations thereunder adopted on or after the date hereof and prior to the Closing, (bb) any proposal of any such legislation or Treasury Regulations made since January 1, 1997, or (cc) any official notice or pronouncement with respect thereto made since January 1, 1997, in the case of any of (aa), (bb) and (cc), indicating that such amendment would have an effective date that would make it applicable to the BUT Steps, the Parties agree that BUT will be transferred directly to Merial by Merck Sharp & Dohme (Holdings) Limited in return for an issue of fixed-rate preference shares (the “Preference Shares”) with a face amount of [*]. The Parties acknowledge that, in either case, BUT shall not be treated as part of the Merck Contributed Non-U.S. Assets pursuant to clause (ii) above. The Parties further agree that, if Merial issues such Preference Shares to Merck Sharp & Dohme (Holdings) Limited, Merial will issue Preference Shares with a face amount of [*] to IM in consideration for IM’s contribution to Merial hereunder of shares of RM with a fair market value equal to the fair market value of the Preference Shares received. The Parties agree that, after said issue, and all other Closing Date share transactions and events, each Principal shall own, directly or indirectly, exactly the same general ownership interest and Preference Share interest in Merial.
     For purposes of this Section 5.1(a)(iii), the “BUT Steps” shall mean all or any part of the following: the distribution of the shares of BUT by its shareholder(s), followed by additional distribution to shareholders, followed by a contribution of the shares of BUT to Merck Transitory LLC, followed by the merger of Merck Transitory LLC with and into Merial. Whether any Merck Company would or would be reasonably likely to recognize taxable gain in excess of [*] with respect to the BUT Steps shall be determined in the good faith judgment of Merck, after having provided to RP all material and relevant information which is reasonably available to Merck.
     If Preference Shares are issued pursuant to clause 5.1(a)(iii)(B) above, the Preference Shares shall remain outstanding in perpetuity (unless and until Merial is liquidated). The Preference Shares shall be entitled to an annual dividend per share such that the aggregate outstanding Preference Shares shall be entitled to an annual dividend of: [*], which shall be paid out of Distributable Profits for each Fiscal Year remaining after payment of the Net Special Dividend, as provided in Section 6.2, and which dividend shall be cumulative (but shall be paid in any event after payment of the Net Special Dividend, as provided in Section 6.2). The Preference Shares shall have the liquidation rights specified in Section 6.11. The Preference Shares shall not be entitled to any voting rights, except any voting rights which are required under applicable Laws. The Preference Shares shall not be transferable, except in connection with a Transfer of a Member’s entire Merial Venture Interest in accordance with Article XVII hereof. The Association Documents shall be modified to the extent reasonably necessary or appropriate to implement this Section 5.1(a)(iii).
     (b) RP Contribution. On the terms and subject to the conditions of this Agreement (and subject specifically to the representations, warranties and covenants made by RP, IM and RM in this Agreement) and the RP Transfer Agreement, and subject to subsections (i), (ii) and (iii) below, IM shall, on or prior to the Closing Date, assign, transfer, convey and deliver to Merial or cause to be assigned, transferred, conveyed and delivered to Merial, the entirety of the share capital of RM, together with all of RM’s direct and indirect ownership interests in each of its Subsidiaries as set forth in Schedule 2-11 hereto. As a consequence, and without limitation, Subsidiaries of Merial shall thereby be obligated to pay, perform, fulfill and discharge when due all of the RM Contributed Liabilities.
     (i) Goubin. The Parties intend that Goubin shall be sold either (x) by the Merial Venture, in which case Merial shall (and shall procure that the other Merial Venture Companies shall) cooperate with RP and provide any information or assistance reasonably requested by RP to find a purchaser for Goubin, or (y) by RP, should RP exercise its call option described in (B) below.
     (A) Goubin Operations Pending Sale. RP hereby represents, as of the date hereof and as of the Closing Date, to Merck, Merck SH and Merial that, since December 31, 1996, Goubin has been operated in the ordinary course of business (including capital expenditures made in accordance with approved programs) consistent with past practice and there has not been any material change in the assets or Liabilities of Goubin (other than the payment of dividends and such approved programs of capital expenditures), including any material contribution of assets by RM or ISA of any kind to Goubin, as compared with the balance sheet of Goubin as of December 31, 1996 set forth in Schedule 5.1B-1. For purposes of this Section 5.1(b)(i), a “material” contribution of assets means a contribution of assets in excess of [*]. Merial covenants that, as of the Closing Date and until the second anniversary of the Closing Date, or the sale of Goubin if earlier, it shall not cause Goubin to take any action that is outside the ordinary course of business consistent with past practice and shall not cause Goubin to incur any additional Debt, except in the ordinary course of business, as compared with the Debt of Goubin as of the Closing Date, provided that Merial may, upon RP’s request and subject to the consent of Merck (which consent shall not be unreasonably withheld), cause an action out of the ordinary course to be taken or a material contribution of assets to be made if necessary to facilitate the sale of Goubin. RP shall indemnify the Merial Venture for any costs and expenses incurred by the Merial Venture in connection with, and shall defend, indemnify and hold harmless the Merial Venture for any Damages incurred by the Merial Venture as a result of, any such action and/or material contribution. RP shall also defend, indemnify and hold harmless the Merial Venture for any and all Damages (but not for any capital accounting loss recorded by the Merial Venture in selling Goubin in accordance with this Section 5.1(b)(i)) arising out of the operation or condition of Goubin before the earlier of (x) the sale of Goubin and (y) the second anniversary of the Closing Date (except for any such Damages payable to a Third Party other than the purchaser (or its Affiliates) of Goubin, to the extent resulting from the negligence, recklessness or willful misconduct of the Merial Venture, including that of the management of Goubin).
     (B) Purchaser and Timing of Goubin Sale.
     (1) At any time on or prior to the second anniversary of the Closing Date, if a firm offer to purchase Goubin is received from a Third Party (which may include the employees of Goubin) at a price that is acceptable to RP and that is greater than or equal to the Goubin Book Value at the Closing Date plus any amounts contributed by any other Merial Venture Company to Goubin pursuant to Section 5.1(b)(i) that have not been reimbursed by RP, less the sum of [*] (translated into FF at the closing midpoint exchange rate indicated in the London edition of the Financial Times on the Closing Date) and all the dividends paid by Goubin to any other Merial Venture Company between the Closing Date and the date when such offer is received, then the Merial Venture shall sell Goubin to such purchaser.
     (2) At any time on or prior to the second anniversary of the Closing Date, RP shall have the option to purchase Goubin from the Merial Venture for an amount equal to the Goubin Book Value at the Closing Date plus any amounts contributed by any other Merial Venture Company to Goubin pursuant to Section 5.1(b)(i) that have not been reimbursed by RP, less the sum of [*] (translated into FF at the closing midpoint exchange rate indicated in the London edition of the Financial Times on the Closing Date) and all the dividends paid by Goubin to any other Merial Venture Company between the Closing and the exercise by RP of its call option. If such purchase results in a capital loss to the Merial Venture, RP shall not sell Goubin to a Third Party at a profit (to the RP Group) for a period of six months after the exercise of such option. For the avoidance of doubt, the Parties understand that the ownership by RP and the operation of the current business of Goubin in accordance with this Section 5.1(b)(i) is not within the scope of the Animal Health Business or the Poultry Genetics Business and is therefore not subject to the non-competition provisions set forth in Article XV.
     (3) On or within two Business Days after the second anniversary of the Closing Date, if Goubin has not been sold to a Third Party or RP as provided in (1) or (2) above, then Merck will have the option, which it may exercise in its own discretion (by notice to RP and Merial sent at any time prior to the end of the second Business Day after the second anniversary of the Closing Date, which notice may be conditioned upon the transactions in (1) or (2) above occurring or not occurring) and will be binding on both Merial and RP, to require Merial (or the Merial Venture Company that owns Goubin) to sell Goubin to RP for an amount equal to the Goubin Book Value at Closing Date plus any amounts contributed by any other Merial Venture Company to Goubin pursuant to Section 5.1(b)(i) that have not been reimbursed by RP, less the sum of [*] (translated into FF at the closing midpoint exchange rate indicated in the London edition of the Financial Times on the Closing Date) and all the dividends distributed by Goubin to any other Merial Venture Company during the two year plus two Business Day period following the Closing Date. If Merck does not exercise this put option, Goubin shall continue as an integral part of the Merial Venture Business after two years and the indemnification obligations of RP under this Section 5.1(b)(i) in connection with the sale of Goubin shall terminate.
     (C) Goubin Sale for RP’s Account.
     (1) Special Dividend to RP. In the case of the sale of Goubin pursuant to (B) above, Merial shall credit to the RP Member in respect of the year in which the sale of Goubin occurs a Special Dividend equal to the cash (or the fair market cash equivalent of any non-cash proceeds) received by the Merial Venture (whether from a Third Party purchaser or from RP) for the sale of Goubin, less any costs, expenses or Damages (including Taxes, fees and registration fees) incurred by the Merial Venture in connection with such sale.
     (2) Purchase Agreement, etc. The sale of Goubin shall be by means of the sale of its entire capital stock, the sale of all its assets subject to all its Liabilities, or any substantially similar transaction; provided, however, that if the Principals agree to a partial sale of Goubin, they shall adjust the mechanism set forth in this Section 5.1(b)(i) as they deem appropriate. Any sale of Goubin shall be without any recourse against the Merial Venture except as to title matters and except as to any Damages payable to a Third Party other than the purchaser (or its affiliates) of Goubin to the extent resulting from the negligence, recklessness or willful misconduct of the Merial Venture, including of the management of Goubin. Subject to the following sentence, all Damages, Liabilities and contingencies associated with a sale of Goubin pursuant to this Section 5.1(b)(i) above suffered or incurred by Merck, Merial and their respective Subsidiaries shall be for the account of RP. RP shall (and no Merial Venture Company shall), in any contract for the sale of Goubin to a Third Party purchaser, undertake to indemnify the purchaser thereof for all breaches of representations, warranties or covenants in such contract related to Goubin and its sale; provided that RP shall have approved all of such representations, warranties and covenants prior to the contract being concluded; and further provided that Merial shall indemnify RP for any Damages owed to such Third Party purchaser of Goubin to the extent arising from Damages payable to a Third Party other than the purchaser (or its Affiliates) of Goubin to the extent resulting from the negligence, recklessness or willful misconduct of the Merial Venture, including of the management of Goubin. Except to the extent Merial has an obligation to indemnify RP pursuant to the preceding sentence, RP shall defend, indemnify and hold harmless the Merial Venture and (to the extent they suffer any Damages distinct from those suffered by the Merial Venture) Merck and its Subsidiaries for all Damages suffered or incurred by the Merial Venture or Merck and its Subsidiaries arising out of, based upon or resulting from such sale.
     The “Goubin Book Value” at any date shall equal the book value of Goubin on such date in the accounts of ISA, determined according to U.S. GAAP applied consistently with the principles used to calculate Goubin’s book value in the December 31, 1996 balance sheet of ISA. RP represents and warrants that the insurance claim made by Goubin with respect to damages in connection with a fire at a hatchway in Plougenast ([*]) was finally resolved and paid to Goubin prior to the date of this Agreement.
     (ii) Certain RM Liabilities and Receivables Excluded. Notwithstanding Sections 5.1(b) and (c), RM shall, prior to the Closing, (A) assign to RP (or another RP Company designated by RP), and RP shall assume and pay, perform and discharge when due, the payable to Sanofi of RM, which is described on Schedule 5.1B-2 (the “Sanofi Payable”), and (B) assign to RP (or another RP Company designated by RP) the related financial receivable of RM due by RM’s unconsolidated Subsidiary Rhône Mérieux Animal Health Company Ltd. (China) (“RM China”), which is described in Schedule 5.1B-2 (the “RM China Financial Receivable”). In addition, as from the Closing Date, RP (or another RP Company designated by RP) will be entitled to an amount equal to the difference between the Sanofi Payable and the RM China Financial Receivable as of the Closing Date ([*]), which amount will be paid by RM China to RP over time only from and to the extent of the proceeds of specific assets that are part of the current assets held by RM China as of the Closing Date (the “RP Chinese Assets”). The RP Chinese Assets shall consist of specific trade receivables, Inventories and/or other current assets each as existing on the Closing Date in the books of RM China. At the Closing, RM shall provide Merck with a list and description in reasonable detail (including book value) of the RP Chinese Assets. The aggregate book value of the RP Chinese Assets shall be equal to or less than the difference between the Sanofi Payable and the RM China Financial Receivable. The Parties acknowledge that the RP Chinese Assets are specifically allocated to the reimbursement of RP and that each time any of the RP Chinese Assets is sold for cash or collected for cash by RM China, the net proceeds of such asset will be used promptly upon their being received to reimburse RP to the extent provided in this Section 5.1(b)(ii). The Parties understand that the only obligation of RM China is to sell or collect the RP Chinese Assets in the ordinary course of business, without any extraordinary sale or litigation and without recourse to, or any other obligation of, the Merial Venture. RP represents and agrees that, as indicated in Schedule 5.1B-2, at December 31, 1996, the amount outstanding under the RM China Financial Receivable is [*]. The Parties agree that such RM China Financial Receivable is deemed to be Debt. The Parties further agree that in the event the aggregate of the values of all the RP Chinese Assets as recorded in the books of RM China on the Closing Date is less than the amount equal to the difference between (x) the Sanofi Payable and (y) the RM China Financial Receivable, the amount (the “RP Chinese Assets Value Shortfall”) by which the book value of all the RP Chinese Assets is less than such difference shall become a Debt obligation payable by RM to RP and such amount shall be deemed to be Debt. The Parties agree that the proceeds collected with respect to each RP Chinese Asset that is paid to RP pursuant to this Section 5.1(b)(ii) shall not exceed the value of each such RP Chinese Asset as recorded in the books of RM China on the Closing Date.

     (iii) Central Biologics Inc. RM represents that (x) Select Laboratories, Inc., a Subsidiary of RM (“Select”), is currently in the process of acquiring Central Biologics Inc. (“Central Biologics”) for a purchase price of [*] (this acquisition being the “Central Biologics Acquisition”); and (y) as part of the Central Biologics Acquisition, [*]. The Parties hereby agree that both the Central Biologics Acquisition and the Central Biologics Consulting Agreement are entered into for the account of Merial. As a result, the Parties further agree that (aa) any Debt assumed by RM, Select or any other Subsidiary of RM to acquire Central Biologics, (bb) any cash or cash equivalents, if any, used by Select or any other Subsidiary of RM to acquire Central Biologics shall be added to the RM Closing Cash when determining the actual contributions of the Parties in accordance with Sections 5.3 and 6.8, (cc) any cash or cash equivalents included in Central Biologics upon completion of its acquisition by RM, Select, or any Subsidiary of RM shall be excluded from the RM Closing Cash, and (dd) any Debt included in Central Biologics upon completion of its acquisition by RM, Select or any other Subsidiary of RM, shall not be included in the RP Outstanding Debt.
     (c) Contributed Assets Free of Debt. The Merck Contributed Assets, on the one hand, and RM and its Subsidiaries, on the other hand, shall be contributed to the Merial Venture together with the assumption of or the continued obligation for the Merck Contributed Liabilities and the RM Contributed Liabilities, respectively. Except as set forth in Section 5.2 or as provided for in Article VII, however, such respective contributions shall be free of (i) any related financial indebtedness (“Debt”), including any Liability, contingent or otherwise, for borrowed money, any obligations in respect of or evidenced by bonds, debentures, notes, letters of credit or similar instruments and any obligations under finance lease obligations (as defined by U.S. GAAP).
     (d) Currency Exchange for Asset Contributions. The respective contributions of each Group to the Merial Venture shall be calculated in U.S. dollars as of the Closing

Date. The value of any contribution not denominated in U.S. dollars shall be converted into U.S. dollars at the closing midpoint exchange rate quoted by the London edition of the Financial Times on the Closing Date, or as otherwise agreed upon. Subject to Section 5.2(c), all other necessary currency conversions in respect of the value of the respective contributions (e.g., to English pounds sterling or French francs) shall also be based on the closing mid-point exchange rates quoted by the London edition of the Financial Times on the Closing Date, or as otherwise agreed upon.
SECTION 5.2 Debt Contributions
     (a) Merck Debt Contribution. On the terms and subject to the conditions of this Agreement, Merial shall (or Merial shall, in accordance with the terms of this Agreement, cause one or more Subsidiaries of Merial to), on the Closing Date, assume on behalf of and/or in favor of Merck or a Merck Subsidiary, and shall pay, perform and discharge when due, all Liabilities related to the “Merck Contributed Debt”, as defined below. The “Merck Contributed Debt” shall consist of (and its aggregate amount shall be calculated by adding the amounts of): (i) the Purchase Promissory Notes, as defined in Section 5.1(a)(ii)(B), if any, (ii) the Merck Accrued Tax Liabilities, as defined in Section 5.1(a)(ii)(B), and (iii) the Merck Other Debt, as defined in Section 5.1(a)(ii)(B). The Purchase Promissory Notes shall be on substantially the same terms and conditions as the Merck Interim Financing described in Section 5.2(d) (except that the Purchase Promissory Notes shall not be subject to reborrowing to the extent repaid, i.e., not a revolving credit).
     (b) RP Debt Contribution. On the terms and subject to the conditions of this Agreement, RM and its Subsidiaries shall, on the Closing Date, have Liability (the “RP Contributed Debt”) (i) for Debt consisting of (and its aggregate amount shall be calculated by adding the amounts of) the “RM Intercompany Debt” (as defined below), the “RM Outstanding Debt” (as defined below), the RM China Financial Receivable and the RP Chinese Assets Value Shortfall, if any, and (ii) for the “RM Accrued Tax Liabilities” (as defined below).

     The “RM Intercompany Debt” shall be RM’s estimate as of the Closing Date of the aggregate principal amount equal to: [*] (the “RP Negotiated Debt”) plus the estimated amount of “RM Closing Cash” (as defined below) and minus the estimated sum of (A) the “RM Outstanding Debt”, (B) the estimated net amount (after netting the payables and the receivables) equal to the accrued Liabilities for Taxes (excluding deferred Taxes) of RM and for RM Transferred Subsidiaries at the Closing Date (the “RM Accrued Tax Liabilities”), (C) the RM China Financial Receivable as described in Section 5.1(b)(ii), and (D) without duplication of (C), the RP Chinese Assets Value Shortfall (as defined in Section 5.1(b)(ii)). The RM Intercompany Debt shall not be subject to any covenants and shall be on substantially the same terms and conditions as the RP Interim Financing described in Section 5.2(d) (except that this Debt shall not be subject to reborrowing to the extent repaid, i.e., not a revolving credit).
     The “RM Outstanding Debt” shall consist of (x) the sum of the aggregate principal amount outstanding at Closing and any accrued unpaid interest or other amounts, calculated as of the Closing Date, in respect of the Debt owed by RM or its Subsidiaries to Third Parties as reflected on the December 31, 1996 balance sheet included in the RM Financials, and (y) without duplication of any Debt included in (x) above, any other Debt owed by RM or its Subsidiaries at the Closing Date less (without duplication) (aa) any Debt owed by Goubin on the Closing Date, (bb) any Debt incurred by RM, Select or any other Subsidiary of RM to pay for the Central Biologics Acquisition, and (cc) any Debt owed by Central Biologics on the Closing Date. RP shall obtain any consents or waivers required under the terms of the RM Outstanding Debt to give effect to the Transactions (so that the RM Outstanding Debt is not and does not become in default and does not give the counterparty to any of the RM Outstanding Debt any rights of termination, amendment, acceleration, suspension, revocation or cancellation) and RP shall pay any and all costs and expenses, including any increased interest expenses, penalties or charges, necessary to obtain such consents or waivers. Subject to the preceding sentence, the “RM Outstanding Debt” shall continue on its stated terms and conditions after the Closing.

     The “RM Closing Cash” shall be equal to the cash and the fair market value of cash equivalent items contributed by RM and its Subsidiaries to the Merial Venture, but shall exclude (aa) the RM Asset Sale Proceeds, as defined in Section 8.9(a), (bb) the cash and cash equivalents items owned by Goubin on the Closing Date, (cc) any cash and cash equivalent items owned by Central Biologics upon completion of its acquisition by RM, Select or any other Subsidiary of RM, and (dd) any proceeds from the Diagnostic Disposal.
     In the event Goubin is not sold pursuant to, and within the time periods specified in, Section 5.1(b)(i) and remains part of the Merial Venture, the Parties shall at such time negotiate in good faith to find and give effect to a solution that will take account of the Debt of, and the cash and cash equivalent items that were owned by, Goubin on the Closing Date.
     (c) Currency Exchange for Contributed Debt. The currency exchange rates used to calculate the U.S. dollar value of any Merck Contributed Debt, Retained Receivables, Retained Inventory or RP Contributed Debt not denominated in U.S. dollars shall be the closing midpoint exchange rates quoted by the London edition of the Financial Times on the Closing Date, or as otherwise agreed between the Parties.
     (d) Interim Financing. Both RP and Merck shall provide, or shall arrange with outside financial institutions to provide, the Merial Venture with a revolving working capital financing facility available when needed as from the Closing Date (the “RP Interim Financing” and the “Merck Interim Financing”, respectively), with a maximum aggregate principal amount to be outstanding from time to time of [*] for each such facility. Should Merial request an increase of the maximum aggregate principal amount of the RP Interim Financing and the Merck Interim Financing, RP and Merck agree to discuss in good faith the terms and conditions of any such increase and whether any such increase will be provided. The Parties agree that the RP Interim Financing shall not be included in, and shall be in addition to, the RP Contributed Debt and the Merck Interim Financing shall not be included in, and shall be in addition to, the Merck Contributed Debt. The RP Interim Financing and the Merck Interim Financing shall have substantially equivalent terms and conditions, both be available through the earlier of December 15, 1997 and the date that is six (6) months after the Closing Date, at which earlier date all amounts outstanding thereunder shall be due and payable, and bear interest at the [*] in which the advances that are part of the interim financing are made [*]. Merial shall use commercially reasonable efforts to establish its own financing as soon as practicable after the Closing to be used, first, to repay the RP Contributed Debt and the Merck Contributed Debt, second, to repay the RP Interim Financing and the Merck Interim Financing, with the RP Interim Financing and the Merck Interim Financing being repaid simultaneously on the same terms and conditions and, third, for other purpose of the Merial Venture Business. The Principals shall meet before the Closing to determine further terms and conditions of the RP Interim Financing and the Merck Interim Financing.
SECTION 5.3. Preparation and Audit of Closing Balance Sheets
     (a) Preparation of Closing Balance Sheets — General. As soon as possible after the Closing Date, and in no event more than thirty (30) Days after the Closing Date, each of RM and Merck shall prepare and deliver to each other a consolidated balance sheet (the “RM Closing Balance Sheet” and the “Merck Closing Balance Sheet”, respectively, and, collectively, the “Closing Balance Sheets”) for RM and the Merck Contributed Business, respectively. These balance sheets shall include as special purpose line items (i) the RM Closing Cash and the Merck Closing Cash, (ii) the RM Intercompany Debt, the RM Outstanding Debt, the RM China Financial Receivable, the RP Chinese Assets Value Shortfall and the Merck Other Debt, and (iii) the RM Accrued Tax Liabilities and the Merck Accrued Tax Liabilities. The RM Intercompany Debt, the RM Outstanding Debt, the RM China Financial Receivable, the RP Chinese Assets Value Shortfall, the RM Accrued Tax Liabilities and the RM Closing Cash shall be used to calculate the “RM Actual Contributed Net Debt Variance” and the “Contributed Debt Adjustment Special Dividend”, both as defined in Section 6.8 below. The Merck Accrued Tax Liabilities, the Merck Other Debt and the Merck Closing Cash shall be used to calculate the “Merck Actual Contributed Net Debt Variance” and the “Contributed Debt Adjustment Special Dividend”, both as defined in Section 6.8 below. Merck shall also provide RP with a list of all Delayed Purchase Assets, which list shall include a description in reasonable detail of all such Delayed Purchase Assets and an estimate of the fair market value of all the Delayed Purchase Assets on an aggregate basis.
     (b) Audit of Closing Balance Sheets and Retroactive Closing Financial Statements. As soon as possible after the preparation of the Closing Balance Sheets and the Retroactive Closing Financial Statements, as defined in Section 6.3, Merck shall send the Merck Closing Balance Sheet and the Merck Retroactive Closing Financial Statements to its accounting firm and to RM, and RM shall send the RM Closing Balance Sheet and the RM Retroactive Closing Financial Statements to its accounting firm and to Merck. Each of RM’s and Merck’s accounting firms shall promptly be provided with any relevant financial data they may reasonably request. Each of RM’s and Merck’s accounting firms shall have a maximum of sixty (60) days to conduct an audit of the Closing Balance Sheets and the Retroactive Closing Financial Statements of their respective client, which audit shall include, among other things, (x) an audit of the Debt and the cash and the cash equivalent items contributed by each Party to the Merial Venture, (y) at the request and expense of RP, an analysis of whether or not all the Merck Contributed Assets are fairly reflected in all material respects in the Merck Closing Balance Sheet and, to the extent not included therein, have been specified by Merck to RP as Delayed Purchase Assets, and (z) an audit of the Retroactive Closing adjustments to ensure such adjustments have been calculated in accordance with the provisions set forth in Section 6.3 and in Exhibit XIX.
     As soon as possible, and in no event more than sixty (60) days after being sent the Closing Balance Sheets and the Retroactive Closing Financial Statements, each of RM’s and Merck’s accounting firms shall make available to the other their working papers, reports and comments on the Closing Balance Sheets and the Retroactive Closing Financial Statements. In the event there are any disagreements, the Parties will then have twenty (20) Business Days to agree on the changes to be made to the Closing Balance Sheets and/or the Retroactive Closing Financial Statements and resolve any disputes arising between them. In the event there is any unresolved dispute at the end of this twenty (20) Business Day period, the Parties will jointly submit such unresolved disputes to the Board of Directors. The Board of Directors shall then have ten (10) Business Days to resolve such disputes. In the event there are any unresolved disputes at the end of this further ten (10) Business Day period, the Board of Directors shall have five (5) Business Days to engage a “Big Six” accounting firm to resolve any such dispute, except that (i) if the Board of Directors cannot reach agreement on the selection of such accounting firm, then such accounting firm shall be selected and appointed by the ICE (which selection and appointment shall be final and binding on the Board of Directors and on the Principals) and (ii) the firm so selected and appointed may not be the primary accounting firm for Merck, RP, RM or Merial. Each of the Principals shall submit to the selected accounting firm their detailed calculations and such firm shall promptly be provided with any relevant financial data that it may request. The selected accounting firm shall act as expert and shall have twenty (20) Business Days to resolve all the disputes, and such resolution shall be final and binding on the Parties and the Board of Directors. The fees and reasonable expenses of the selected accounting firm shall be split equally between Merck and RP.
SECTION 5.4. Alternative Tax Structuring and Tax Planning
     (a) Changes in Law. With respect to Merial or any other Merial Venture Company, if, due to any change or proposed change in applicable Law (including, without limitation, actions of any Public Authority) after the Closing, the continuation of the structure described in Section 1.3 and Article III entails (or, in the case of a proposed change, would, if enacted, entail) materially adverse tax or other legal consequences to a Principal or its Affiliates, or a significant risk thereof, at the request of such Principal the Parties shall use commercially reasonable efforts to agree on an appropriate alternative structure that will be designed, to the extent possible, to minimize such adverse consequences to the requesting Principal and its Affiliates but have no less favorable economic, commercial and legal characteristics to the other Principal and its Affiliates as the structure described elsewhere in this Agreement and the Ancillary Agreements.
     (b) Restructurings to Minimize Taxes.

     (i) General. Each Party shall bear the tax consequences of its transfers to the Merial Venture and (unless otherwise agreed in writing) the performance of its obligations under this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound. [*].
     (ii) Alternative Contribution of Merck Contributed Non-U.S. Assets. Without limiting the generality of Section 5.4(b)(ii) and notwithstanding the provisions of Sections 1.3(a)(i)(B), 1.3(c), and 5.1, and subject to the conditions set forth in (t), (u), (v), (w), (x), (y) and (z) below, Merck may elect to exclude from the Non-U. S. Merck Contributed Assets to be sold to the Merial Venture and/or from the Merck Contributed Liabilities reasonably attributable thereto assumed by the Merial Venture, certain of such assets and Liabilities [*], provided that (t) intangible assets included in the Merck Contributed Assets may not be so excluded, (u) Merck identifies in reasonable detail in writing to RP on or prior to the Closing Date such assets and/or liabilities; (v) an arrangement with respect to such assets and/or liabilities is entered into among the Parties or their Affiliates and/or other adjustments are made to the terms and conditions of the transactions contemplated by this

Agreement so that they have, in the aggregate, no less favorable economic, commercial and legal characteristics to RP, the Merial Venture and their respective Affiliates as the structure described elsewhere in this Agreement; (w) RP consents in writing to this alternative prior to its implementation (which consent shall not be unreasonably withheld or unreasonably delayed if, in RP’s reasonable opinion, all the other conditions specified in this clause (ii) have been satisfied); (x) [*]; (y) Merck shall be responsible for all out-of-pocket costs and fees reasonably incurred by RP or any of its Subsidiaries in assessing the alternative structure proposed by Merck pursuant to this clause (ii); and (z) no such alternative structure shall be proposed if such alternative structure would result in such assets and/or Liabilities being transferred to the Merial Venture after December 31, 1997.
     (iii) Except as provided elsewhere in this Agreement or in the Ancillary Agreements, each Party and its Affiliates will, however, ultimately be responsible for its own Taxes.
SECTION 5.5. Certain U.S. Tax Matters
     (a) Designation of Tax Matters Partner. The Merck Member is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Code to manage the administrative Tax proceedings conducted at the Merial Venture level by the IRS with respect to Merial Venture matters. The Merck Member is specifically directed and authorized to take whatever steps the Merck Member, in its sole discretion, deems necessary or desirable to assure the Merck Member’s designation as the Tax Matters Partner, including, without limitation, filing any forms or documents with the IRS and taking such other action as may from time to time be required under Treasury Regulations. Expenses of administrative proceedings relating to the determination of Merial Venture items at the Merial Venture level undertaken by the Merck Member in accordance with this Section 5.5 will be deemed to be Merial Venture expenses.

     (b) Tax Elections. All Tax elections required or permitted to be made under the Code and any applicable U.S. federal, state or local Tax law with respect to the Merial Venture (or any of its Subsidiaries) shall be made by the Tax Matters Partner, subject to the express prior written approval of the RP Member, which approval shall not be unreasonably withheld, and any decision with respect to the treatment of Merial Venture transactions on the Merial Venture’s U.S. federal, state or local Tax Returns shall be made by the Members jointly. The RP Member hereby approves the election to classify Merial as a partnership for U.S. Tax purposes, as well as any other election to classify any other Merial Venture Company (other than BUT) which is an eligible entity as either a partnership or branch, as the case may be; provided that no such election shall result in increased Tax Liabilities or exposure for RP; and further provided that no such election shall require any restructuring of or other company action affecting any such Merial Venture Company. The RP Member also hereby approves any action the Tax Matters Partner may deem necessary in its sole discretion to give effect to any election approved pursuant to the preceding sentence. RP will (or cause its Subsidiaries to) provide to the Tax Matters Partner and sign all documents necessary to give effect to all elections to be made pursuant to this Section 5.5(b).
     (c) Allocations of Income, Gain or Loss
     (i) Net Income. For U.S. Tax purposes, net income with respect to any taxable period shall be allocated as follows:
     (A) First, to the Members in proportion to the excess, if any, of (i) the cumulative amount paid to each Member pursuant to Section 6.2 through the date the Net Special Dividend is calculated after the closing of such period in respect of such period, over (ii) the cumulative amount previously allocated to such Member in respect of such period pursuant to this paragraph (A) until such excess has been eliminated;
     (B) Second, to the holders of any Preference Shares (if issued pursuant to Section 5.1(a)(iii)), proportionately, in an amount equal to the amount, if any, of dividends paid thereon during such period (whether such dividends represent payment of a current or accumulated dividend thereon); and
     (C) Third, 50% to each of the Members, as set forth in Section 6.1 hereof.
     (ii) Net Loss. For Tax purposes, net loss with respect to any taxable period shall be allocated 50% to each of the Members, as set forth in Section 6.1 hereof.
     (iii) Tax Adjustments. In the event that the Merial Venture’s income, gains, losses, deductions or credits are adjusted by any Taxing Authority by reason of any transaction between one or more Members and/or the Merial Venture, including adjustments pursuant to Section 482 of the Code or similar provisions under state, local or foreign law (any such adjustment herein being referred to as a “Tax Adjustment”), the allocation of any item of gross income, gain, loss, deduction or credit resulting from such Tax Adjustment (either as the result of a primary or correlative adjustment) and the treatment of any deemed transfers of value between or among the Merial Venture and one or more Members (including deemed contributions to and deemed distributions from the Merial Venture on account of such Tax Adjustment) shall be governed by this Agreement. Allocations, including allocations of items of gross income and the treatment of deemed transfers of value between or among the Merial Venture and the Members shall be made, to the extent possible, in an appropriate manner by the Tax Matters Partner so as to avoid any Tax consequences from a Tax Adjustment to a Member who is not affected by such Tax Adjustment. In the event that any Tax Adjustment results in an increase in the Merial Venture’s gross income, such gross income shall be allocated as an item of gross income under Code Section 702(a)(7) to the Member whose income is adjusted in connection with such Tax Adjustment to the Merial Venture’s income and the Merial Venture shall be treated as making a deemed transfer of value that is treated as a distribution to such Member in the same amount. In the event that any Tax Adjustment results in an increase in an item of Merial Venture deduction or loss, such deduction or loss shall be allocated as an item of deduction under Code Section 702(a)(7) to the Member whose income is adjusted in connection with such Tax Adjustment to the Merial Venture’s income and such Member shall be treated as making in the same amount a deemed transfer of value that is treated as a contribution to the Merial Venture. In the case of a deemed transfer of value by the Merial Venture to a Member that is treated as a guaranteed payment as a result of a Tax Adjustment that reduces an item of the Merial Venture’s loss or deduction, the deduction attributable to such guaranteed payment shall be allocated in the same manner the item of loss or deduction reduced by the Tax Adjustment was allocated.
     (d) Capital Accounts. A separate capital account shall be established and maintained for each Member. Maintenance of capital accounts is intended for U.S. Tax reporting purposes only and has no application to any other provision of this Agreement or the interpretation thereof.
     (i) The initial balance of each capital account shall be zero.
     (ii) The capital account of each Member shall be increased by (x) any capital contribution by such Member when such capital contribution is made and (y) the net income allocated to such Member pursuant to Section 5.5(c)(i).
     (iii) The capital account of each Member shall be reduced by (x) the amount of any distribution of cash or the fair market value of any property (net of any liability secured by such property that the Member is considered to assume or take subject to under Section 752 of the Code) distributed to such Member when such distribution is made and (y) the net loss allocated to such Member pursuant to Section 5.5(c)(ii).
     (iv) The capital account of each Member shall be adjusted to reflect any adjustment to the value of the Merial Venture’s assets attributable to the application of Sections 732, 734 or 743 to the extent required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m).
     (v) Except as otherwise provided in this Agreement, whenever it is necessary to determine the capital account of any Member, the capital account of such Member shall be determined after giving effect to the allocations of net profit, net loss and other items realized prior or concurrent to such time (including, without limitation any net profits and net losses attributable to adjustments to values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrent to the time as of which such determination is to be made.
     (vi) No Principal or Member shall have any obligation to Merial or any Merial Venture Company, the other Principal, the other Member or to any other Person, including, without limitation, any creditors of the Merial Venture, to restore or otherwise make good any negative balance in any Member’s capital account.
     (vii) Distributions in liquidation of the Merial Venture shall be made in accordance with capital accounts; [*].
     (e) Certain Tax Benefits. For U.S. federal Tax purposes, the Principals, the Members and Merial agree (and Merial agrees to cause the Merial Venture Companies) to treat the prices charged to the Merial Venture for products purchased under the Merck Supply Agreement and the RP Ag Supply Agreement as the Merial Venture’s “cost” therefor. In furtherance thereof, the Principals, the Members and Merial agree (and Merial agrees to cause the Merial Venture Companies to agree) that any benefits derived under Section 936 of the Code or any successor Code section thereof by Merck Member or any Affiliate of Merck Member on the manufacture of any products sold to the Merial

Venture pursuant to the Merck Supply Agreement shall be for the benefit of Merck Member and not for the benefit of the Merial Venture, the RP Member nor any other member of the RP Group.

ARTICLE VI
PROFIT AND LOSS ALLOCATIONS; DIVIDENDS
SECTION 6.1. General Profit and Loss Principles
     As a general principle, the Parties have agreed that the profits and losses of the Merial Venture shall be allocated to the Members in such a way that each Member will be entitled to 50.0% of the profits and losses of the Merial Venture, subject to the specific adjustments set forth in this Agreement and to such other adjustments as the Members’ Meeting may determine.
     For accounting purposes only and for no other purpose, the Members intend that, for each accounting period, each Member’s share of Merial’s net income will include fifty percent (50%) of Merial’s net income (after subtracting Net Special Dividends and dividends on Preference Shares) plus any Net Special Dividends and dividends on Preference Shares made to that Member that may be income or expense to such Member.
SECTION 6.2. Special Dividends
     (a) Special Dividends Generally. The Parties have agreed to certain financial arrangements that shall be exceptions to the general principle set forth in Section 6.1 of a 50/50 allocation of profits as between the Members. Certain of these financial arrangements (set forth in Sections 5.1(b)(i)(C)(i) [Goubin], 6.3 through 6.9, 7.1(b), (c) and (d), 7.1(f)(ii) and (vii), 7.2(c) and (e), 7.4, 7.5(a)(i), 7.5(b)(i), 7.5(c) and 14.19 [Tax Reserves Adjustment] of this Agreement and in Sections 3.5 and 4.4 of the Merck Employee Leasing Agreement shall give rise to special distributions or dividends (each, a “Special Dividend” and, together, the “Special Dividends”) which shall be calculated and credited to one or the other of the Members in accordance with the provisions of the relevant Sections. Each of the Special Dividends is creditable in respect of one or more Fiscal Years. For each Fiscal Year in respect of which one or more Special Dividends is to be credited, all the Special Dividends to be credited in respect of such year shall be calculated and netted together in accordance with Section 6.2(b) and the resulting “Net Special Dividend” shall be paid in accordance with Section 6.2(c). A numerical example of the Net Special Dividend is provided in Exhibit XVIII hereto.
     (b) Calculation of Net Special Dividend. Upon the earlier of (x) the approval by the Board of Directors of Merial’s consolidated financial statements for any Fiscal Year, and (y) the date that is one (1) month after the completion of the preparation of such financial statements by the management of Merial (it being understood that preparation of such financial statements shall be completed no later than the twentieth (20th) Business Day following the end of the Fiscal Year), but no later than sixty (60) days after the end of such Fiscal Year, Merial shall, and if Merial does not, each of the Principals may, promptly (based upon such financial statements and/or any other reasonably necessary or available financial information, which shall be made available to both Principals by Merial upon any request by either Principal), and in any case within twenty (20) Business Days of such earlier date, (such deadline being the “Special Dividend Calculation Date”) calculate each of the Special Dividends that is applicable in respect of such year. The “Net Special Dividend” for a particular Fiscal Year shall be the single payment payable to either the RP Member or the Merck Member that results from the netting of all such Special Dividends, which shall be calculated by taking the difference between the sum of all the Special Dividends, if any, creditable to one of the Members in respect of such year and the sum of all those, if any, creditable to the other Member in respect of such year. The Net Special Dividend shall be calculated in U.S. dollars, using, as necessary, the exchange rate of the last day of the Fiscal Year, except as otherwise provided in this Agreement. The Net Special Dividend shall be payable to the Member to which the greater dollar aggregate amount of Special Dividends in respect of such year is payable. Notwithstanding Article XVIII, any disagreements between the Principals as to the calculation of any of the Special Dividends or of the Net Special Dividend shall be resolved exclusively pursuant to Section 6.2(d), but without modifying or limiting other rights or remedies of the Parties under other provisions of this Agreement.

     (c) Payment of the Net Special Dividend. The Net Special Dividend in respect of any Fiscal Year shall be paid by Merial out of Distributable Profits in the form of a preferential dividend. No other dividends or distributions to the Members shall be paid or declared by Merial until the entirety of any outstanding Net Special Dividend has been paid in full. If the Net Special Dividend to be paid in respect of any year is greater than the Distributable Profits available for distribution at the time dividends are to be paid in respect of such year, then the Net Special Dividend shall be paid to the appropriate Member to the extent of the available Distributable Profits (with the result that no other dividends shall be paid in respect of such year), and the unpaid balance shall be increased by an amount equal to interest calculated at a rate equal to the [*] accruing from April 15 of the year next following the year in question until such time as it is paid in full. In the event a Principal wishes to receive payment of the Net Special Dividend in a currency different from the U.S. Dollar, such Principal shall so notify Merial in writing sixty (60) days in advance of the payment date of the Net Special Dividend, and Merial shall convert the Net Special Dividend to the desired payment currency on the actual date of payment (at the then spot exchange rate). In the event of a dispute between the Principals as to the calculation of any Special Dividend or of the Net Special Dividend in respect of any year, the Principals shall follow the procedure described in 6.2(d) and, when the dispute is resolved, the Net Special Dividend will, together with the corresponding amount calculated as interest mentioned above, to the extent of available Distributable Profits, be paid through a partial Net Special Dividend payment. In the event any unpaid balance of a Net Special Dividend payable with respect to any year remains at the time the Net Special Dividend to be paid in respect of the following year is payable, such Net Special Dividend in respect of the following year shall be equal to the amount resulting from netting (or adding, as appropriate) such unpaid balance (and any accrued amount calculated as interest thereon) with the Net Special Dividend calculated for such following year in accordance with Section 6.2(b). Any undisputed amount in the calculation of the Net Special Dividend will be paid immediately, and any disputed amount shall be subject to the Special Dividend Calculation Dispute Resolution described in Section 6.2(d) below.

     (d) Special Dividend Calculation Dispute Resolution. In the event there is any dispute between the Principals as to the calculation of any Special Dividend or of the Net Special Dividend in respect of any year, the Principals shall meet and negotiate in good faith to resolve such dispute. If the dispute has not been resolved within thirty (30) days of the Special Dividend Calculation Date, then either Principal may submit such dispute to arbitration as set forth below in this Section 6.2(d). In connection with any such dispute, a “Big Six” accounting firm acceptable to both the Principals shall be engaged to resolve the dispute, except that (i) if the Principals cannot reach agreement on the selection of such accounting firm, then such accounting firm shall be selected and appointed by the ICE (which selection and appointment shall be final and binding on the Parties), and (ii) the firm so selected and appointed may not be the primary accounting firm for Merck, Merial, RM or RP. Each of the Principals shall submit to the accounting firm selected their detailed calculations and such firm shall promptly be provided with any relevant financial data of the Merial Venture or of either of the Principals that it may request. In making its determination, the accounting firm shall refer to the methods of calculation set forth in this Article VI and to the numerical examples for calculating each of the Special Dividends and the Net Special Dividend set forth in Exhibit XVIII. The accounting firm shall be jointly requested to make its decision within thirty (30) days of having been selected. The decision of the accounting firm selected by the Principals or the ICE shall be final and binding on the Parties on any issue relating to the calculation of any Special Dividend or of the Net Special Dividend. The fees and reasonable expenses of the accounting firm shall be borne by the losing party; if the dispute is not resolved solely in favor of one party, then the parties shall share such fees and reasonable expenses equally. Pending such decision of the accounting firm, Merial, the Members and the Board of Directors shall continue to fulfill all their obligations under applicable Laws and this Agreement, including attending required meetings. In the event the Annual Member’s Meeting is held in accordance with Section 4.2(k) prior to such decision of the accounting firm, the Members’ Meeting shall only declare dividends in respect of the relevant year to the extent that the Distributable Profits remaining after the payment of such dividends would be sufficient to pay the greater of the Net Special Dividends claimed by the Principals under this Section 6.2(d), it being understood that in any such case the Net Special Dividend decided upon by the accounting firm (together with an amount calculated as interest thereon calculated in accordance with Section 6.2(c)) shall be declared by the first Members’ Meeting following such decision and paid as a partial Net Special Dividend.
SECTION 6.3. Retroactive Closing Mechanism
     (a) The Parties shall give effect to a closing adjustment mechanism (the “Retroactive Closing Mechanism”) pursuant to this Section 6.3 with the intention of putting the Principals, to the extent possible, in the same economic position they would have been in had the Closing occurred on the Economic Effective Date (as defined below). For the avoidance of doubt, as between the Parties, the actual commencement of the Merial Venture for accounting and Tax purposes shall be the first day following the Closing Date. The Retroactive Closing Mechanism shall not be applied if a change in Tax Laws occurring between the date hereof and the date of the Closing causes the application of the Retroactive Closing Mechanism to have an adverse Tax consequence of [*] for either Principal. “Economic Effective Date” shall be April 1, 1997. “The Retroactive Period” shall be the period between the Economic Effective Date and the Closing Date.
     (b) The Retroactive Closing Mechanism shall be implemented through a Retroactive Closing Special Dividend, which shall be calculated based on the Retroactive Closing Financial Statements, as defined in, and prepared in accordance with, the instructions set forth in Exhibit XIX. Subject to the instructions set forth in Exhibit XIX, the Retroactive Closing Special Dividend shall be credited, in calculating the Net Special Dividend in respect of Fiscal Year 1997, to the Member whose pro forma cash generated (used), as calculated in accordance with the instructions set forth in Exhibit XIX, is lower than its share in the pro forma cash generated (used) by the Merial Venture during the Retroactive Period.
     (c) Pre-Closing Preparation of Financial Statements. Each of Merck and RM hereby represents to the other as of the date hereof and as of the Closing Date that (i) each of the monthly actual and pro forma consolidated income statements and consolidated statements of cash flows that it has provided to the other in respect of the operations of the Merck Contributed Business and of RM and its Subsidiaries, respectively, for the first quarter of Fiscal Year 1997 and for each calendar month since and including April 1997, and (ii) each of the quarterly actual and pro forma consolidated balance sheets that it has provided to the other in respect of the Merck Contributed Business and of RM and its Subsidiaries, respectively, since and including the consolidated balance sheets as of March 31, 1997, was prepared, (x) with respect to the actual consolidated income statements and consolidated statements of cash flows referred to above, consistently with the Merck Contributed Business Financials attached as Exhibit XVI hereto in the case of Merck, and the RM Financials attached as Exhibit XVII hereto in the case of RM, and (y) with respect to the pro forma consolidated income statements and consolidated statements of cash flows referred to above, consistently with the instructions set forth in Exhibit XIX; and each of Merck and RM hereby agrees to continue to provide such statements to the other, prepared in a consistent manner, for each calendar month and as of the end of each calendar quarter, as the case may be, until the Closing.
SECTION 6.4. Early Year Adjustment
     If the actual Net Reported Sales by the Merial Venture (or by RM and Merck and their respective Subsidiaries during the Retroactive Period) of certain products specified below in any of 1997, 1998 or 1999 are less than the assumed Baseline Net Reported Sales amounts for such products set forth below, the Principals will give effect in each such year to an adjustment mechanism (the “Early Year Adjustment Mechanism”) set forth in this Section 6.4. A numerical example of the Early Year Adjustment Mechanism is provided in Exhibit XVIII hereto.
     (a) Early Year Adjustment Special Dividend. The Early Year Adjustment Mechanism Entitlements of each Principal, if any, calculated pursuant to this Section 6.4 in respect of each Fiscal Year 1997 through 1999 shall be offset against each other, with the difference between them being the “Early Year Adjustment Special Dividend” for each such Fiscal Year. In calculating the Net Special Dividend in respect of each such

Fiscal Year, the Early Year Adjustment Special Dividend shall be credited to the Merck Member if the Merck Section 6.4 Entitlement (as defined below) is greater or to the RP Member if the RP Section 6.4 Entitlement (as defined below) is greater.
Baseline Net Reported Sales ($ millions)

	1997	1998	1999
RP Adjustment Products	[*]	[*]	[*]
Merck Adjustment Products	[*]	[*]	[*]
Gross Margin Rate (%)

	1997	1998	1999
RP Adjustment Products	[*]	[*]	[*]
Merck Adjustment Products	[*]	[*]	[*]
     (b) Merck Section 6.4 Entitlement. The amount, if any, by which (x) the sum of actual Net Reported Sales of Biological Products and Fipronil Products (together, “RP Adjustment Products”), for any of 1997, 1998 or 1999, are less than (y) the respective Baseline Net Reported Sales for RP Adjustment Products for such year, shall be the “RP Sales Shortfall Amount” for such year. Merck shall be entitled in respect of any such year to a dollar amount (the “Merck Section 6.4 Entitlement”) equal to the product of (xx) the RP Sales Shortfall Amount, (yy) the percentage equal to the Gross Margin Rate set forth above for RP Adjustment Products for such year, and (zz) [*].
     (c) RP Section 6.4 Entitlement. The amount, if any, by which (x) actual Net Reported Sales of Avermectin Products (“Merck Adjustment Products”), for any of 1997, 1998 or 1999, are less than (y) the respective Baseline Net Reported Sales for Merck Adjustment Products for such year, shall be called the “Merck Sales Shortfall Amount” for such year. RP shall be entitled in respect of any such year to a dollar amount (the “RP Section 6.4 Entitlement”) equal to the product of (xx) the Merck Sales Shortfall Amount, (yy) the percentage equal to the Gross Margin Rate set forth above for Merck

Adjustment Products for such year, and (zz) [*].
     (d) 1997 Partial Year. In calculating the Sales Shortfall Amounts, if any, in respect of 1997, the relevant Baseline Net Reported Sales amounts for the full Fiscal Year shall be reduced proportionately (i.e., multiplied by a fraction the numerator of which is the actual Net Reported Sales amount during the period from the Economic Effective Date to the end of 1997 and the denominator of which is actual Net Reported Sales amount for the full calendar year 1997) and compared to actual Net Reported Sales during the period from the Economic Effective Date to the end of 1997.
     (e) Foreign Currency Fluctuation. In order to eliminate the effects of certain foreign currency fluctuations, the Net Reported Sales calculated with respect to all sales of RP Adjustment Products or Merck Adjustment Products denominated in any of the currencies listed hereafter shall be translated into U.S. dollars on the basis of the following exchange rates: English pound sterling .63, French franc 5.00, German deutschemark 1.43, Italian lira 1624, Spanish peseta 125, Japanese yen 93, and Australian dollar 1.35. If any of such sales of RP Adjustment Products or Merck Adjustment Products in one of such countries are denominated in ecus or euros, the Net Reported Sales in U.S. dollars with respect to such sales shall be determined by first translating the amount in ecus or euros, as the case may be, into an amount denominated in the national currency of such country (the English pound sterling, French franc, German deutschemark, Italian lira or Spanish peseta, as the case may be) at the exchange rate in effect at the date of such sale (or, if the national currency no longer exists at such time, the last such exchange rate in effect prior to the elimination of the national currency), and then translating the resulting national currency amount into U.S. dollars at the exchange rates set forth above.
     (f) Early Dissolution. The Early Year Adjustment Mechanism shall only be applied to full calendar years (and to the partial 1997 year as contemplated in Section 6.4(d)). In the event the Merial Venture is Dissolved prior to December 31, 1999, the Principals shall negotiate in good faith at such time in order to adjust the payment(s)

made in connection with such Dissolution to account for the estimated present value of the adjustments that would have been made pursuant to the Early Year Adjustment Mechanism set forth in this Section 6.4 had such Dissolution not occurred. In the event such Dissolution occurs pursuant to the purchase by one Principal of the Merial Venture interest of the other, the adjustment shall be made to the purchase price. In the event such Dissolution occurs pursuant to the purchase by a Third Party of all or substantially all of the Merial Venture, the adjustment shall be made to the apportionment of the purchase price between the Principals (which apportionment would otherwise be 50/50, before accounting for any undistributed Special Dividends or other early Dissolution adjustments).
     (g) Change of Early Year Adjustment Mechanism Premises. If, prior to the Closing, the Principals or, after the Closing, Merial’s Board of Directors, approves a transaction or the development and marketing of a product that can be reasonably viewed as changing the premises upon which the Baseline Net Reported Sales amounts were agreed, then Merck and RP shall negotiate in good faith to determine appropriate and equitable modifications to the Baseline Net Reported Sales amounts and until both Principals agree on such modifications, the foregoing provisions of this Section 6.4 shall continue to apply.
SECTION 6.5. Band Adjustment
     If the average annual actual Net Reported Sales of RP Adjustment Products or Merck Adjustment Products by the Merial Venture during the four calendar-year period of 1998, 1999, 2000 and 2001 is more than [*] the Baseline Net Reported Sales for such products set forth in this Section 6.5, the Parties will give effect to a band adjustment mechanism (the “Band Adjustment Mechanism”) set forth in this Section 6.5. A numerical example of the Band Adjustment Mechanism is provided in Exhibit XVIII hereto.
     (a) Band Adjustment Special Dividend. The Band Adjustment Mechanism Entitlements of each Principal, if any, as calculated pursuant to this Section 6.5, shall be offset against each other, with the difference between them being the “Band Adjustment Special Dividend”. The Band Adjustment Special Dividend shall be credited to the RP Member if the RP Section 6.5 Entitlement, as defined below, is greater than the Merck Section 6.5 Entitlement, as defined below, or to the Merck Member if the Merck Section 6.5 Entitlement is greater than the RP Section 6.5 Entitlement, in calculating the Net Special Dividend in respect of Fiscal Year 2001.
     Baseline Net Reported Sales ($ millions)

	1998	1999	2000	2001	Average
RP Adjustment Products	[*]	[*]	[*]	[*]	[*]
Merck Adjustment Products	[*]	[*]	[*]	[*]	[*]
     (b) Merck Section 6.5 Entitlement. The amount, if any, by which (x) the average of the actual annual Net Reported Sales for RP Adjustment Products, during the period 1998-2001 inclusive, is less than (y) the average of the annual Baseline Net Reported Sales for RP Adjustment Products, during such period, shall be the “Average RP Sales Shortfall Amount”. If the Average RP Sales Shortfall Amount is greater than [*] (the “RP Threshold”), then Merck shall be entitled to an amount (the “Merck Section 6.5 Entitlement”) [*]. The RP Threshold was calculated [*].
     (c) RP Section 6.5 Entitlement. The amount, if any, by which (x) the average of the actual annual Net Reported Sales for Merck Adjustment Products, during the period 1998-2001 inclusive, is less than (y) the average of the annual Baseline Net Reported Sales for Merck Adjustment Products during such period, shall be the “Average Merck Sales Shortfall Amount”. If the Average Merck Sales Shortfall Amount is greater than [*] (the “Merck Threshold”), then RP shall be entitled to an amount (the “RP Section 6.5 Entitlement”) [*]. The Merck Threshold was calculated [*]

[*].
     (d) Foreign Currency Fluctuation. In order to eliminate effects of certain foreign currency fluctuations, actual Net Reported Sales (with respect to sales made in certain currencies other than U.S. dollars) shall be calculated using the same agreed upon exchange rates as for the Early Year Adjustment Mechanism, as set forth in Section 6.4(e) above.
     (e) Early Dissolution. If the Merial Venture liquidates, sells or otherwise disposes of all or substantially all of its assets or is Dissolved prior to January 1, 2002, then the Band Adjustment Mechanism shall be applied as follows:
     (i) if the Dissolution Date is prior to January 1, 1999, the Band Adjustment Mechanism shall not apply;
     (ii) in the case of a Dissolution Date on or after January 1, 1999, the Band Adjustment Mechanism shall be applied as set forth in Section 6.5(a)-(d) above, except as follows:
     The Average RP Sales Shortfall Amount and the Average Merck Sales Shortfall Amount shall be calculated on an annualized basis, based on the number of full calendar quarters from January 1, 1998 through the Dissolution Date, rather than on the average of the four full calendar years of actual Net Reported Sales. The Baseline Net Reported Sales used for the quarters comprising any partial year prior to the Dissolution Date shall equal the product of the Baseline Net Reported Sales for such year and a fraction, the numerator of which is the Net Reported Sales for the relevant products shown (or implicit) in the Approved Budget (as defined below) for the full calendar quarters in such year prior to the Dissolution Date, and the denominator of which is the Net Reported Sales for such Products shown (or implicit) in the Approved Budget for the full year in which the Dissolution occurs. “Approved Budget” means the latest business plan or budget which covers the year in question that has been approved by Merial’s Board of Directors (or, if no such plan or budget has been so approved, then the actual Net Reported Sales for the relevant products during the corresponding periods in the preceding calendar year shall be used in place of the Net Reported Sales shown in the Approved Budget for purposes of the calculation described in the preceding sentence).
     (f) Change of Band Adjustment Mechanism Premises. If, prior to the Closing, the Principals or, after the Closing, Merial’s Board of Directors, approve a transaction or the development and marketing of a product that can be reasonably viewed as changing the premises upon which the Baseline Net Reported Sales amounts were agreed, then Merck and RP shall negotiate in good faith to determine appropriate and equitable modifications to the Baseline Net Reported Sales amounts and until both Principals agree upon such modifications, the foregoing provisions of this Section 6.5 shall continue to apply.
SECTION 6.6. Special Poultry Genetics Profit Allocation
     (a) Merial shall, in respect of each Fiscal Year from 1997 to 2001 inclusive, credit a Special Dividend (the “PG Profit Special Dividend”) to the Merck Member equal to [*] of the “Adjusted Poultry Genetics Profits” for such year. The “Adjusted Poultry Genetics Profits” for each such year shall be calculated by taking the pre-tax profits before interest expenses of the Poultry Genetics Business reflected in the stand alone pro forma financial statements referred to below in this Section 6.6(a) for the relevant Fiscal Year, [*]. The Parties acknowledge (i) that the PG Profit Special Dividend shall be calculated and credited regardless of the proportion of the Poultry Genetics Business’ profits that Merial actually receives in the form of dividends in respect of such year, and (ii) that all dividends actually received by Merial from its Poultry Genetics Business shall be allocated as between the Members as otherwise provided in this Agreement. The Parties agree that the impact of any acquisitions by Merial in the Poultry Genetics Business after the Closing Date, which impact shall be determined by the management of Merial at the time of such acquisitions, shall be excluded from the calculation of the PG Profit Special Dividend. In the event of a divestiture by Merial or any other Merial Venture Company of a part (but less than all or substantially all) of the Poultry Genetics Business contributed to the Merial Venture (other than Goubin) between the Economic Effective Date and December 31, 2001, the Special Poultry Genetics Profit Allocation in respect of the Fiscal Year during which such divestiture occurred shall be increased by an amount equal to [*]. Merial shall prepare stand-alone pro forma financial statements reflecting the operations of the entirety of its Poultry Genetics Business for each Fiscal Year from 1997 through 2001 inclusive, including profit and loss statements, prepared consistently with the accounting principles and practices used to prepare the Merial financial statements (but excluding any financial or interest charges actually incurred by the Poultry Genetics Business). In preparing these financial statements, any expenses for overheads or corporate services shall be allocated on a fair and equitable basis, based on the actual use of corporate resources. These financial statements for the Fiscal Year 1997 shall reflect the operations of the Poultry Genetics Business from the Closing Date to December 31, 1997. The PG Profit Special Dividend in respect of 1997 shall be based on the profits of the Poultry Genetics Business during the period from the Closing Date to December 31, 1997. A numerical example of the Poultry Genetics Special Dividend is provided in Exhibit XVIII hereto.
     (b) Deemed Interest Expense. For the purposes of calculating the Adjusted Poultry Genetics Profits, [*] of Debt shall be deemed to have been initially allocated to the Poultry Genetics Business. The “Deemed Interest Expense” for each year from 1997 through 2001 shall equal [*]

[*]. For the calculation of the 1997 Deemed Interest Expense, [*] shall be used.
     (c) PG Profit Special Dividend. Subject to Section 6.6(d), the PG Profit Special Dividend calculated in respect of each Fiscal Year from 1997 to 2001 inclusive shall be credited to the Merck Member in calculating the Net Special Dividend pursuant to Section 6.2 in respect of such Fiscal Year.
     (d) Early Disposal or Dissolution. If the Merial Venture liquidates, sells or otherwise disposes of all or substantially all of its Poultry Genetics Business or if the Merial Venture is Dissolved prior to January 1, 2002, then the Principals shall negotiate in good faith at such time, in order to adjust the payment(s) made in connection with such disposal or Dissolution to account for the estimated present value of the remaining PG Profit Special Allocation (the “PG Profit Allocation Present Value”). In the event the Principals are not able to agree within 30 days of the closing of such disposal or Dissolution on the amount of the PG Profit Allocation Present Value, it shall be determined in accordance with the procedures set forth in Section 17.2(g)(ii). In the event of an early sale or other disposition by the Merial Venture of all or substantially all of its Poultry Genetics Business, Merial shall, pursuant to Section 6.2, credit the PG Profit Allocation Present Value to the Merck Member as a Special Dividend in respect of the calendar year during which such sale was completed. In the event of a Dissolution of the Merial Venture pursuant to the sale by one Principal of its Merial Venture Interest to the other, the purchase price shall be increased (in the case of a sale to RP) or decreased (in the case of a sale to Merck), as appropriate, by the PG Profit Allocation Present Value (on a dollar for dollar basis). In the event of a Dissolution of the Merial Venture pursuant to the sale of all or substantially all of the Merial Venture to a Third Party, the apportionment of the sales proceeds to the Merck Member (which apportionment as between the Members would otherwise be 50/50, before accounting for any undistributed Special Dividends or other adjustments provided for in this Article VI) shall be increased on a dollar for dollar basis equal to the PG Profit Allocation Present Value.

SECTION 6.7. Supply Price Adjustments
     (a) Merck Supply Price Adjustment. In respect of each Fiscal Year, the RP Member shall have an entitlement (the “RP Section 6.7 Entitlement”) equal to the product of (i) [*], and (ii) (x) the sum of all amounts accrued by the Merial Venture to the Merck Group for such Fiscal Year for the supply of products (or bulk) pursuant to the Merck Supply Agreement, and (without duplication) of all amounts paid by Merial or its Subsidiaries during such Fiscal Year to purchase the Inventories included in the Merck Contributed Non-U.S. Assets and the Retained Inventory, if any, less (y) the sum of (AA) all amounts that would have been so accrued with respect to such Fiscal Year if calculated in accordance with the Merck Manufacturing Supply Price Formula and (BB) the Avermectin Products Sales Adjustment for such Fiscal Year calculated in accordance with Exhibit XXI [Avermectin Products Sales Adjustment], but only if the amount (the “Delta”) equal to the amount determined pursuant to clause (x) above less the amount determined pursuant to clause (y) above, is a positive amount. The sum of the amounts specified in (AA) and (BB) shall be the “Merck Negotiated Supply Price”. If the Delta is a negative number, then in respect of such Fiscal Year (whether or not the Merck Supply Agreement is then in effect), the Merck Member shall have an entitlement (the “Merck Section 6.7(a) Entitlement”) equal to the product of (i) [*], and (ii) the absolute amount of the Delta. Merck hereby represents that the formula for calculating standard direct cost in the Merck Supply Agreement is on the same basis as the formula used to calculate standard direct cost in the Merck Base Case and the multiple of standard direct cost in the Merck Base Case roughly approximates (on average over the five years following the Closing Date given the product mix included in the Merck Base Case) the multiple of standard direct cost provided for in the Merck Manufacturing Supply Price Formula.
     (b) RP Supply Price Adjustment. In respect of each Fiscal Year, the Merck Member shall have an entitlement (the “Merck Section 6.7(b) Entitlement”) equal to the product of (i) [*], and (ii) (x) the sum of all amounts accrued by the Merial Venture to the RP Group for such Fiscal Year for the supply of products (or bulk) pursuant to the RP Ag Supply Agreement, less (y) the sum of all amounts that would have been so accrued if calculated at Fully Allocated Cost (as defined in the RP Ag Manufacturing Supply Price Formula). RP hereby represents that the purchase price for Fipronil used in preparing the projections set forth in the RM Base Case was calculated using Fully Allocated Cost (as defined in the RP Ag Manufacturing Supply Price Formula).
     (c) Supply Price Adjustment Special Dividend. The “Supply Price Adjustment Special Dividend” shall be equal to the difference between the respective Entitlements of the Principals, if any, in respect of each relevant Fiscal Year, as calculated pursuant to Sections 6.7(a) and (b) above. The Supply Price Adjustment Special Dividend shall be credited to the RP Member if the RP Section 6.7 Entitlement is greater than the Merck Section 6.7(a) Entitlement plus the Merck Section 6.7(b) Entitlement or to the Merck Member if the Merck Section 6.7(a) Entitlement plus the Merck Section 6.7(b) Entitlement is greater than the RP Section 6.7 Entitlement, in calculating the Net Special Dividend in respect of such year pursuant to Section 6.2. A numerical example of the Supply Price Adjustment is provided in Exhibit XVIII hereto.
     (d) Alternative Upon Dissolution, Sale, Etc. In the event that, as a result of any Dissolution, any transaction contemplated by Articles XVI or XVII or otherwise, this Section 6.7 is no longer operative or no longer effectively gives effect to the economic principle that on a net basis Merck is selling and the Merial Venture is purchasing Avermectin Products at the Merck Manufacturing Supply Price Formula and Merck receives amounts calculated pursuant to the Avermectin Products Sales Adjustment Exhibit, the Parties agree that, prior to the effectiveness of any such event, alternative arrangements shall be entered into by and among the Parties and/or a purchaser in order to provide the equivalent economic benefits to the Parties of the arrangements contemplated by this Section 6.7 that, in the aggregate, have no less favorable economic, tax, commercial and legal characteristics to each of the Parties.
SECTION 6.8 Contributed Debt Adjustment Special Dividend

     (a) From the Closing Balance Sheets, the Parties shall calculate the “RM Actual Contributed Net Debt Variance”, as defined below, and the “Merck Actual Contributed Net Debt Variance”, as defined below. The difference between the RM Actual Contributed Net Debt Variance and the Merck Actual Contributed Net Debt Variance, calculated as set forth below, shall be the “Contributed Debt Adjustment Special Dividend”. In calculating the Net Special Dividend in respect of the 1997 Fiscal Year pursuant to Section 6.2, the Contributed Debt Adjustment Special Dividend shall be credited to the RP Member if the Merck Actual Contributed Net Debt Variance is greater than the RM Actual Contributed Net Debt Variance, and to the Merck Member if the RM Actual Contributed Net Debt Variance is greater than the Merck Actual Contributed Net Debt Variance. A numerical example of the Contributed Debt Adjustment Special Dividend is provided in Exhibit XVIII hereto.
     (b) The “RM Actual Contributed Net Debt Variance” shall be equal to:
     the RM Intercompany Debt (as defined in Section 5.2(b)),
plus
     the RM Outstanding Debt (as defined in Section 5.2(b)),
plus
     the RM Accrued Tax Liabilities (as defined in Section 5.2(b)), plus
     the RM China Financial Receivable (as defined in Section 5.1(b)(ii)), plus
     the RP Chinese Assets Value Shortfall (as defined in Section 5.1(b)(ii)), less
     the RM Closing Cash (as defined in Section 5.2(b)),
less
     [*]
     (c) The “Merck Actual Contributed Net Debt Variance” shall be equal to:
     the Merck Non-U.S. Net Assets Value (as defined in Section 5.1(a)(ii)(A)),

plus
     the Retained Receivables (as defined in Section 5.1(a)(ii)(C)), plus
     the Retained Inventories (as defined in Section 5.1(a)(ii)(C)), plus
     the Merck Accrued Tax Liabilities (as defined in Section 5.1(a)(ii)(B)), plus
     the Merck Other Debt (as defined in Section 5.1(a)(ii)(B)), less
     the Merck Cash Contribution Amount (as defined in Section 5.1(a)(ii)(B)), less
     the Merck Closing Cash (as defined in Section 5.1(a)(ii)(B)), less
     [*].
     (d) The Contributed Debt Adjustment Special Dividend shall equal the difference between the RM Actual Contributed Net Debt Variance and the Merck Actual Contributed Net Debt Variance, which difference shall be calculated taking into account any negative amounts (for example, if one amount is -4 (negative four) and the other is 4, the difference between them shall be 8).
SECTION 6.9. Delayed Purchase Assets and Liabilities Special Dividend
     The Parties shall agree on the estimated aggregate fair market value of the Delayed Purchase Assets, such estimated value being the “Estimated Delayed Purchase Assets Value”. For purposes of this Section 6.9, the amount in U.S. dollars to be used in calculating any purchase price for Delayed Purchase Assets denominated in a currency other than U.S. dollars shall be calculated using the closing midpoint exchange rate set forth in the London edition of the Financial Times on the date the payment is made.
     (a) Purchases of Delayed Purchase Assets during the 1997 Fiscal Year. As soon as practicable after the end of the 1997 Fiscal Year, and in no event later than the twentieth (20th) Business Day following the end of such Fiscal Year, Merial shall (i) determine whether all the Delayed Purchase Assets have been purchased during the 1997 Fiscal Year, and (ii) calculate the difference between (x) the Estimated Delayed Purchase Assets Value and (y) the purchase price actually paid for all the Delayed Purchase Assets purchased during the 1997 Fiscal Year (the “1997 Aggregate Purchase Price”), which difference shall be the “1997 Delayed Purchase Assets Variance”.
(A) If the 1997 Aggregate Purchase Price is greater than the Estimated Delayed Purchase Assets Value, the 1997 Delayed Purchase Assets Variance shall be credited as a 1997 Delayed Purchase Assets Special Dividend to the RP Member, pursuant to Section 6.2 and in respect of the 1997 Fiscal Year.
(B) If the purchase of all Delayed Purchase Assets is completed by December 31, 1997 and the Estimated Delayed Purchase Assets Value is greater than the 1997 Aggregate Purchase Price, the 1997 Delayed Purchase Assets Variance shall be credited as a 1997 Delayed Purchase Assets Special Dividend to the Merck Member pursuant to Section 6.2 and in respect of the 1997 Fiscal Year.
(C) If the purchase of all Delayed Purchase Assets is not completed by December 31, 1997 and the 1997 Aggregate Purchase Price is lower than the Estimated Delayed Purchase Assets Value, no Delayed Purchase Assets Special Dividend shall be credited with respect to the 1997 Fiscal Year.
     (b) Purchases during 1998. As soon as practicable after the end of the 1998 Fiscal Year, and in no event later than the twentieth (20th) Business Day following the end of such Fiscal Year, Merial shall (i) determine whether all the remaining Delayed Purchase Assets have been purchased during the 1998 Fiscal Year, and (ii) calculate the difference between (x) the Estimated Delayed Purchase Assets Value and (y) the purchase price actually paid for all the Delayed Purchase Assets purchased during the 1997 and the

1998 Fiscal Years (the “Global Purchase Price”), which difference shall be the “Global Delayed Purchase Assets Variance”.
(A) If the purchase of all Delayed Purchase Assets is completed by December 31, 1998 and the Global Purchase Price is greater than the Estimated Delayed Purchase Assets Value, a Delayed Purchase Assets Special Dividend equal to the difference between the Global Delayed Purchase Assets Variance and the 1997 Delayed Purchase Assets Special Dividend credited to the RP Member and specified in Section 6.9(a)(A) shall be credited to the RP Member, pursuant to Section 6.2 and in respect of the 1998 Fiscal Year. If the purchase of all Delayed Purchase Assets is completed by December 31, 1998 and the Global Purchase Price is lower than the Estimated Delayed Purchase Assets Value, a Delayed Purchase Assets Special Dividend equal to the difference between the Global Delayed Purchase Assets Variance and the 1997 Delayed Purchase Assets Special Dividend credited to the Merck Member and specified in Section 6.9(a)(B) shall be credited to the Merck Member, pursuant to Section 6.2 and in respect of the 1998 Fiscal Year.
(B) If the purchase of all Delayed Purchase Assets is not completed by December 31, 1998, the Parties shall meet no later then the twentieth (20th) Business Day of the 1999 Fiscal Year to determine the consequences, financial and otherwise, of such a failure, and such consequences shall be taken into account to determine the 1998 Delayed Purchase Assets Special Dividend.
SECTION 6.10. Early Dissolution and the Merck Research Payment
     No RM Funding Commitment payments (as defined in the Merck Research Agreement) shall be made by RM SAS after the Dissolution of the Merial Venture; provided, however, that if the Merial Venture is Dissolved before December 31, 2003, the payment(s) made in connection with such Dissolution to the Merck Member shall be increased (or to the RP Member shall be decreased) by an amount equal to the present value of future RM Funding Commitment payments (the “Research Payment Present Value”), which shall be deemed to be [*] for a Dissolution during the calendar year 1997, and [*]. In the event of a Dissolution of the Merial Venture pursuant to the sale by one Principal of its Merial Venture Interest to the other, the purchase price shall be increased or decreased, as appropriate, by the Research Payment Present Value (on a dollar for dollar basis). In the event of a Dissolution of the Merial Venture pursuant to the sale of all or substantially all of the Merial Venture to a Third Party, the apportionment of the sales proceeds to the Merck Member (which apportionment as between the Members would otherwise be 50/50, before accounting for any undistributed Special Dividends or other adjustments provided for in this Article VI) shall be increased on a dollar for dollar basis equal to the Research Payment Present Value.
SECTION 6.11. Distribution Upon Liquidation
     In any liquidation of the Merial Venture, the assets of the Merial Venture shall, subject to applicable Laws, be distributed in accordance with the following priorities:
(i) First, to the creditors of the Merial Venture (including to any RP Companies or Merck Companies to whom any Debt or accounts payable may be owed by the Merial Venture) in accordance with applicable Laws and any judgments or orders of competent Public Authorities;
(ii) second, to the extent of any assets remaining, if there is any unpaid Net Special Dividend balance outstanding in respect of any prior Fiscal Year, an amount equivalent to such balance to the Member to whom such unpaid Net Special Dividend balance is due (together with any interest accrued thereon);

(iii) third, to the extent of any assets remaining, each of the adjustments contemplated by Section 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] and 6.10 [Research Payments] shall be added or netted, as appropriate, and the resulting net adjustment amount paid to the Member entitled thereto; and
(iv) fourth, any remaining assets shall be distributed as between the Members and/or their Affiliates that hold the Preference Shares, if any, in the following order of priority: first, to the Members in an amount equal to the amount of any Net Special Dividend that would be calculated for the Member for the Fiscal Year in which the Dissolution of Merial occurs, treating such Fiscal Year as ending on the date of such Dissolution (to the extent not duplicative of (iii) above); second, in respect of any accumulated but unpaid dividends on the Preference Shares, to the holders thereof; third, in a return to the holders of the Preference Shares of capital equal to the nominal value of such shares, to the holders thereof; and fourth, equally as between the Members in respect of their general ownership interest in Merial.

ARTICLE VII
EMPLOYEES AND EMPLOYEE BENEFIT MATTERS
SECTION 7.1. Animal Health Division — U.S.
     (a) Leasing of Merck Employees. The Merck Group employees employed in the Animal Health Business in the U.S. as of the Closing Date listed on a schedule to be provided by Merck on the Closing Date, which list shall include not only employees then actively employed but also those then on leave of absence, short-term disability, long-term disability and workers compensation (the “Merck Leased Employees”), shall be leased to Merial, or to a Merial Venture Company designated by Merial, as of the Closing Date pursuant to the terms set forth in the Merck Employee Leasing Agreement. Each Merck Leased Employee who is employed by Merck as of December 31, 1997 including not only employees then actively employed but also those then on leave of absence, short-term disability, long-term disability and workers compensation shall be offered employment with Merial, or a Merial Venture Company designated by Merial, as of January 1, 1998 at a rate of base salary determined by Merial and shall be eligible to participate in all employee benefit plans established and/or maintained by Merial or such Merial Venture Company, as the case may be. Notwithstanding the foregoing sentence, each Merck Leased Employee who has commenced, or is eligible to commence, benefits under the Merck & Co., Inc. Long-Term Disability Plan for Non-Union Employees (the “Merck LTD Plan”) prior to January 1, 1998 (a “Merck LTD Employee”) shall continue to receive medical, dental, life insurance and long-term disability benefits under the terms and conditions of the applicable Merck benefit plans, as each may be amended from time-to-time, and such continuation of benefits shall be at Merck’s sole cost and expense; provided, however, that the costs of benefits provided to a Merck Leased Employee who returns to work during the term of the Leasing Agreement or, thereafter, returns to work with the Merial Venture, shall be borne by Merial. Merck shall reimburse Merial (or the appropriate Merial Venture Company) for the cost of providing long-term disability benefits to each Merck Leased Employee who has commenced or is eligible to commence benefits under the Merck & Co., Inc. Short-Term Disability Plan for Non-Union

Employees prior to the Closing Date and becomes eligible to receive, on or after January 1, 1998, benefits under the Merial long-term disability plan as a result of such pre-Closing disability, provided such disability is continuous in accordance with the terms of the Merial long-term disability plan. Those Merck Leased Employees (including the Merck LTD Employees) who accept employment with Merial, or a Merial Venture Company designated by Merial, shall be referred to as the “Merial Merck Employees.”
     (b) Grandfathered Merck Retirement Benefits. All Merial Merck Employees shall be 100% vested in the Retirement Plan for Salaried Employees of Merck & Co., Inc. (the “Qualified Plan”) and in the Merck & Co., Inc. Supplemental Retirement Plan, as each such plan may be amended from time to time, (together with the Qualified Plan, the “Merck Retirement Plans”) as of December 31, 1997. Each Merial Merck Employee, the sum of whose age plus years of credited service (within the meaning of the Qualified Plan) as of December 31, 1997 equals at least 60 (collectively, the “Grandfathered Merck Employees”) shall receive credit for his or her years of service with the Merial Venture for purposes of determining eligibility to receive a subsidized early retirement benefit with respect to his or her benefit accrued through December 31, 1997 under the Merck Retirement Plans. Unless required by law, benefits under the Merck Retirement Plans shall not commence until the Grandfathered Merck Employee terminates employment with the Merial Venture. The compensation that each Merial Merck Employee receives from the Merial Venture during the period from January 1, 1998 to December 31, 2007 will for purposes of determining his or her final average pay under the Merck Retirement Plans be treated as if it were compensation received from Merck. An accounting or actuarial firm mutually agreed upon by Merck and RP shall determine the present value of the benefits to be provided to Merial Merck Employees pursuant to this Section 7.1(b) that are in excess of the benefits they would otherwise be entitled to receive under the Merck Retirement Plans in the absence of this Section 7.1(b) (such excess amount shall be defined as the “Retirement Cost”). The Retirement Cost shall be determined as of December 31, 1997 using the December 31, 1997 demographics of Merial Merck Employees and shall be based upon the actuarial assumptions used by Merck for purposes of determining pension expense pursuant to Financial Accounting Standards (“FAS”) 87 for the Merck Retirement Plans for 1998. Merial shall credit to the Merck Member in respect of the Fiscal Year in which the Retirement Cost is calculated a Special Dividend equal to the Retirement Cost (as increased by an amount calculated as interest at [*] from December 31, 1997 through the earlier of (x) the date on which the Net Special Dividend in respect of such Fiscal Year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid).
     (c) Grandfathered Retiree Medical and Dental Benefits. Each Grandfathered Merck Employee whose employment with the Merial Venture terminates and who, at the time of such termination, (i) is at least 55 years old with at least 10 years of credited service (as defined under the Qualified Plan and including service with the Merial Venture) or (ii) if hired by Merck prior to January 1, 1989 is at least 65 years old or meets the requirements of the foregoing clause (i), shall be eligible to receive retiree medical benefits under the terms applicable to retirees under the Merck & Co., Inc. Medical Plan for Nonunion Employees as it may be amended from time to time (the “Merck Medical Plan”) and shall be eligible to receive retiree dental benefits under the terms applicable to retirees under the Merck & Co., Inc. Dental Plan for Nonunion Employees as it may be amended from time to time (the “Merck Dental Plan”). An accounting or actuarial firm mutually agreed upon by Merck and RP shall determine the present value of the accumulated post retirement benefit obligation existing for eligible Grandfathered Merck Employees (other than those employees who, as of December 31, 1997 (i) are at least 55 years old with at least 10 years of credited service (as defined under the Qualified Plan), or (ii) if hired by Merck prior to January 1, 1989 are at least 65 years old or meet the requirements of the immediately foregoing clause (i)) pursuant to this Section 7.1(c) (the “Health Cost”). The Health Cost shall be determined as of December 31, 1997 using the December 31, 1997 demographics of eligible Grandfathered Merck Employees and shall be based upon the actuarial assumptions used by Merck for calculating the expense for the Merck Medical Plan and the Merck Dental Plan pursuant to FAS 106 for 1998. Merial shall credit to the Merck Member in respect of the Fiscal Year in which the Health Cost is calculated a Special Dividend equal to the Health Cost (as increased by an amount calculated as interest at [*] from December 31, 1997 through the earlier of (x) the date on which the Net

Special Dividend in respect of the 1998 Fiscal Year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid).
     (d) Merck Stock Options. In addition to any stock option grants made prior to the date of this Agreement under any Merck incentive stock plan (all such plans collectively, the “Merck Stock Option Plans”), Merck may make an additional grant under the current Merck Stock Option Plan to be priced as of the Closing Date to selected employees as determined by Merck who shall become Merck Leased Employees. Merck will provide the shares of Merck common stock obtained upon exercise of any stock option grants which have been made by Merck under the Merck Stock Option Plans to any Merial Merck Employee which are outstanding as of the Closing Date. Promptly after any such exercise, Merck may invoice on an employee by employee basis and, if so invoiced, Merial (or the appropriate Merial Venture Company) will pay to Merck (within fifteen (15) days after receipt of such invoice), the amount (the “Spread”) equal to the product of (A) the excess of (i) the per share market price of shares of Merck common stock purchased on the exercise of the option, over (ii) the per share exercise price of the stock option (adjusted for stock splits, stock dividends, reclassification and similar events between the date the stock option was granted and the exercise date, as considered appropriate by Merck), times (B) the number of shares issued upon such exercise. Merial shall credit to the RP Member in respect of any Fiscal Year in which it pays a Spread to Merck, a Special Dividend equal to the aggregate of (x) all Spreads paid in such Fiscal Year by Merial to Merck plus (y) any incidental costs associated with the payment of such Spreads and paid by the Merial Venture (i.e., any employer taxes paid). The Special Dividend (as described in the foregoing sentence) that may be credited to the RP Member in any particular Fiscal Year shall be increased by an amount calculated as interest at a rate equal to [*] accruing from December 31 of such Fiscal Year through the earlier of (x) the date on which the Net Special Dividend in respect of such Fiscal Year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid.

     (e) RM Plans. Following the Closing and until December 31, 1997, Merial shall, or shall cause RM or its Subsidiaries to continue to, maintain the employee benefit plans that were in effect for the employees of RM or its Subsidiaries employed in the Animal Health Business in the U.S. (“RM U.S. Employees”) immediately prior to the Closing, other than any stock option plans (the “RM Plans”). Prior to January 1, 1998, such RM Plans shall only be amended (i) as required by law, (ii) to maintain the tax qualified status of any such plan or (iii) as determined by the Board of Directors; provided, however, that the RM/Select 401 (k) Plan (the “RM 401 (k) Plan”) shall be amended as of July 1, 1997 to provide an employer matching contribution of [*] each $1.00 deferred by a participant under the plan up to [*] of compensation.
     (f) Merial Plans. Effective January 1, 1998, Merial shall, or shall cause the appropriate Merial Venture Company to, amend the RM Plans or otherwise establish such employee benefit plans in accordance with the terms set forth herein (other than a severance plan which shall be established as of the Closing Date) in which Merial Merck Employees and RM U.S. Employees (collectively the “U.S. Animal Health Employees”) shall participate as Merial shall deem appropriate subject to the terms and conditions set forth herein. It is the intention that such plans shall be initially designed so that the expected aggregate cost for the plans shall not, on an annualized basis, exceed the total combined aggregate benefit plan costs of RM and its Subsidiaries and Merck for such employees on an annualized basis prior to the Closing Date.
     (i) Cash Balance Plan. Effective as of January 1, 1998, Merial shall, or shall cause the appropriate Merial Venture Company to, establish one or more cash balance retirement plans (tax-qualified or non-tax qualified) (the “Cash Balance Plan”) in which the U.S. Animal Health Employees shall be eligible to participate upon satisfying the applicable age and service requirements established for such plan. All U.S. Animal Health Employees shall be credited for their prior service with the Merial Venture, Merck or RM (or their respective Subsidiaries) for vesting and eligibility purposes with respect to the Cash Balance Plan. The Cash Balance Plan and the Amended RM 401(k) Plan (as hereinafter defined) shall be initially designed to collectively provide retirement benefits at the median of the Watson Wyatt sample of 731 companies as provided to the parties by Watson Wyatt prior to the date hereof. It is the intention that the annual costs of employer contributions to such plans for 1998 shall not exceed the total combined aggregate costs for the U.S. Animal Health Employees under the RM 401 (k) Plan, Merck 401 (k) Plan and the Merck Retirement Plan on an annualized basis prior to the Closing Date.
     (ii) 401(k) Plan. The profit sharing contribution provided for under the RM 401(k) Plan for the 1997 plan year shall be made by Merial (or the appropriate Merial Venture Company) and shall not exceed [*] of the compensation of participants in the plan, which contribution amount shall be split between RP and Merial on a pro-rata basis, with RP bearing the contribution amount (pursuant to the Special Dividend described in the following sentence) for the portion of the plan year up to and including the Closing Date (the “RM Profit Sharing Cost”) and Merial the portion of the plan year after the Closing Date. Merial shall credit to the Merck Member in respect of the 1998 Fiscal Year a Special Dividend equal to the RM Profit Sharing Cost [*], as increased by an amount calculated as interest at [*] from the date on which the profit sharing contribution with respect to the 1997 plan year is made by Merial through the earlier of (x) the date on which the Net Special Dividend in respect of the 1998 Fiscal Year is paid in full, and (y) April 15, 1999. Effective January 1, 1998, the RM 401(k) Plan shall be amended to provide (A) an employer matching contribution of [*] for each $1.00 deferred by a participant under the plan up to [*] of compensation (or such other level of contribution as the Board of Directors shall decide), (B) investment options permitting participants to invest in Merck and RP stock (provided that the plan purchases such stock in open market transactions and not directly from Merck or RP), and (C) that the profit sharing portion of the plan is terminated (as so amended, the “Amended RM 401(k) Plan”). Effective January 1, 1998, all Merial Merck Employees who were participants in the Merck 401 (k) Plan shall cease to be participants in such plan and shall become participants in the Amended RM 401(k) Plan and the Amended RM 401(k) Plan shall credit for eligibility and vesting purposes all service by a Merial Merck Employee for which such service was recognized under the Merck 401(k) Plan prior to January 1, 1998. As soon as practicable after January 1, 1998, Merck shall cause the trustee of the Merck 401(k) Plan to transfer to the trustee of the Amended RM 401(k) Plan assets equal to the account balances as of the valuation date immediately preceding the date of transfer of the Merial Merck Employees who were participants in the Merck 401(k) Plan; provided, however, that no such transfer shall occur until Merial demonstrates to the reasonable satisfaction of Merck and Merck demonstrates to the reasonable satisfaction of Merial that, at the time of the transfer, the Amended RM 401(k) Plan and the Merck 401(k) Plan, respectively, satisfy the requirements for qualification under Section 401(a) of the Code. The transfer referred to in the preceding sentence may be made in shares of Merck stock (to the extent the transferred account balances are invested in the Merck Unitized Common Stock Fund under the Merck 401(k) Plan), promissory notes or other documents evidencing participant loans (to the extent the transferred account balances consist of participant loans) and cash. Upon the transfer of assets contemplated in this Section 7.1(f)(ii), the Merck 401(k) Plan shall be relieved of, and the Amended RM 401(k) Plan shall assume, all liability with respect to the payment of the transferred account balances.
     (iii) Medical Plan. Effective January 1, 1998, the RM Nonunion Medical Benefits Plan (“RM Medical Plan”) shall be amended (A) to the extent necessary, to provide that Merial Merck Employees are eligible to participate in the plan, (B) where feasible, to provide for managed care in locations where Merck provides managed care to its employees immediately prior to January 1, 1998, and (C) to provide that the percentage of the cost of coverage under the plan borne by each participant shall not be more than [*]. Merial shall cause the RM Medical Plan to waive any preexisting condition exclusions or restrictions to the extent necessary to provide immediate coverage under the plan for Merial Merck Employees.

     (iv) Dental Plan. Effective January 1, 1998, the RM/Select Laboratories, Inc. Dental Plan (the “RM Dental Plan”) shall be amended to provide that (A) Merial Merck Employees are eligible to participate in the plan, and (B) to provide that the percentage of the cost of coverage under the plan borne by each participant shall not be more than [*]. Merial shall cause the RM Dental Plan to waive any preexisting condition exclusions or restrictions to the extent necessary to provide immediate coverage under the plan for Merial Merck Employees.
     (v) Other Plans. Effective as of January 1, 1998, Merial shall, or shall cause the appropriate Merial Venture Company to, establish a health care reimbursement account, dependent care reimbursement account, group life insurance, accidental death and dismemberment insurance, a Section 125 plan, and long-term and short-term disability plans that shall cover all U.S. Animal Health Employees the terms of which shall be determined by the Board of Directors, and such other plans as are determined by the Board of Directors.
     (vi) Severance Policies.
     (A) Effective as of the Closing Date, Merial shall, or shall cause the appropriate Merial Venture Company to, establish a severance policy (the “Regular Severance Policy”) covering the RM U.S. Employees (and, effective as of January 1, 1998, all of the U.S. Animal Health Employees) that provides, in exchange for an executed release, a severance benefit of [*] of salary (salary to be defined as base salary excluding overtime, premiums and other extraordinary payments) for each full year (for any partial year, prorated based on full calendar months) of service with the Merial Venture, RM and/or Merck (or their respective Subsidiaries) under circumstances and on terms and conditions as determined by the Board of Directors. For RM U.S. Employees, for the period from the Closing Date through December 31, 1997, such Regular Severance Policy shall include outplacement services and an additional [*] of salary for each full year of service (for any partial year, prorated based on full calendar months) plus [*] of salary in lieu of notice. Benefits payable under the Regular Severance Policy are in lieu of any other severance arrangements or benefits provided to employees by RM or its Subsidiaries or the Merial Venture.
     (B) Effective prior to the Closing Date, RM shall establish a special severance policy (the “Special Severance Policy”) covering the employees listed by RM on Schedules 7.1 F-1 and 7.1 F-2 (collectively, the “Eligible Employees”) that provides, in exchange for an executed release by the Eligible Employees and an agreement as to certain other terms and conditions, a severance benefit in the event of a termination of employment described in the following sentence of (i) for the Eligible Employees listed on Schedule 7.1 F-1, [*] of salary [*] of salary for each full year of service (partial years will not be counted) subject to a maximum of [*] of salary and for the Eligible Employees listed on Schedule 7.1 F-2, [*] of salary plus [*] of salary for each full year of service (partial years will not be counted) subject to a maximum of [*] of salary, (ii) an amount equal to the applicable premium cost to an Eligible Employee of [*] of continuation of coverage under the RM Medical Plan and the RM Dental Plan (the “Premium Payment”) plus an additional amount equal to the estimated tax liability incurred by an Eligible Employee with respect to the Premium Payment (as set forth in the letter agreement with such Eligible Employee), and (iii) outplacement services. An Eligible Employee (x) whose employment with RM or the Merial Venture is terminated prior to December 31, 1997, (1) by RM or the Merial Venture for reasons other than for misconduct or other cause, or (2) by the Eligible Employee upon reasonable written notice to RM or the Merial Venture if the position offered to the Eligible Employee by RM or the Merial Venture is not substantially comparable in base salary and job responsibilities as the position held by the Eligible Employee immediately prior to such offer or (y) who is notified prior to December 31, 1997 that his employment with the Merial Venture will be terminated as of a specified date occurring after December 31, 1997 and who remains employed through the specified date, in either case, shall be entitled to the severance benefits described in clauses (i) or (ii), as applicable, of the first sentence of this paragraph (B). Eligible Employees whose employment is terminated prior to December 31, 1997 for reasons other than misconduct or other cause will also be entitled to outplacement services. Benefits payable under the Special Severance Policy are in lieu of any other severance arrangements or benefits provided to employees by either RM and it Subsidiaries or the Merial Venture, including the Regular Severance Policy. An Eligible Employee who is informed prior to December 31, 1997 that his or her employment with the Merial Venture will be terminated as of a specified date occurring after December 31, 1997 who does not remain employed through such date will not be entitled to receive, and will not receive, any severance benefits under the Special Severance Policy or under any other plan, policy or program of RM and its Subsidiaries or the Merial Venture including the Regular Severance Policy. The Special Severance Policy will expire on December 31, 1997 and as of January 1, 1998 the Eligible Employees will participate in the Regular Severance Policy; except those Eligible Employees who are informed prior to December 31, 1997 that their employment with the Merial Venture will be terminated on a date after December 31, 1997, in which case, the Special Severance Policy shall continue to apply to each such Eligible Employee until such specified date. Merial shall (or shall cause the appropriate Merial Venture Company to) bear the costs of the Special Severance Policy.
     (C) From the Closing Date through December 31, 1997, Merck Leased Employees shall participate in a severance plan (the “Merck Leased Employees Severance Plan”) to be established by Merck the terms of which are described in the Merck Employee Leasing Agreement. Effective as of

the Closing Date, Merck shall establish a special severance policy, covering those Merck Leased Employees determined by the Board of Directors on terms (including the reimbursement of Merck by Merial for payments made under such policy) described in the Merck Employee Leasing Agreement.
     (vii) Bonus Programs. Merial shall establish annual sales and annual incentive programs effective as of January 1, 1998 on terms and conditions established by the Board of Directors in which employees of the Merial Venture shall be eligible to participate. RM and Merck shall continue their respective sales and incentive plans for 1997 for the RM US Employees and the Merck Leased Employees, respectively; provided, however, that, to the extent feasible, Merial shall establish the goals for the sales plans for the RM U.S. Employees and the Merck Leased Employees for the period beginning on the Closing Date and ending on December 31, 1997. Merck shall pay bonuses under the applicable Merck sales and incentive plans to the Merck Leased Employees. Merial shall reimburse Merck for the cost of the payment of such bonuses on a pro rata basis in accordance with the terms of the Merck Employee Leasing Agreement.
     Merial shall (or shall cause the appropriate Merial Venture Company to) pay that portion of the bonuses earned by the RM U.S. Employees under the RM annual sales and incentive plan[s] with respect to the 1997 bonus period up to and including the Closing Date to the RM U.S. Employees as soon as practicable after the Closing Date. RP shall bear the obligation for the bonuses paid under the foregoing sentence pursuant to the Special Dividend described in the following sentence. Merial shall credit to the Merck Member for the 1997 Fiscal Year a Special Dividend equal to the amount of such bonuses paid by Merial under the RM annual sales and incentive plan[s] multiplied by [*], as increased by an amount calculated as interest at [*] from the Closing Date through the earlier of (x) the date on which the Net Special Dividend in respect of the 1997 Fiscal Year is paid in full, and (y) April 15, 1998. The appropriate Merial Venture Company shall pay that portion of the bonuses earned by the RM U.S. Employees under such annual sales and incentive plan[s] with respect to the 1997 bonus period following the Closing Date to the RM U.S. Employees in accordance with the terms and conditions of such plans and shall bear the costs of such payments.
     (viii) Service Credit. Without limiting any of the foregoing provisions of this Section 7.1, Merial shall, or shall cause the appropriate Merial Venture Company to, recognize for U.S. Animal Health Employees all service with Merck and RM and their respective affiliates and predecessors prior to such employees becoming employees of the Merial Venture for all purposes under the plans of the Merial Venture, other than pension benefit accrual, for which such service was recognized by Merck or RM or their respective Subsidiaries and Merial shall, or shall cause the appropriate Merial Venture Company, to waive for U.S. Animal Health Employees any pre-existing condition exclusions or restrictions and, for other than the Merck LTD Employees, any actively-at-work requirements imposed by any of the Merial plans.
     (ix) Change in Transfer Date. January 1, 1998 is assumed to be the date on which Merck Leased Employees shall become Merial Merck Employees. If January 1, 1998 is not the transfer date, Merck and RP shall agree on the appropriate transfer date and appropriate adjustments to be made to the terms and costs provided for in this Article VII.
     (g) Transfer of Certain Rhône Mérieux, Inc. Employees. As of the Closing Date, Rhône Mérieux, Inc. shall cause the employment of those RM U.S. Employees who are employed by Rhône Mérieux, Inc. as of such date as sales and distribution employees (the “S&D Employees”) to be transferred to Merial (or to a Merial Venture Company designated by Merial). Effective as of the Closing Date, Merial (or the appropriate Merial Venture Company) shall become a participating employer in the RM Plans in which the S&D Employees participated prior to the Closing Date and the S&D Employees shall remain participants in such plans to the extent and under the terms in which they participated in such plans prior to the Closing Date.

SECTION 7.2. Animal Health Division — Outside U.S.
     (a) Leasing or Transfer of Merck Group Employees Outside of the U.S. Except as otherwise agreed by Merck and RM prior to the Closing, after the Closing, employees of the Merck Group employed in the Animal Health Business outside of the U.S. may be leased to Merial, or to a Merial Venture Company designated by Merial, to the extent permitted by local law and as agreed to by Merck and RM on or prior to the Closing, and transferred to Merial, or to a Merial Venture Company designated by Merial as soon as practicable after the Closing. The terms of any leasing agreement for each applicable country shall be substantially similar to the terms of the Merck Employee Leasing Agreement, with the percentage of payroll for benefits for the leased employees charged to Merial (or the appropriate Merial Venture Company) to be not less than the actual charge for benefits to the Animal Health Division of the Merck Group for such employees in effect immediately prior to the Closing Date. Where leasing is not permitted or where Merck and RM have not agreed on or prior to the Closing that leasing is appropriate, employees of the Merck Group employed in the Animal Health Business outside the U.S. shall be transferred to Merial, or to a Merial Venture Company designated by Merial, as of the Closing Date and shall participate in plans of the Merial Venture (or such other plans as Merial shall deem appropriate) as of the Closing Date.
     (b) Compensation and Benefit Plans. The compensation and benefit programs of the Merial Venture for employees of the Animal Health Business outside of the U.S. shall be reviewed on a country by country basis and such revisions, if any, as may be necessary to ensure that such programs are competitive in the applicable marketplace shall be made by Merck and RM prior to the Closing Date and by the Board of Directors after the Closing Date. Any transition arrangements, including but not limited to those regarding grandfathered pension and retiree health arrangements (and cost-sharing among the parties hereto with respect to such arrangements), credit for prior service, waiver of any pre-existing condition exclusions or restrictions, severance arrangements and cost sharing, shall be determined on a country-by-country basis by Merck and RM prior to the Closing Date and by the Board of Directors after the Closing Date.

     (c) Costs of Transaction. Notwithstanding anything to the contrary in this Article VII, in the event that Merck or its Subsidiaries or RM or its Subsidiaries incurs liability or obligation as a result of the consummation of the transactions contemplated in this Agreement, to, or with respect to their respective employees outside of the U.S. whose employment is being transferred or assumed by the Merial Venture, Merial shall (i) credit to the Merck Member in respect of the Fiscal Year in which such liability or obligation is paid by the Merck Group, a Special Dividend equal to the cost multiplied by [*] Merck or its Subsidiaries incurs with respect to such liability or obligation (as increased by an amount calculated as interest at [*] from the date such liability or obligation is paid by the Merck Group through the earlier of (x) the date on which the Net Special Dividend in respect of such Fiscal Year is paid in full, and (y) April 15 of the calendar year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid) and (ii) honor the obligation of RM or its Subsidiaries.
     (d) Assumption of Employment Contracts. Notwithstanding anything to the contrary contained in this Article VII, to the extent required by law, the appropriate Merial Venture Company will assume the existing employment contracts and obligations arising out of the employment relationship of those employees of the Merck Group employed in the Animal Health Business outside the U.S. whose employment is transferred to a Merial Venture Company in connection with the consummation of the transactions contemplated under this Agreement, unless and until otherwise negotiated by Merial with the consent of such employees.
     (e) Merck Stock Options. In addition to any stock option grants made prior to the date of this Agreement under the Merck Stock Option Plans, Merck may make an additional grant under the current Merck Stock Option Plan to be priced as of the Closing Date to selected employees of the Merck Group employed in the Animal Health Business outside of the U.S., as determined by Merck, who become employees of the Merial Venture as of the Closing Date. Merck will provide shares of Merck common stock obtained upon exercise of any stock option grants which have been made by Merck under the Merck Option Plans to any such employees which are outstanding as of the Closing

Date. Promptly after such exercise, Merck may invoice on an employee by employee basis and, if so invoiced, Merial (or the appropriate Merial Venture Company) will pay to Merck (within fifteen (15) days after receipt of such invoice), the Spread with respect to such exercise. Merial shall credit to the RP Member in respect of any Fiscal Year in which it pays a Spread to Merck, a Special Dividend equal to the aggregate of (x) all Spreads paid in such Fiscal Year by Merial to Merck plus (y) any incidental costs associated with the payment of such Spreads and paid by the Merial Venture (i.e, any employer taxes paid). Any Special Dividend (as described in the foregoing sentence) that may be credited to the RP Member in respect of any Fiscal Year shall be increased by an amount calculated as interest at a rate equal to [*] accruing from December 31 of such Fiscal Year through the earlier of (x) the date on which the Net Special Dividend in respect of that Fiscal Year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid.
SECTION 7.3 Animal Health Division — Worldwide
     As of January 1, 1998, Merial shall establish a long-term incentive plan in which key management employees of the Merial Venture employed in the Animal Health Business both inside and outside of the U.S. and deemed appropriate by Merial shall participate. The plan shall be a [*].
SECTION 7.4. Poultry Genetics Division
     (a) Compensation and Benefit Plans. Following the Closing and until a date agreed upon by Merck and RM before the Closing or by the Board of Directors after the Closing (but, to the extent feasible, not less than one year following the Closing Date), Merial shall, or shall cause the Transferred Subsidiaries engaged in the Poultry Genetics Business (the “Poultry Genetics Subsidiaries”), to continue to, maintain the employee benefit plans (or substantially equivalent employee benefit plans) other than stock based plans that were in effect for the employees of the respective Poultry Genetics Subsidiaries immediately prior to the Closing. Merial (or the Poultry Genetics Subsidiary maintaining such plan) shall bear the costs of all such employee benefit plans other than Pre-Closing Benefit Liabilities. For individuals who are employees of the Poultry Genetics Subsidiaries immediately prior to Closing, Merial shall, or shall cause the Poultry Genetics Subsidiaries to, (i) recognize all service with Merck, RM and the Poultry Genetics Subsidiaries and their respective affiliates and predecessors for all purposes under the Merial Venture plans established after the Closing for employees of the Poultry Genetics Subsidiaries, other than pension benefit accrual, for which such service was recognized for such individuals by Merck, RM or the Poultry Genetics Subsidiaries and (ii) waive any pre-existing condition exclusions or restrictions and actively at work requirements imposed by any such Merial Venture plans.
     (b) Merck Stock Options. In addition to any stock option grants made prior to the date of this Agreement under the Merck Stock Option Plans, Merck may make an additional grant under the current Merck Stock Option Plan, to be priced as of the Closing Date, to selected employees of the Merck Transferred Subsidiaries as determined by Merck. Merck will provide the shares of Merck common stock obtained upon exercise of any stock option grants which have been made by Merck under the Merck Stock Option Plans to any employee of the Merck Transferred Subsidiaries which are outstanding as of the Closing Date. Promptly after any such exercise, Merck may invoice on an employee by employee basis and, if so invoiced, Merial will pay to Merck (within fifteen (15) days after receipt of such invoice), the Spread with respect to such exercise. Merial shall credit to the RP Member in respect of any Fiscal Year in which it pays a Spread to Merck, a Special Dividend equal to the aggregate of (x) all Spreads paid in such Fiscal Year by Merial to Merck plus (y) any incidental costs associated with the payment of such Spreads and paid by the Merial Venture (i.e., any employer taxes paid). Any Special Dividend (as described in the foregoing sentence) to be credited to the RP Member in respect of any Fiscal Year shall be increased by an amount calculated as interest at a rate equal to [*] accruing from December 31 of such Fiscal Year through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid.

SECTION 7.5. Employee and Employee Benefit Plan Related Indemnities or Special Dividends
     (a) RP Indemnities and Merck Special Dividends.
     (i) Merial shall credit to the Merck Member in respect of the Fiscal Year in which the RM Plans’ Liabilities/Assets Calculation (as defined below) is calculated, a Special Dividend equal to the amount, if any, by which the aggregate of the Pre-Closing Benefit Liabilities with respect to the RM Transferred Benefit Plans exceed the aggregate fair market value of the assets of the RM Transferred Benefit Plans as of the Closing Date which assets shall include insurance proceeds actually recovered by the Merial Venture that cover any such liabilities (the “RM Plans’ Liabilities/Assets Calculation”). Any such amount to be credited as a Special Dividend pursuant to the foregoing sentence shall be increased by an amount calculated as interest at [*] from the Closing Date through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid. The calculation of liabilities for RM Transferred Benefit Plans shall not include any liability for which RP is obligated to reimburse the Merial Venture, or that is otherwise specifically retained by RP, pursuant to Section 7.1. The RM Plans’ Liabilities/Assets Calculation shall be calculated as soon as reasonably practicable after the Closing Date. Merial shall credit to the RP Member in respect of the Fiscal Year in which the RM Plans’ Liabilities/Assets Calculation is calculated, a Special Dividend equal to the amount, if any, by which the aggregate fair market value of the assets of the RM Transferred Benefit Plans as of the Closing Date exceed Pre-Closing Benefits Liabilities under the RM Plans’ Liabilities/Assets Calculation (as increased by an amount calculated as interest at [*] from the Closing Date through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid).

     (ii) RP shall indemnify the Merial Venture against, and agrees to hold it harmless from, any Damages (including lawsuits and Third Party claims, whether or not meritorious) incurred or suffered by the Merial Venture following the Closing resulting from, arising out of, or relating to any violation of law, ruling or regulation occurring or existing prior to the Closing with respect to any RM Transferred Benefit Plan; provided, however, that this indemnity shall not apply to (A) any claim for benefits under an RM Transferred Benefit Plan the liabilities for which were accounted for in the RM Plans’ Liabilities/Assets Calculation, or (B) RM Pre-Closing Taxes.
     (iii) RP shall indemnify the Merial Venture against, and agrees to hold it harmless from, Damages (including lawsuits and Third Party claims, whether or not meritorious) incurred or suffered by the Merial Venture following the Closing resulting from, arising out of, or relating to any Benefit Plan established, sponsored or maintained by RP, any of its Subsidiaries or any RP ERISA Affiliate (other than the RM Transferred Benefit Plans) whether arising out of any event or state of facts occurring or existing prior to, on, or after the Closing Date; provided, however, that this indemnity shall not apply to any RM Pre-Closing Taxes; provided, further, however, that in the event that a Merial Venture Company becomes a participating employer in an RM Benefit Plan (other than an RM Transferred Benefit Plan) this indemnity will not apply to Damages incurred or sustained by the Merial Venture Company as a result of its action or failure to act in accordance with the terms and conditions of its agreement with any member of the RP Group to be such a participating employer.
     (b) Merck Indemnities and RP Special Dividends.
     (i) Merial shall credit to the RP Member in respect of the Fiscal Year in which the Merck Plans’ Liabilities/Assets Calculation (as defined below) is calculated, a Special Dividend equal to the amount, if any, by which the aggregate of the Pre-Closing Benefit Liabilities with respect to the Merck Transferred Benefit Plans exceed the aggregate fair market value of the assets of the Merck

Transferred Benefit Plans as of the Closing Date, which assets shall include insurance proceeds actually recovered by the Merial Venture that cover any such liabilities (the “Merck Plans’ Liabilities/Assets Calculation”). Any amount to be credited as a Special Dividend pursuant to the foregoing sentence shall be increased by an amount calculated as interest at [*] from the Closing Date through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid. The calculation of liabilities for Merck Transferred Benefit Plans shall not include any liability for which Merck is obligated to reimburse the Merial Venture, or that is otherwise specifically retained by Merck, pursuant to Section 7.1. The Merck Plans’ Liabilities/Assets Calculation shall be calculated as soon as reasonably practicable after the Closing Date. Merial shall credit to the Merck Member in respect of the Fiscal Year in which the Merck Plans’ Liabilities/Assets Calculation is calculated, a Special Dividend equal to the amount, if any, by which the aggregate fair market value of the assets of the Merck Transferred Benefit Plans exceed Pre-Closing Benefits Liabilities under the Merck Plans’ Liabilities/Assets Calculation (as increased by an amount calculated as interest at [*] from the Closing Date through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid).
     (ii) Merck shall indemnify the Merial Venture against, and agrees to hold it harmless from, Damages (including lawsuits and Third Party claims, whether or not meritorious) incurred or suffered by the Merial Venture following the Closing resulting from, arising out of, or relating to any violation of law, ruling or regulation occurring or existing prior to the Closing with respect to any Merck Transferred Benefit Plan; provided, however, that this indemnity shall not apply to (A) any claim for benefits under a Merck Transferred Benefit Plan the liabilities for which were accounted for in the Merck Plans’ Liabilities/Assets Calculation, or (B) Merck Pre-Closing Taxes.

     (iii) Merck shall indemnify the Merial Venture against, and agrees to hold it harmless from, Damages (including lawsuits and Third Party claims, whether or not meritorious) incurred or suffered by the Merial Venture following the Closing resulting from, arising out of, or relating to any Benefit Plan established, sponsored or maintained by Merck, any of its Subsidiaries or any Merck ERISA Affiliate (other than the Merck Transferred Benefit Plans and the Merck Stock Option Plans) whether arising out of any event or state of facts occurring or existing prior to, on, or after the Closing Date; provided, however, that this indemnity shall not apply to any Merck Pre-Closing Taxes; provided, further, however, that in the event that a Merial Venture Company becomes a participating employer in a Merck Benefit Plan (other than a Merck Transferred Benefit Plan) this indemnity will not apply to Damages incurred or sustained by the Merial Venture Company as a result of its action or failure to act in accordance with the terms and conditions of its agreement with any member of the Merck Group to be such a participating employer.
     (c) FAS 106 Reduction Merck Special Dividend. If the FAS 106 liability on an accumulated post-retirement benefit obligation basis with respect to post retirement benefits for participants in the plans of Hubbard Farms Inc. or its successor which provide post-retirement benefits (other than pension benefits), as those plans are in effect on the Closing Date, is reduced after the Closing Date as a result of amendments made to such plans effective on or before January 1, 1999, then the Merck Member shall be credited with a special dividend (a “Reduction Special Dividend”) equal to the amount of such reduction. A Reduction Special Dividend shall be determined as of the effective date of the benefit reduction (the “Reduction Date”) using the Reduction Date demographics of eligible participants under the applicable plans and based upon the actuarial assumptions used by Merck for calculating the expense for the applicable plans pursuant to FAS 106 on an accumulated post-retirement benefit obligation basis for 1997. Merial shall credit to the Merck Member in respect of the Fiscal Year in which the Reduction Special Dividend is calculated, a Special Dividend equal to the Reduction Special Dividend (as increased by an amount calculated as interest at [*] from the Reduction Date through the earlier of (x) the date the Net Special Dividend in respect of such year is paid in full, and (y) April 15 of the Fiscal Year immediately following the Fiscal Year in respect of which the Special Dividend is to be paid.).
     (d) Procedures Governing Indemnities. The procedures set forth in Section 14.7 shall govern the indemnities set forth in Sections 7.5(a)(ii) and (iii) and 7.5(b)(ii) and (iii). The provisions set forth in Sections 7.5(a)(i), 7.5(b)(i) and 7.5(c) shall not be governed by the procedures set forth in Section 14.7 but according to the provisions set forth in such Sections.
     (e) Certain Indemnities Subject to Basket. The indemnities and other provisions set forth in Sections 7.5(a)(ii) and 7.5(b)(ii) shall be subject to the limitations set forth in Section 14.6. The indemnities set forth in Sections 7.5(a)(i) and (iii), 7.5(b)(i) and (iii) and 7.5(c) shall not be subject to the limitations set forth in Section 14.6.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF IM AND RM
     IM and RM hereby represent and warrant, as of the date hereof and as of the Closing Date, to Merck and Merck SH and to Merial as follows:
SECTION 8.1. Organization; Powers
     IM and RM and each of RM’s Subsidiaries (a) is a corporation or company duly organized and validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own or lease and operate its property and assets and to carry on its business as now conducted, (c) is qualified or licensed to do business and is in good standing in every jurisdiction where such qualification or licensing is required, except where the failure so to qualify would not result in a Material Adverse Change or Effect, and (d) has the corporate or similar power and authority to execute, deliver and to perform its obligations under (as applicable) this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound.
SECTION 8.2. Authorization; No Breach
     The execution and delivery by each of IM and RM (as applicable) of each of this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound, and the consummation of the Transactions, (a) have been duly authorized by all necessary action and do not require the consent or approval of its shareholders or partners, except such consents or approvals as have been obtained, and (b) do not (i) violate or conflict with (A) any Law or regulation applicable to it or any of its assets or properties, or (B) its statuts, or (ii) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, require any consent under, or give to any Third Party any rights of termination, amendment, acceleration, suspension, revocation or cancellation of or result in any Encumbrance on any of the assets of IM, RM or its Subsidiaries pursuant to, any provisions of any agreements (including any notes, contracts, leases, licenses or other instruments or arrangements) by which it or any RM Subsidiary is bound, except, in the case of this clause (ii), for such violations, conflicts, breaches, defaults, required consents, rights or Encumbrances, (x) that would not in the aggregate cause a Material Adverse Change or Effect or (y) that are listed in Schedule 8.20-2.
SECTION 8.3. Enforceability
     This Agreement has been duly executed and delivered by each of IM and RM and constitutes, and each Ancillary Agreement when executed and delivered by each of IM and/or RM (as applicable) constitutes or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with (i) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).
SECTION 8.4. Governmental Approvals
     All permits, consents and approvals of, registrations with, notices to, and other actions by, all Public Authorities that are required by IM or RM or any RM Subsidiary in connection with the Transactions (collectively the “RM Approvals”) have been made or obtained and are in full force and effect, except that, as of the date hereof (but not as of the Closing), the following RM Approvals have not been made or obtained: (i) the approval of the merger control authorities of the European Union, (ii) the agrément fiscal described in Section 11.2(b), (iii) the required approvals of Public Authorities listed in Schedule 8.4, and (iv) such other items which the failure to obtain, individually or in the aggregate, would not have a Material Adverse Change or Effect. None of IM or RM or any RM Subsidiary has taken or omitted to take any action which permits, or after notice or lapse of time or both would permit, any modification or termination of any of the RM Approvals.

SECTION 8.5. Historical Financial Data
     True and complete copies of RM’s audited consolidated financial statements, i.e., the balance sheet and income statement as of and for the year ended December 31, 1996 (together, the “RM Financials”) are provided as Exhibit XVII. The RM Financials were derived from the books and records of RM and its Subsidiaries, and such RM Financials were prepared in accordance with U.S. GAAP consistently applied and consistent with the accounting principles of the RP Group as described in note 1 to the Consolidated Financial Statements included in the RP 1996 Annual Report filed on Form 20-F, and present fairly RM’s and its Subsidiaries’ consolidated assets and Liabilities, income and expenses and cash flows as of the dates and for the periods indicated.
SECTION 8.6. No Undisclosed Liabilities
     (a) Liabilities at December 31, 1996. As at December 31, 1996, RM and its Subsidiaries had no Liabilities of any nature, whether accrued, contingent or otherwise (including Liabilities as guarantor or otherwise with respect to obligations of others, Liabilities for taxes due or then accrued or to become due or Liabilities that have been incurred but not yet reported), that were not adequately reflected or reserved against on the December 31, 1996 balance sheet of the RM Financials and which individually exceeded [*] or which in the aggregate exceeded [*].
     (b) RM Contributed Liabilities. Except for any such Liabilities that would not in the aggregate exceed [*], and except for the Debt incurred in connection with the Central Biologics Acquisition, all the Liabilities of RM and its Subsidiaries that are being contributed to the Merial Venture as a result of the Transactions either (i) are reflected on the December 31, 1996 balance sheet of the RM Financials, as described in Section 8.5, (ii) arose in the ordinary course of business since December 31, 1996, or (iii) are or will be disclosed in Schedule 14.2A-2 in accordance with Section 14.2(a).

SECTION 8.7. Receivables
     Except to the extent, if any, indicated on the December 31, 1996 balance sheet of the RM Financials, all Receivables reflected thereon arose from the sale of Inventory or services in the ordinary course of business consistent with past practice and constitute only valid, undisputed claims of RM or its Subsidiaries not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the December 31, 1996 balance sheet of the RM Financials or arising since the date thereof (subject to the reserves for bad debts, if any, reflected on the December 31, 1996 balance sheet of the RM Financials) are good, and have been collected or are or will be collectible, without resort to extraordinary collection activity, in the ordinary course of business and, in any case, by the later of (x) the date that is twelve (12) months from the Closing Date, or (y) if a Receivable is not by its terms due within such 12 month period, the date that is three months after its due date.
SECTION 8.8. Inventories
     Subject to amounts reserved therefor on the December 31, 1996 balance sheet of the RM Financials, the values at which all Inventories are carried on the December 31, 1996 balance sheet of the RM Financials reflect the historical inventory valuation policy of RM and its Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except as set forth in Schedule 8.8-1, RM and its Subsidiaries have good and marketable title to the Inventories free and clear of all liens or other Encumbrances. Except as set forth in Schedule 8.8-2 or reserved against in the RM Financials, the Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving or of any items held on consignment. Neither RM nor any of its Subsidiaries is under any obligation or Liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since December 31, 1996. Since December 31, 1996, neither RM nor any of its Subsidiaries has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has RM or any of its Subsidiaries changed the price of any Inventory except for (i) reductions to reflect any reduction in the cost thereof to RM or its Subsidiaries, (ii) reductions and increases responsive to normal competitive conditions and consistent with past sales practices, or (iii) increases to reflect any increase in the cost thereof to RM or its Subsidiaries. Other than as reflected on the December 31, 1996 balance sheet of the RM Financials, the Inventories of RM and its Subsidiaries are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.
SECTION 8.9. Absence of Certain Developments
     Except for the actions taken by IM, RM or RM’s Subsidiaries in connection with the creation of the Merial Venture as contemplated by this Agreement and the applicable Ancillary Agreements or as disclosed in Schedule 8.9, since December 31, 1996, RM and its Subsidiaries have operated in the ordinary course of business consistent with past practice, and there has not been:
     (a) any sale, assignment, transfer or other disposition to any Third Party of, or imposition of any liens or other Encumbrance on, any properties, assets, Inventories or obsolete items of RM or any of its Subsidiaries, without any and all proceeds [*] for all such sales, assignments, transfers or other dispositions (other than sales of Inventory in the ordinary course of business consistent with past practice) remaining within RM and its Subsidiaries. IM and RM covenant and agree that all such proceeds [*] (plus all the proceeds from the Diagnostic Disposal, which the Parties hereby agree is not subject to the [*] exclusion referred to above) shall through the Closing Date be segregated and held in a separate bank account owned by RM or an RM Subsidiary (these proceeds [*] being referred to as the “RM Assets Sale Proceeds”) and thereby contributed to the Merial Venture on the Closing Date;

     (b) any damage, destruction or casualty loss to any assets or properties of RM or any of its Subsidiaries, whether or not covered by insurance, which, individually or in the aggregate, has a Material Adverse Change or Effect;
     (c) any material change in any accounting principle used by RM or any of its Subsidiaries;
     (d) other than in the ordinary course of business, any transaction, commitment or agreement entered into by RM or any of its Subsidiaries, or any relinquishment by RM or any of its Subsidiaries of any rights under any agreement or otherwise, having a value or involving aggregate payments [*];
     (e) any grant of any rights or licenses or entry into any licensing or distributorship or agency arrangements by RM or any of its Subsidiaries which, individually or in the aggregate, has a Material Adverse Change or Effect;
     (f) any loss of employees or any changes in any of RM’s or any of its Subsidiaries’ employee benefit plans (other than those required by applicable law) which, individually or in the aggregate, has a Material Adverse Change or Effect;
     (g) other than in the ordinary course of business, any disclosure of any secret or confidential Intellectual Property (except by way of issuance of a patent or pursuant to this Agreement or the Ancillary Agreements) or any lapse or abandonment of Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, RM or its Subsidiaries has any right, title, interest or license;
     (h) expenditures or failure to make expenditures on capital investment projects by RM or any of its Subsidiaries that were not substantially consistent with the investment plans in existence as of December 31, 1996 relating to such projects as disclosed in writing to Merck prior to the date of this Agreement;

     (i) any transaction, commitment or agreement entered into between RP or any of its Subsidiaries (other than RM and its Subsidiaries), on the one hand, and RM or any of its Subsidiaries, on the other hand; or
     (j) any authorization, approval, agreement or other binding commitment to do any of the foregoing.
SECTION 8.10. Title to Properties; Possession Under Leases
     (a) RM and its Subsidiaries own and have good title to all of their assets and properties reflected as owned on the December 31, 1996 balance sheet included in the RM Financials, free and clear of any material Encumbrances, except for (i) any Encumbrances specifically disclosed in the RM Financials or set forth in Schedule 8.10A, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 1996, (iii) Encumbrances securing the rights of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and (iv) liens for taxes not yet delinquent.
     (b) (i) RM and each of its Subsidiaries has complied with all its material obligations under all material leases to which it is a party as lessee of property, (ii) all such leases are in full force and effect, (iii) RM or the relevant Subsidiary enjoys peaceful and undisturbed possession under each such lease, (iv) to the knowledge of RM, the other parties to such leases have complied with all their material obligations thereunder, and (v) there are no material unresolved disputes under any of such leasehold interests.
     (c) (i) All material real property, and all material buildings, improvements and fixtures thereon have been maintained in accordance with the standard practices and procedures of RM and its Subsidiaries and are in all material respects in good condition and have no material structural defects, (ii) such material real property, buildings, improvements and fixtures and the use thereof conform in all material respects to all applicable building, zoning, land use and like requirements and all material certificates and permits for the lawful use and occupancy thereof and the machinery and equipment thereon have been issued, and (iii) no current use of any of such property is dependent in any material respect on a non-conforming use or permit or violates any Law, regulation or decision of any Public Authority.
     (d) Set forth in Schedule 8.10D is a true and complete list as of the date of this Agreement of all real property owned by RM or any of its Subsidiaries or in respect of which RM or any of such Subsidiaries is lessee.
          Subject only to Section 11.6(b) (and to consents that may be required under RM contributed contracts other than those required to be listed in Schedule 8.20-1), and except as set forth in Schedule 8.10C, following the consummation of the Transactions, the Merial Venture will own, with good valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the assets of RM and its Subsidiaries, free and clear of any Encumbrances except as referred to above in clauses (i) through (iv) of Section 8.10(a), and without incurring any penalty or other adverse consequence, including without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the Transactions.
SECTION 8.11. Intellectual Property
     (a) To the knowledge of RM, RM and its Subsidiaries own, or are licensed to use, or otherwise have the right to use all Patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, Know-How, computer software and processes used in the conduct of their respective businesses as now conducted, including for the manufacture and sale of all RM Existing Products; and none of such rights shall be adversely affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement. Except as indicated in Schedule 8.11, RM is not aware of any reason that would prevent any pending applications to register material trademarks, or any pending material patent applications, from being granted.

     (b) Set forth in Schedule 8.11 are true and complete lists of all Patents and registered trademarks and trademark applications which are owned by RM or any of its Subsidiaries or which RM or any such Subsidiaries are licensed to use or otherwise have the right to use (collectively, the “RM Proprietary Rights”). To the extent indicated in Schedule 8.11, all owned RM Proprietary Rights have been registered in, filed in or issued by the appropriate Public Authorities in each relevant jurisdiction, and in each case such proprietary rights are currently in effect and all maintenance fees and renewals thereof have been duly made with respect thereto.
     (c) Except as set forth in Schedule 8.11, RM is not aware (i) that any of its activities or those of any of its Subsidiaries as currently conducted infringe upon the proprietary rights of others, nor has RM or any of its Subsidiaries received any notice or claim from any Third Party of such infringement by RM or any of its Subsidiaries, or (ii) of any infringement by any Third Party on, or any competing claim of right to use or own any of, the RM Proprietary Rights. RM and its Subsidiaries have the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the conduct of their respective businesses.
SECTION 8.12. Product Registrations
     Set forth in Schedule 8.12 are true and complete lists of the Animal Health Products and Poultry Genetics Products of RM and its Subsidiaries for which Product Registrations have been applied for, are valid and in full force and effect or are in the process of being timely renewed, indicating for each product the jurisdiction of each such Product Registration, application or renewal, and whether such application has been applied for, is valid, or is in the process of being renewed. Such product registrations permit RM to market the products covered thereby in the jurisdiction indicated thereby, and RM is aware of nothing that would interfere with RM’s right to market such products in the jurisdiction indicated. Each such Product Registration shall become the property of the Merial Venture upon (and shall not be adversely affected by) the contribution of RM and its Subsidiaries to Merial.

SECTION 8.13. Product Warranty and Product Recalls; Labels
     (a) Other than as indicated in Schedule 8.13, since January 1, 1993, there have been no “recalls” or “seizures” or “market withdrawals” (as such terms, or words of similar import, are used in the regulations promulgated under the U.S. Food, Drug and Cosmetic Act or similar food and drug laws promulgated by any Public Authority in any other jurisdiction) with respect to any RM Existing Product. The Label of each RM Existing Product sold by RM or any of its Subsidiaries in any country accurately reflects the conditions for safe and effective use of such Existing Product in accordance with the laws and regulations of such country and each such Product is sold under an appropriate Label.
     (b) Other than as indicated in Schedule 8.13, since January 1, 1993 neither RM nor any of its Subsidiaries has received any adverse experience reports indicating any material safety or efficacy problems that would materially change the general risk/benefit assessment upon which such Existing Product is prescribed for its approved indications and no material change in any Label of any RM Existing Product has been required by any Public Authority or otherwise been implemented as a result of any such report.
SECTION 8.14. Absence of Third Party Joint Ventures
     Except as set forth in Schedule 8.14, neither RM nor any of its Subsidiaries has an ownership interest in any joint venture (whether or not organized as a legal entity) or other company or business (except RM and its Subsidiaries) which conducts Merial Venture Business activities and the ownership of or profits from which are shared with Third Parties.
SECTION 8.15. Litigation; Compliance with Laws
     (a) Except as set forth in Schedule 8.15A, and except for such actions, suits or proceedings with amounts or potential amounts individually in issue of less than $100,000, there are no actions, suits or proceedings at law or in equity or by or before any Public Authority pending or, to the knowledge of RM, threatened against it or any of its Subsidiaries or in respect of this Agreement or any of the Ancillary Agreements. Schedule 8.15A sets forth a complete and correct list of all such actions, suits or proceedings that are active or have been active since January 1, 1993 (or with respect to actual or potential Environmental Liabilities, January 1, 1991), and includes for completed matters a general description of the results thereof (including the amount of any monetary judgments and the principal terms of any other relief assessed in connection therewith).
     (b) Except for any non-compliance which would not, individually or in the aggregate, result in a Material Adverse Change or Effect, RM and its Subsidiaries at all times since January 1, 1993 have been and are currently in compliance with (i) all Laws, Permits, published standards that have the force and effect of Laws, and Environmental Laws, and (ii) all judgments, orders, writs, injunctions, decrees or rulings of Public Authorities applicable to them.
     (c) In each case other than such Permits the absence of which would not, individually or in the aggregate, result in a Material Adverse Change or Effect, RM and its Subsidiaries have all licenses, permits, franchises, orders or approvals of any Public Authority, including under Environmental Laws, necessary to the conduct of their respective businesses (collectively, “Permits”); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of RM, threatened, to revoke or limit any such Permit. Schedule 8.15C identifies all Permits that are non-transferable or that will require the consent of any Public Authority in order to give effect to the Transactions.
SECTION 8.16. Tax Returns
     RM and each of its Subsidiaries have filed or caused to be filed in a timely manner all Tax Returns required to have been filed by them (or have obtained or timely applied for an extension with respect to any such filing) and have paid or caused to be paid, or made adequate provision for the payment of, all Taxes shown to be due and payable on such returns or on any assessments received by them, except Taxes that are being contested by them in good faith and except where the failure to file such returns or pay Taxes would not in the aggregate (i) cause a Material Adverse Change or Effect, or (ii) result in the imposition of an Encumbrance on any of their assets. Neither RM nor any of its Subsidiaries is party to or bound by (a) any agreement providing for the allocation or sharing of Taxes with any Third Party which agreement will be in effect after the Closing, or (b) any agreement (other than elections prescribed by generally applicable Tax Laws and regulations) with any Taxing Authority which may restrict the Merial Venture’s tax planning, other than the CFM Agreement.
SECTION 8.17. Environmental Matters
     Except for the matters disclosed in Schedule 8.17, neither RM nor any of its Subsidiaries has since January 1, 1991 received written notice of, or other written communication concerning, any failure to comply with any applicable Environmental Laws, or written notice or other written communication that RM or any of its Subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site allegedly containing Hazardous Materials. None of RM’s or its Subsidiaries’ facilities have in the past, or do at the present time, use, generate, treat, store, dispose of, process, handle or manage any Hazardous Materials or other materials in violation of any applicable Environmental Law, and there has been no release or migration of any Hazardous Materials at, on, under, about, within, from or onto any such properties, where such violation, release, or migration will or is reasonably likely to result, individually or in the aggregate, in a Material Adverse Change or Effect. Except as will not individually or in the aggregate result in a Material Adverse Change or Effect, there are no past or present conditions, circumstances, facts, events, practices, incidents, actions or omissions existing or occurring at any location (including any off-site location) that will or is reasonably likely to (i) cause RM or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company in respect of RM or any of its Subsidiaries, to incur any Environmental Liability, (ii) form the basis for any claim, action, suit, proceeding, hearing, investigation or inquiry against RM or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company in respect of RM or any of its

Subsidiaries, under any Environmental Law, or (iii) interfere with or prevent continued compliance by RM or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company in respect of RM or any of its Subsidiaries, with any Environmental Law.
SECTION 8.18. Labor Relations; Employees: Employee Benefit Plans
     (a) Schedule. Schedule 8.18A-1 contains a true and complete list of each material RM Benefit Plan. Within six (6) weeks after the date of this Agreement, RM will complete Schedule 8.18A-I by providing to Merck a list of all RM Employee Agreements. Except as set forth in Schedule 8.18A-2, neither RM, any of its Subsidiaries nor any RM ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new RM Benefit Plan, to enter into any RM Employee Agreement or to materially modify or to terminate any RM Benefit Plan or RM Employee Agreement (except to the extent required by law or to conform any such RM Benefit Plan or RM Employee Agreement to the requirements of any applicable law, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to RM Employees.
     (b) Documents. RM has provided, or has caused to be provided, or will cause to be provided prior to the Closing to Merck (i) current, accurate and complete copies of all documents embodying or relating to each RM Transferred Benefit Plan and each RM Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each RM Transferred Benefit Plan; and (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each RM Transferred Benefit Plan or related trust.
     (c) Multi-Employer Plans. Except with respect to employees who are not RM Employees, neither RM nor any of the RM Transferred Subsidiaries contribute to or are required to contribute to, or have incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to, any “multi-employer plan” within the meaning of Section 3(37) of ERISA.
     (d) No Post-Employment Obligations. Except as expressly set forth on Schedule 8.18D, neither RM, any of its Subsidiaries nor any RM ERISA Affiliate (i) maintains or contributes to any RM Transferred Benefit Plan which provides, or has any Liability to provide, life insurance, medical, severance or other employee welfare benefits to any RM Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any RM Employee (either individually or to RM Employees as a group) that such RM Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.
     (e) Effect of Transaction. Except as set forth on Schedule 8.18E, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any RM Transferred Benefit Plan, RM Employee Agreement, or related trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any RM Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Merial Venture Companies to amend or terminate any RM Transferred Benefit Plan. No payment or benefit which will or may be made by RM or any of its Subsidiaries with respect to the transactions contemplated herein will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(l) of the Code.
     (f) Collective Bargaining Agreement (“CBA”). Except as set forth on Schedule 8.18F, no RM Employee is employed pursuant to a CBA or a works council agreement to which a member of the RP Group is a party that any Merial Venture Company will be bound by after the Closing or will otherwise be obligated to honor or assume in connection with this Agreement or the transactions contemplated by this Agreement, other than those agreements that the Merial Venture is obligated to assume under applicable law.
     (g) Pension Plan Funding. Except as set forth on Schedule 8.18G-1, the present value of all accrued benefits of each RM Transferred Pension Plan, determined on the basis of the actuarial assumptions used by the plan’s actuary for purposes of calculating minimum funding contributions for the most recently completed plan year, do not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such Transferred Benefit Plan. Except as set forth on Schedule 8.18G-2, the present value of all accrued benefits of each RM Transferred Foreign Pension Plan, determined using the actuarial assumptions employed by the actuary of the plan, do not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such RM Transferred Foreign Pension Plan or, in the case of an unfunded RM Transferred Foreign Pension Plan, the reserves provided for in the RM Financials.
     (h) Labor Relations. Except as set forth in Schedule 8.18H-1, RM and its Subsidiaries generally enjoy good employer-employee relations with the RM Employees. Approximately 4,900 full-time equivalent employees are employed by RM and the RM Transferred Subsidiaries and will be transferred to the Merial Venture together with RM and such Subsidiaries. Schedule 8.18H-2 contains the names of all current employees of the RP Group, other than RM and each RM Transferred Subsidiary, which RM expects will transfer to the Merial Venture after the Closing. Subject to their receiving compensation and benefit offers from the Merial Venture comparable to their current compensation and benefit packages, RM has no reason to believe that substantially all of the employees listed in Schedule 8.18H-2 will not accept employment offers with the Merial Venture.
     (i) Employment Matters. None of RM or any of its Subsidiaries is delinquent in payments to any of the RM Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or to the Closing Date (as applicable) or amounts required to be reimbursed to such employees. With respect to the RM Employees, each of RM and its Subsidiaries has (i) complied in all material respects with applicable laws, rules and regulations relating to the employment of the RM Employees, including those-relating to wages, hours, collective bargaining, and the payment and withholding of taxes, and (ii) withheld and paid to the appropriate Public Authority, or are holding for payment not yet due to such Public Authority, all amounts required by law, rule, regulation or agreement to be withheld from the wages or salaries of the RM Employees. Since January 1, 1993, there has been no material adverse change in the relationship of RM and its Subsidiaries with the respective RM Employees (including any threatened union organization or renegotiation of any union or other collective bargaining contract) nor any material strike or labor disturbance by such employees, and none of RM or its Subsidiaries is aware of any indication that such a change, strike or labor disturbance is likely.
SECTION 8.19. Insurance
     Schedule 8.19-1 contains a complete and accurate list of all insurance policies in force under which premiums in excess of [*] per year are payable and that provide coverage in favor of RM and its Subsidiaries, or relating to real property, whether leased or owned by RM or its Subsidiaries, specifying for each such policy the insurer, amount of coverage and type of insurance under each. Each such policy is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law. Schedule 8.19-2 sets forth a complete list of all claims in excess of [*] made or filed by RM or any of its Subsidiaries with their insurers since January 1, 1993 and any such claims incurred but not yet so made or filed of which RM is aware.

SECTION 8.20. Contracts and Licenses
     Schedule 8.20-1 lists all contracts or agreements by RM or its Subsidiaries having a value or involving payments in excess of [*] per year or otherwise material to RM or its Subsidiaries. Other than as indicated in Schedule 8.20-2, none of such contracts or agreements require the consent of any Third Party to be assigned or transferred to the Merial Venture as contemplated by this Agreement or the Ancillary Agreements. Schedule 8.20-3 lists all of such agreements that may restrict in any way, such as through non-compete or exclusivity clauses, the ability of the Merial Venture to undertake Merial Venture Business activities and lists all other agreements that include such a restriction, the compliance with by the Merial Venture on or after the Closing would have a material adverse effect on the ability of the Merial Venture to combine the Contributed Merial Venture Businesses or to conduct the activities contemplated herein.
SECTION 8.21. Share Capital of RM and RM’s Subsidiaries
     Schedule 8.21 (as updated in accordance with Section 3.2 hereof, as applicable) contains a true and complete description of the authorized and outstanding capitalization (including the record owners) of RM and of each of RM’s Subsidiaries. The indicated shares of capital stock or other ownership interests of RM and of each of RM’s Subsidiaries represent all of the respective issued and outstanding shares of capital stock or other ownership interests of each such company. Except as set forth in Schedule 8.21, (a) the record and beneficial ownership of RM and each such RM Subsidiary is free and clear of any lien or other Encumbrance; (b) all of the issued and outstanding shares of capital stock or other ownership interests of RM and each of RM’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable; (c) none of RM, any RM Subsidiary or any direct or indirect parent company thereof is bound by, has granted, issued or made or agreed to grant, issue or make any security interests, warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock or other ownership interests of RM or any of RM’s Subsidiaries (other than this Agreement and the Ancillary Agreements), nor is there any agreement providing for (i) any restriction on the transfer of any of the issued and outstanding shares of capital stock or other ownership interests (other than with respect to directors’ qualifying and nominee shares which are as set forth in Schedule 8.21) of any of RM or any of RM’s Subsidiaries, (ii) the amendment of the charter or statuts (or comparable organizational documents) of any of RM or any of RM’s Subsidiaries so as to increase the amount of authorized capital stock or other ownership interests of such entity, or (iii) obligating any of such persons to grant, offer, or enter into any of the foregoing; (d) none of RM or any of RM’s Subsidiaries is a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other ownership interests of RM or any of RM’s Subsidiaries; and (e) the record owner of any such shares or other ownership interests possesses good and marketable title to such shares or other ownership interests.
SECTION 8.22. Merial
     Merial has not entered into any transactions or undertaken any obligations, except for any transactions or obligations necessary to give effect to the Transactions as contemplated by this Agreement and the Ancillary Agreements.
SECTION 8.23. Survival of Representations and Warranties
     IM and RM acknowledge that their representations and warranties are an inducement to Merck and Merck SH and to Merial to enter into this Agreement and the Ancillary Agreements. The representations and warranties contained in this Article VIII shall survive (and not be affected in any respect by) any investigation by or on behalf of any Party and the Closing. Notice of any claim in respect of the representations and warranties in Section 8.1 [Organization; Powers], 8.2 [Authorization; No Breach], 8.3 [Enforceability], and 8.10(a) [Title] and 8.11(b) [Intellectual Property — existing Proprietary Rights], may be given at any time (subject to any statute of limitations under applicable law); notice of any claim in respect of the representations and warranties in Sections 8.4 [Governmental Approvals], 8.11 (a) and (c) [Intellectual Property — other], 8.12 [Product Registrations], 8.16 [Tax Returns] and 8.17 [Environmental Matters] must be given before the fifth anniversary of the Closing Date; notice of claim in respect of all other representations and warranties in Article VIII must be given before the second anniversary of the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 14.1 shall have been given (as contemplated by Section 14.7) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF RP
     RP hereby represents and warrants, as of the date hereof and as of the Closing Date, to Merck and Merck SH and to Merial as follows:
SECTION 9.1. Organization; Powers
     (a) RP (i) is a société anonyme duly organized and validly existing under the laws of France, and (ii) has the corporate or similar power and authority to execute, deliver and to perform its obligations under (as applicable) this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound.
SECTION 9.2. Authorization; No Breach
     The execution and delivery by RP of each of this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate action and do not and will not require the consent or approval of its shareholders or partners, except such consents or approvals as have been obtained, and (b) do not (i) violate or conflict with (A) any law or regulation applicable to it or to any of the assets or properties of RM or RM’s Subsidiaries, or (B) its statuts, or (ii) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, require any consent under, or give to any Third Party any rights of termination, amendment, acceleration, suspension, revocation or cancellation of or result in any Encumbrance on any of the assets of RM or RM’s Subsidiaries pursuant to, any provisions of any agreements (including any notes, contracts, leases, licenses or other instruments or arrangements) by which it is bound, except, in the case of this clause (ii), for such violations, conflicts, breaches, defaults, required consents, rights or Encumbrances that would not in the aggregate cause a Material Adverse Change or Effect.

SECTION 9.3. Enforceability
     This Agreement has been duly executed and delivered by RP and constitutes, and each Ancillary Agreement when executed and delivered by RP (as applicable) constitutes or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with (i) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).
SECTION 9.4. Entirety of RP Animal Health Business Activities
     Except for the Animal Health Business activities to be conducted by certain other RP Companies pursuant to the Ancillary Agreements and except for activities of RP Companies (other than RM and its Subsidiaries) that are listed on Schedule 9.4, the entirety of the Merial Venture Business activities of the RP Group is conducted by RM and its Subsidiaries.
SECTION 9.5 Absence of Third Party Joint Ventures
     Except as set forth in Schedule 9.5, neither RP nor any of its Subsidiaries has an ownership interest in any joint venture (whether or not organized as a legal entity) or other company or business (except RP and its Subsidiaries) which conducts Merial Venture Business activities and the ownership of or profits from which are shared with Third Parties.
SECTION 9.6 Governmental Approvals
     All permits, consents and approvals of, registrations with, notices to, and other actions by, all Public Authorities that are required by RP or any RP Subsidiary in connection with the Transactions (collectively the “RP Approvals”) have been made or obtained and are in full force and effect, except that, as of the date hereof (but not as of the Closing), the following RP Approvals have not been made or obtained: (i) the approval of the merger control authorities of the European Union, (ii) the agrément fiscal described in Section 11.2(b), (iii) the required approvals of Public Authorities listed in Schedule 9.6, and (iv) such other items which the failure to obtain, individually or in the aggregate, would not have a Material Adverse Change or Effect. None of RP or any RP Subsidiary has taken or omitted to take any action which permits, or after notice or lapse of time or both would permit, any modification or termination of any of the RP Approvals.
SECTION 9.7. Intragroup Agreements
     Other than as listed on Schedules 9.7-1 and 9.7-2, there are no agreements between RM or any of its Subsidiaries, on the one hand, and any other RP Companies, on the other hand, that will survive the Closing. Schedule 9.7-1 lists all such written agreements (the “RP InterCo Contracts”) that will survive the Closing, and Schedule 9.7-2 lists all such existing customary arrangements (the “RP InterCo Customary Agreements”) not evidenced by a written agreement. RP and RM hereby agree that the corporate management agreements between any RP Company (other than RM and its Subsidiaries), on the one hand, and RM or its Subsidiaries, on the other hand, pursuant to which any RP Company (other than RM and its Subsidiaries) provides corporate management services to RM or its Subsidiaries in consideration for the payment of a management fee, shall terminate on or prior to the Closing Date, and the Merial Venture shall have no liability with respect thereto. Since January 1, 1995, there have not been any transactions, commitments or agreements, other than on terms and conditions that are no less favorable to RM and its Subsidiaries than those that could have been obtained by a non-Affiliate at arm’s length, entered into by or in effect between RM or any of its Subsidiaries, on the one hand, and any other RP Company (other than RM and its Subsidiaries), on the other hand.

SECTION 9.8. Share Capital of IM and RM
     Schedule 9.8 (as updated in accordance with Section 3.2 hereof, as applicable) contains a true and complete description of the authorized and outstanding capitalization (including the record owners) of IM and RM. The indicated shares of capital stock or other ownership interests of each of IM and RM represent all of the respective issued and outstanding shares of capital stock or other ownership interests of each such company. Except as set forth in Schedule 9.8, (a) the record and beneficial ownership of each of IM and RM is free and clear of any lien or other Encumbrance; (b) all of the issued and outstanding shares of capital stock or other ownership interests of each of IM and RM have been duly authorized and validly issued and are fully paid and nonassessable; (c) none of IM, RM or any direct or indirect parent company thereof is bound by, has granted, issued or made or agreed to grant, issue or make any security interests, warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock or other ownership interests of IM or RM (other than this Agreement and the Ancillary Agreements), nor is there any agreement providing for (i) any restriction on the transfer of any of the issued and outstanding shares of capital stock or other ownership interests (other than with respect to directors’ qualifying and nominee shares which are as set forth in Schedule 9.8) of either of IM or RM; (ii) the amendment of the charter or statuts (or comparable organizational documents) of either of IM or RM so as to increase the amount of authorized capital stock or other ownership interests of such entity, or (iii) obligating any of such persons to grant, offer, or enter into any of the foregoing; (d) none of RP, IM or RM is a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other ownership interests of IM or RM; and (e) the record owner of any such shares or other ownership interests possesses good and marketable title to such shares or other ownership interests.
SECTION 9.9. Other Agreements
     Except as set forth in Schedule 9.9 and except for any agreements, arrangements or commitments between RM and its Subsidiaries or between such Subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) relating to any Acquisition Transaction pursuant to which any person is or may be entitled to receive from RM or any of its Subsidiaries any payment based on their revenues, earnings or similar items (or any portion thereof) or on the occurrence or value of the Acquisition Transactions (or similar circumstances), or calculated in accordance therewith. For the purposes of this Section 9.9, “Acquisition Transaction” shall mean any merger, purchase of substantial assets, purchase of shares of capital stock or similar transactions involving RM or any Subsidiary.
SECTION 9.10. Labor Relations; Employees; Employee Benefit Plans
     (a) No payment or benefit which will or may be made by RP or any of its Subsidiaries to RM Employees with respect to the transactions contemplated herein will be characterized as an “excess parachute payment”, within the meaning of Section 280G(b)(l) of the Code.
     (b) The RP Group generally enjoys good employer-employee relations with the RM Employees.
     (c) No member of the RP Group is delinquent in payments to any of the RM Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or to the Closing Date (as applicable) or amounts required to be reimbursed to such employees. With respect to the RM Employees, each member of the RP Group has (i) complied in all material respects with applicable laws, rules and regulations relating to the employment of the RM Employees, including those relating to wages, hours, collective bargaining, and the payment and withholding of taxes, and (ii) withheld and paid to the appropriate Public Authority, or are holding for payment not yet due to such Public Authority, all amounts required by law, rule, regulation or agreement to be withheld from the wages or salaries of the RM Employees. Since January 1, 1993, there has been no material adverse change in the relationship of the RP Group with the respective RM Employees (including any threatened union organization or renegotiation of any union or other collective bargaining contract) nor any material strike or labor disturbance by such employees, and no member of the RP Group is aware of any indication that such a change, strike or labor disturbance is likely.
SECTION 9.11. Survival of Representations and Warranties
     RP acknowledges that its representations and warranties are an inducement to Merck and Merck SH and to Merial to enter into this Agreement and the Ancillary Agreements. The representations and warranties contained in this Article IX shall survive (and not be affected in any respect by) any investigation by or on behalf of any Party and the Closing. Notice of any claim in respect of the representations and warranties in Sections 9.1 [Organization; Powers], 9.2 [Authorization; No Breach], 9.3 [Enforceability], 9.6 [Government Approvals] and 9.8 [Share Capital] may be given at any time (subject to any statute of limitations under applicable law); notice of any claim in respect of all other representations and warranties in Article IX must be given before the second anniversary of the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 14.1 shall have been given (as contemplated by Section 14.7) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF MERCK AND MERCK SH
     Merck and Merck SH hereby represent and warrant, as of the date hereof and as of the Closing Date, to RP, IM and RM and to Merial as follows:
SECTION 10.1. Organization; Powers
     Each of Merck, Merck SH, each Merck Transferred Subsidiary and each other Merck Subsidiary engaged in Merial Venture Business activities (a) is a corporation or company duly organized and validly existing and is (to the extent applicable) in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own or lease and operate its property and assets used in the Merck JV Business and to carry on such business as now conducted, (c) is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required, except where the failure so to qualify would not result in a Material Adverse Change or Effect, and (d) has the corporate or similar power and authority to execute, deliver and to perform its obligations under (as applicable) this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound.
SECTION 10.2. Authorization; No Breach
     The execution and delivery by each of Merck and Merck SH (as applicable) of each of this Agreement and any and all Ancillary Agreements to which it is a party or by which it is bound, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate action and do not require the consent or approval of its shareholders or partners, except such consents or approvals as have been obtained, and (b) do not (i) violate or conflict with (A) any Law or regulation applicable to it or any of its assets or properties, including any of the Merck Contributed Assets, or (B) its certificate or articles of incorporation or by-laws, or (ii) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, require any consent under, or give to any Third Party any rights of termination, amendment, acceleration, suspension, revocation or cancellation of or result in any Encumbrance on any of the Merck Contributed Assets pursuant to, any provisions of any agreements (including any notes, contracts, leases, licenses or other instruments or arrangements) by which it or any other Merck Company is bound, except, in the case of this clause (ii), for such violations, conflicts, breaches, defaults, required consents, rights or Encumbrances (x) that would not in the aggregate cause a Material Adverse Change or Effect, or (y) that are indicated as such in Schedule 10.2.
SECTION 10.3. Enforceability
     This Agreement has been duly executed and delivered by each of Merck and Merck SH and constitutes, and each Ancillary Agreement when executed and delivered by each of Merck and/or Merck SH (as applicable) constitutes or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with (i) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).
SECTION 10.4. Governmental Approvals
     All permits, consents and approvals of, registrations with, notices to, and other actions by, all Public Authorities that are required by Merck or Merck SH or any Merck Subsidiary in connection with the Transactions (collectively the “Merck Approvals”) have been made or obtained and are in full force and effect, except that, as of the date hereof (but not as of the Closing), the following Merck Approvals have not been made or obtained: (i) the approval of the merger control authorities of the European Union, (ii) registrations with and consents of the appropriate Public Authorities in each relevant country to transfer Product Registrations in respect of each Merck Existing Product and Pipeline Product (as applicable), (iii) the tax ruling described in Section 11.2(b), (iv) the required approvals of Public Authorities listed in Schedule 10.4, and (v) such other items which the failure to obtain, individually or in the aggregate, would not have a Material Adverse Change or Effect. None of Merck, Merck SH or any Merck Subsidiary has taken or omitted to take any action which permits, or after notice or lapse of time or both would permit, any modification or termination of any of the Merck Approvals.
SECTION 10.5. Historical Financial Data
     True and complete copies of the consolidated financial statements, i.e., the balance sheet and income statement, for the Merck Contributed Business as of and for the year ended December 31, 1996 (together, the “Merck Contributed Business Financials”) are provided as Exhibit XVI. Except as indicated on any such financial statements, the Merck Contributed Business Financials (i) were derived from the books and records of Merck and its Subsidiaries, (ii) were prepared in accordance with United States GAAP consistently applied, and (iii) present fairly the assets and Liabilities, income and expenses of the Merck Contributed Business, as of the dates and for the periods indicated.
SECTION 10.6. No Undisclosed Liabilities
     (a) Liabilities at December 31, 1996. As at December 31, 1996, the Merck Contributed Business had no Liabilities of any nature, whether accrued, contingent or otherwise (including, without limitation, Liabilities as guarantor or otherwise with respect to obligations of other Liabilities for taxes due or then accrued or to become due or Liabilities that have been incurred but not yet reported that would be transferred to or assumed by the Merial Venture), that were not adequately reflected or reserved against on the December 31, 1996 balance sheet of the Merck Contributed Business Financials and which [*].
     (b) Merck Contributed Liabilities. Except for any such Liabilities that would not [*], all Merck Contributed Liabilities either (i) are reflected in the Merck Contributed Business Financials, as defined in Section 10.5, (ii)

arose in the ordinary course of business since December 31, 1996, or (iii) are or will be disclosed in Schedule 14.2A-1 in accordance with Section 14.2(a).
SECTION 10.7. Receivables
     Except to the extent, if any, indicated on the December 31, 1996 balance sheet of the Merck Contributed Business Financials, all Receivables reflected thereon, including Retained Receivables, if any, arose from the sale of Inventory or services in the ordinary course of business consistent with past practice and constitute only valid, undisputed claims of Merck or its Subsidiaries not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables, including Retained Receivables, if any, reflected on the December 31, 1996 balance sheet of the Merck Merial Venture Business Financials or arising since the date thereof (subject to the reserve for bad debts, if any, reflected on the December 31, 1996 balance sheet of the Merck Merial Venture Business Financials), are good and have been collected or are or will be collectible, without resort to extraordinary collection activity, in the ordinary course of business and, in any case, by the later of (x) the date that is twelve (12) months from the Closing Date, or (y) if a Receivable is not by its terms due within such 12 month period, the date that is three months after its due date.
SECTION 10.8. Inventories
     Subject to amounts reserved therefor on the December 31, 1996 balance sheet of the Merck Contributed Business Financials, the values at which all Inventories are carried on the December 31, 1996 balance sheet of the Merck Contributed Business Financials, including Retained Inventory, if any, reflect the valuation of such Inventories at the lower of cost or market value, where cost is the supply price calculated pursuant to the Merck Manufacturing Supply Price Formula. Except as set forth in Schedule 10.8-1, Merck and its Subsidiaries have good and marketable title to the Inventories, including Retained Inventory, if any, free and clear of all liens or other Encumbrances. Except as set forth in Schedule 10.8-2 or reserved against in the Merck Financials, the Inventories, including

Retained Inventory, if any, do not consist of, in any material amount, items that are obsolete, damaged or slow-moving or of any items held on consignment. Neither Merck nor any of its Subsidiaries is under any obligation or Liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers, including Retained Inventory, if any, other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since December 31, 1996. Neither Merck nor any of its Subsidiaries has acquired or committed to acquire or manufacture Inventory, including Retained Inventory, if any, for sale by the Merck Contributed Business which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has Merck or any of its Subsidiaries changed the price of any Inventory, including Retained Inventory, if any, except for (i) reductions to reflect any reduction in the cost thereof to Merck or its Subsidiaries, (ii) reductions and increases responsive to normal competitive conditions and consistent with past sales practices, or (iii) increases to reflect any increase in the cost thereof to Merck or its Subsidiaries. Other than as reflected on the December 31, 1996 balance sheet of the Merck Contributed Business Financials, the Inventories, including Retained Inventory, if any, of Merck and its Subsidiaries are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.
SECTION 10.9. Absence of Certain Developments
     Except for the actions taken by Merck, Merck SH or any Merck Subsidiaries pursuant to this Agreement and the applicable Ancillary Agreements or as disclosed in Schedule 10.9, since December 31, 1996, the Merck Contributed Business has been operated in the ordinary course of business consistent with past practice, and there has not been:
     (a) any sale, assignment, transfer or other disposition to any Third Party of, or imposition of any lien or other Encumbrance on, any Merck

Contributed Assets or any of the properties, assets, Inventories or obsolete items of the Merck Transferred Subsidiaries, without any and all proceeds [*] for all such sales, assignments, transfers or other dispositions (other than sales of Inventory in the ordinary course of business consistent with past practice) being contributed to the Merial Venture. Merck covenants and agrees that all such proceeds [*] shall through the Closing Date be segregated and held in a separate bank account owned by Merck or a Merck Subsidiary (these proceeds [*] being referred to as the “Merck Assets Sale Proceeds”) and thereby contributed to the Merial Venture on the Closing Date;
     (b) any damage, destruction or casualty loss to any Merck Contributed Assets or to any of the assets or properties of the Merck Transferred Subsidiaries, whether or not covered by insurance, which, individually or in the aggregate, has a Material Adverse Change or Effect;
     (c) any material change in any accounting principle relevant to the Merck Contributed Business used by Merck or any of its Subsidiaries;
     (d) other than in the ordinary course of business, any transaction, commitment or agreement relating to the Merck JV Business entered into by Merck or any of its Subsidiaries, or any relinquishment by Merck or any of its Subsidiaries of any rights relating to the Merck JV Business under any agreement or otherwise, having a value or involving aggregate payments [*];
     (e) any grant of any rights or licenses or entry into any licensing or distributorship or agency arrangements by Merck or any of its Subsidiaries with respect to the Merck JV Business which, individually or in the aggregate, has a Material Adverse Change or Effect;

     (f) any loss of employees or any changes in any of Merck’s or any of its Subsidiaries’ employee benefit plans (other than those required by applicable law) which, individually or in the aggregate, has a Material Adverse Change or Effect;
     (g) other than in the ordinary course of business, any disclosure of any secret or confidential Intellectual Property (except by way of issuance of a patent or pursuant to this Agreement or the Ancillary Agreements) or any lapse or abandonment of Intellectual Property (or any registration or grant thereof or any application relating thereto) related to the Merck JV Business to which, or under which, Merck or any Subsidiary has any right, title, interest or license;
     (h) expenditures or failure to make expenditures on capital investment projects by any Merck Transferred Subsidiaries or in respect of any Merck Contributed Assets that were not substantially consistent with the investment plans in existence as of December 31, 1996 relating to such projects as disclosed in writing to RP prior to the date of this Agreement;
     (i) any transaction, commitment or any agreement involving the Merck JV Business entered into between two or more Merck Companies; or
     (j) any authorization, approval, agreement or other binding commitment to do any of the foregoing.
SECTION 10.10. Merck Contributed Assets
     (a) The assets to be contributed to the Merial Venture by Merck or its Subsidiaries (the “Merck Contributed Assets”) pursuant to Section 5.1(a) and to the Merck Transfer Agreement (which include all the assets of the Merck Transferred Subsidiaries and, in accordance with Section 5.1(a), the Merck Contributed Liabilities) include all assets, properties and rights used to conduct the entirety of the Merck JV Business activities (other than those assets, properties and rights (i) that are not primarily used for Merial Venture Business activities, (ii) used to conduct those activities that will be conducted by certain Merck Companies pursuant to the Ancillary Agreements, (iii) used to conduct those activities conducted by certain Merck Companies that are listed on Schedule 10.10-1A, (iv) those Patents, Patent applications, registered trademarks and trademark applications that will be licensed to the Merial Venture by Merck or its Subsidiaries pursuant to the Ancillary Agreements, (v) to the extent determined by Merck in its sole discretion, cash and cash equivalents, (vi) those set forth in Schedule 2-7, and (vii) those agreements listed on Schedule 10.10-1B, which Merck hereby represents do not relate to the use of any product in the Animal Health Business or the Poultry Genetics Business), in all material respects as reflected on the December 31, 1996 balance sheet of the Merck Contributed Business Financials (subject to acquisitions, sales or other dispositions permitted pursuant to Section 12.1(a)). Within six (6) weeks of the signature of this Agreement, Merck will provide to RP and to RM as Schedule 10.10-2 a list of all fixed assets (including U.S. and non-U.S. assets) used to conduct the entirety of the Merck JV Business activities other than those excepted pursuant to clauses (i) — (vi) above.
     (b) For the avoidance of doubt, the Parties acknowledge that Merck Contributed Assets do not include the name, trademark and/or service mark “Merck”, “Merck Sharp & Dohme”, and “MSD”, or any name or mark containing such names and marks, the copyright in and to the work “The Merck Veterinary Manual”, and the Annual Authorizations Service Repertory License Agreement between Copyright Clearance Center, Inc. and Merck & Co., Inc. dated December 31, 1995.
     (c) No person has any rights to use, possess or acquire or has any Encumbrance on any Merck Contributed Assets, except for (i) the rights of the Merial Venture Companies pursuant to this Agreement and the Ancillary Agreements, (ii) any rights retained by, or licensed to, any Merck Companies in accordance with this Agreement and the Ancillary Agreements, and (iii) any prior rights granted to Third Parties set forth in Schedule 2-7. Subject only to Sections 11.2(c) and 11.6(a) (and to consents that may be required under contracts that are Merck Contributed Assets, other than those listed in Schedule 10.22B), and except for such Merck Contributed Assets that are set forth in Schedule 2-7, following the consummation of the Transactions and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, the Merial Venture will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Merck and its Subsidiaries in the Merck Contributed Assets, free and clear of any Encumbrances except for such Encumbrances as are described in clauses (i) through (iv) of Section 10.11(a), and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the Transactions.
SECTION 10.11. Title to Properties; Possession Under Leases
     (a) Merck and its Subsidiaries own and have good title to all of the Merck Contributed Assets and to all of the assets and properties reflected as owned by Merck Transferred Subsidiaries on the December 31, 1996 balance sheet included in the Merck Contributed Business Financials, in each case free and clear of any material lien, claim or other Encumbrance, except for (i) the liens, claims or other Encumbrances reflected in the Merck Merial Venture Business Financials, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 1996, (iii) liens or other Encumbrances securing the rights of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and (iv) liens for taxes not yet delinquent.
     (b) (i) Merck and each of its Subsidiaries has complied with all its material obligations under all material leases to which it is a party as lessee and that are part of the Merck Contributed Assets, (ii) all such leases are in full force and effect, (iii) Merck or the relevant Subsidiary enjoys peaceful and undisturbed possession under each such lease, (iv) to the knowledge of Merck, the other parties to such leases have complied with all their material obligations thereunder, and (v) there are no material unresolved disputes under any of such leasehold interests.

     (c) (i) All material real property, and all material buildings, improvements and fixtures thereon that are part of the Merck Contributed Assets have been maintained in accordance with the standard practices and procedures of Merck and its Subsidiaries and are in all material respects in good condition and have no material structural defects, (ii) such material real property, buildings, improvements and fixtures and the use thereof conform in all material respects to all applicable building, zoning, land use and like requirements and all material certificates and permits for the lawful use and occupancy thereof and the machinery and equipment thereon have been issued, and (iii) no current use of any of such property is dependent in any material respect on a non-conforming use or permit or violates any Law, regulation or decision of any Public Authority.
     (d) Set forth in Schedule 10.11D is a true and complete list as of the date of signature of this Agreement of all real property whether owned or leased (as tenant) included in the Merck Contributed Assets.
SECTION 10.12. Intellectual Property
     (a) To the knowledge of Merck, Merck and its Subsidiaries (i) own, or are licensed to use, or otherwise have the right to use all Patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, Know-How, computer software and processes used in the conduct of the Merck JV Business as now conducted, including for the manufacture and sale of all Merck Existing Products, and (ii) except as set forth in Schedule 10.12, have the right to transfer or license to the Merial Venture all of such rights to be transferred or licensed thereto under this Agreement and the Ancillary Agreements; and none of such rights shall be adversely affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement. Except as indicated in Schedule 10.12, Merck is not aware of any reason that would prevent any pending applications to register material trademarks, or any pending material patent applications, from being granted.

     (b) Set forth in Schedule 10.12 are true and complete lists of all Patents and registered trademarks and trademark applications in respect of Animal Health Products or Poultry Genetics Products which are owned by Merck or any of its Subsidiaries or which Merck or any such Subsidiaries are licensed to use or otherwise have the right to use in respect of Animal Health Products or Poultry Genetics Products (other than those items referred to in Section 10.10(b) (collectively, the “Merck Proprietary Rights”). To the extent indicated in Schedule 10.12, all owned Merck Proprietary Rights have been registered in, filed in or issued by the appropriate Public Authorities in each relevant jurisdiction, and in each case such proprietary rights are currently in effect and all maintenance fees and renewals thereof have been duly made with respect thereto.
     (c) Except as set forth in Schedule 10.12, Merck is not aware (i) that any of the activities of the Merck JV Business as currently conducted infringe upon the proprietary rights of others, nor has Merck or any of its Subsidiaries received any notice or claim from any Third Party of such infringement by the activities of the Merck JV Business, or (ii) of any infringement by any Third Party on, or any competing claim of right to use or own any of, the Merck Proprietary Rights in the field of the Merial Venture Business. Merck and its Subsidiaries have the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the conduct of the Merck JV Business.
SECTION 10.13. Product Registrations
     Set forth in Schedule 10.13 are true and complete lists of all Product Registrations that have been applied for, are valid and in full force and effect or are in the process of being timely renewed in respect of any Animal Health Products and Poultry Genetics Products of Merck and its Subsidiaries (collectively, the “Merck Product Registrations”), indicating for each product the jurisdiction of each such Product Registration, application or renewal, and whether such application has been applied for, is valid, or is in the process of being renewed. Such product registrations permit Merck to market the products covered thereby in the jurisdiction indicated thereby, and Merck is aware of nothing that would interfere with Merck’s right to market such products in the jurisdiction indicated. No such Product Registration shall be adversely affected by its contribution to the Merial Venture in accordance with the terms of this Agreement (and in particular Section 11.2(c)), the Transfer Agreement and the Ancillary Agreements.
SECTION 10.14. Product Warranty and Product Recalls: Labels
     (a) Since January 1, 1993, there have been no “recalls” or “seizures” or “market withdrawals” (as such terms, or words of similar import, are used in the regulations promulgated under the U.S. Food, Drug and Cosmetic Act or similar food and drug laws promulgated by any Public Authority in any other jurisdiction) with respect to any Merck Existing Product. The Label of each Existing Product of Merck sold by Merck or any of its Subsidiaries in any country accurately reflects the conditions for safe and effective use of such Existing Product in accordance with the laws and regulations of such country and each such Product is sold under an appropriate Label.
     (b) Other than as indicated on Schedule 10.14, since January 1, 1993, neither Merck nor any of its Subsidiaries has received any adverse experience reports indicating any material safety or efficacy problems that would materially change the general risk/benefit assessment upon which such Existing Product is prescribed for its approved indications, and no material change in any Label of any Merck Existing Product has been required by any Public Authority or otherwise been implemented as a result of any such report.
SECTION 10.15. Absence of Third Party Joint Ventures
     Except as set forth in Schedule 10.15, neither Merck nor any of its Subsidiaries has an ownership interest in any joint venture (whether or not organized as a legal entity) or other company or business (except Merck and its Subsidiaries) which conducts Merial Venture Business activities and the ownership of or profits from which are shared with Third Parties.

SECTION 10.16. Litigation; Compliance with Laws
     (a) Except as set forth in Schedule 10.16, and except for such actions, suits or proceedings with amounts or potential amounts individually in issue of less than [*], there are no actions, suits or proceedings at law or in equity or by or before any Public Authority relating to or arising from the Merck JV Business or any properties or assets part of the Merck Contributed Assets, or in respect of this Agreement or any of the Ancillary Agreements, and which is pending or, to the knowledge of Merck, threatened against it or any of its Subsidiaries. Schedule 10.16 sets forth a complete and correct list of all such actions, suits or proceedings that are active or have been active since January 1, 1993 (or, with respect to actual or potential Environmental Liabilities, January 1, 1991), and includes for completed matters a general description of the results thereof (including the amount of any monetary judgments and the principal terms of any other relief assessed in connection therewith).
     (b) Except for any non-compliance which would not, individually or in the aggregate, result in a Material Adverse Change or Effect, Merck and its Subsidiaries at all times since January 1, 1993 have been and are currently in compliance with (i) all Laws, Permits, published standards that have the force and effect of Laws, and Environmental Laws, applicable to the Merck JV Business, and (ii) all judgments, orders, writs, injunctions, decrees or rulings of Public Authorities applicable to the Merck JV Business.
     (c) In each case other than such Permits the absence of which would not, individually or in the aggregate, result in a Material Adverse Change or Effect, Merck and its Subsidiaries have all licenses, permits, franchises, orders or approvals of any Public Authority, including under Environmental Laws, necessary to the conduct of the Merck JV Business (collectively, “Permits”); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Merck, threatened, to revoke or limit any such Permit. Schedule 10.16 identifies all Permits that are nontransferable or that will require the consent of any Public Authority in order to give effect to the Transactions.

SECTION 10.17. Tax Returns
     Each of Merck SH and each Merck Transferred Subsidiary has filed or caused to be filed in a timely manner all Tax Returns required to have been filed by it (or have obtained or timely applied for an extension with respect to any such filing) and has paid or caused to be paid, or made adequate provision for the payment of, all Taxes shown to be due and payable on such returns or on any assessments received by it, except Taxes that are being contested by it in good faith and except where the failure to file such returns or pay Taxes would not in the aggregate (i) cause a Material Adverse Change or Effect, or (ii) result in the imposition of a lien on any of the Merck Contributed Assets. None of the Merck Transferred Subsidiaries is party to or bound by (a) any agreement providing for the allocation or sharing of Taxes with any Third Party which agreement will be in effect after the Closing, or (b) any agreement (other than elections prescribed by generally applicable Tax Laws or regulations) with any Taxing Authority which may restrict the Merial Venture’s tax planning.
SECTION 10.18. Environmental Matters
     With respect to the Merck JV Business, except for the matters disclosed in Schedule 10.18, neither Merck nor any of its Subsidiaries has since January 1, 1991 received written notice of, or other written communication concerning, any failure to comply with any applicable Environmental Laws, or written notice or other written communication that Merck or any of its Subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site allegedly containing Hazardous Materials. None of Merck’s or its Subsidiaries’ facilities used in the Merck JV Business have in the past, or do at the present time, use, generate, treat, store, dispose of, process, handle or manage any Hazardous Materials or other materials in violation of any applicable Environmental Law, and there has been no release or migration of any Hazardous Materials at, on, under, about, within, from or onto any such properties, where such violation, release, or migration will or is reasonably likely to result, individually or in the aggregate, in a Material Adverse Change or Effect. Except as will not result in a Material Adverse Change or Effect, there are no past or present conditions, circumstances, facts, events, practices, incidents, actions or omissions existing or occurring at any location (including any off-site location) that will or is reasonably likely to (i) cause Merck or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company, to incur any Environmental Liability in respect of the Merck JV Business, (ii) form the basis for any claim, action, suit, proceeding, hearing, investigation or inquiry against Merck or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company, under any Environmental Law in respect of the Merck JV Business, or (iii) interfere with or prevent continued compliance by Merck or any of its Subsidiaries or, subsequent to the Closing, any Merial Venture Company, with any Environmental Law in respect of the Merck JV Business.
SECTION 10.19. Labor Relations; Employees; Employee Benefit Matters
     (a) Schedule. With respect to the employees who are expected to be employed by a Merial Venture Company as of the Closing Date, Schedule 10.19A-1 contains a true and complete list of each material Merck Benefit Plan. Within six (6) weeks after the date of this Agreement, Merck will complete Schedule 10.19A-1 by providing to RM a list of all Merck Employee Agreements. Except as set forth in Schedule 10.19A-2 and with respect to the employees who are expected to be employed by a Merial Venture Company as of the Closing Date, neither Merck, any of its Subsidiaries nor any Merck ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Merck Benefit Plan, to enter into any Merck Employee Agreement or to materially modify or to terminate any Merck Benefit Plan or Merck Employee Agreement (except to the extent required by law or to conform any such Merck Benefit Plan or Merck Employee Agreement to the requirements of any applicable law, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Merck Employees.
     (b) Documents. Merck has provided, or has caused to be provided, or will cause to be provided prior to the Closing to RM (i) current, accurate and complete copies of all documents embodying or relating to each Merck Transferred Benefit Plan and each

Merck Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Merck Transferred Benefit Plan; and (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Merck Transferred Benefit Plan or related trust.
     (c) Multi-Employer Plans. Except with respect to employees who are not Merck Employees, neither Merck nor any of the Merck Transferred Subsidiaries contribute to or are required to contribute to, or have incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to, any “multi-employer plan” within the meaning of Section 3(37) of ERISA.
     (d) No Post-Employment Obligations. Except as expressly set forth on Schedule 10.19D, neither Merck, any of its Subsidiaries nor any Merck ERISA Affiliate (i) maintains or contributes to any Merck Transferred Benefit Plan which provides, or has any Liability to provide, life insurance, medical, severance or other employee welfare benefits to any Merck Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Merck Employee (either individually or to Merck Employees as a group) that such Merck Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.
     (e) Effect of Transaction. Except as set forth on Schedule 10.19E, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Merck Transferred Benefit Plan, Merck Employee Agreement, or related trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Merck

Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Merial Venture Companies to amend or terminate any Merck Transferred Benefit Plan. No payment or benefit which will or may be made by Merck or any of its Subsidiaries to any Merck Employee with respect to the transactions contemplated herein will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(l) of the Code.
     (f) Collective Bargaining Agreement (“CBA”). Except as set forth on Schedule 10.19F, no Merck Employee is employed pursuant to a CBA or a works council agreement to which a member of the Merck Group is a party that any Merial Venture Company will be bound by after the Closing or will otherwise be obligated to honor or assume in connection with this Agreement or the transactions contemplated by this Agreement, other than those agreements that the Merial Venture is obligated to assume under applicable law.
     (g) Pension Plan Funding. Except as set forth on Schedule 10.19G-1, the present value of all accrued benefits of each Merck Transferred Pension Plan, determined on the basis of the actuarial assumptions used by the plan’s actuary for purposes of calculating minimum funding contributions for the most recently completed plan year, do not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such Transferred Benefit Plan. Except as set forth on Schedule 10.19G-2, the present value of all accrued benefits of each Merck Transferred Foreign Pension Plan, determined using the actuarial assumptions employed by the actuary of the plan, do not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such Merck Transferred Foreign Pension Plan or, in the case of an unfunded Merck Transferred Foreign Pension Plan, the reserves provided for in the December 31, 1996 balance sheet of the Merck Contributed Business Financials.
     (h) Labor Relations. Except as set forth in Schedule 10.19H-1, the Merck Group generally enjoys good employer-employee relations with the Merck Employees.

Approximately 723 full-time equivalent employees are employed by the Merck Transferred Subsidiaries and will be transferred to the Merial Venture together with such Subsidiaries. Schedule 10.19H-2 contains the names of all current employees of the Merck Group, other than the Merck Transferred Subsidiaries, which Merck expects will transfer to the Merial Venture after the Closing. Subject to their receiving compensation and benefit offers from the Merial Venture comparable to their current compensation and benefit packages, Merck has no reason to believe that substantially all of the employees listed in Schedule 10.19H-2 will not accept employment offers with the Merial Venture.
     (i) Employment Matters. No member of the Merck Group is delinquent in payments to any of the Merck Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or to the Closing Date (as applicable) or amounts required to be reimbursed to such employees. With respect to the Merck Employees, each member of the Merck Group has (i) complied in all material respects with applicable laws, rules and regulations relating to the employment of the Merck Employees, including those relating to wages, hours, collective bargaining, and the payment and withholding of taxes, and (ii) withheld and paid to the appropriate Public Authority, or are holding for payment not yet due to such Public Authority, all amounts required by law, rule, regulation or agreement to be withheld from the wages or salaries of the Merck Employees. Since January 1, 1993, there has been no material adverse change in the relationship of the Merck Group with the respective Merck Employees (including any threatened union organization or renegotiation of any union or other collective bargaining contract) nor any material strike or labor disturbance by such employees, and no member of the Merck Group is aware of any indication that such a change, strike or labor disturbance is likely.
SECTION 10.20. Insurance
     Merck believes it maintains adequate insurance coverage (both with respect to levels of coverage and deductibles, and including self-insurance), consistent with prudent practices, including for general and product liability and business interruption, in respect of its Merck JV Business assets and operations. Each of the policies comprising such coverage is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law. Schedule 10.20 sets forth a complete list of all claims [*] made or filed by Merck or any of its Subsidiaries with their insurers since January 1, 1993 with respect to the Merck JV Business and any such claims incurred but not yet so made or filed of which Merck is aware.
SECTION 10.21. Share Capital of Merck Transferred Subsidiaries
     Schedule 10.21 (as updated in accordance with Section 3.2 hereof, as applicable) contains a true and complete description of the authorized and outstanding capitalization (including the record owners) of each of the Merck Transferred Subsidiaries. The indicated shares of capital stock or other ownership interests of each of the Merck Transferred Subsidiaries represent all of the respective issued and outstanding shares of capital stock or other ownership interests of each such company. Except as set forth in Schedule 10.21, (a) the record and beneficial ownership of each Merck Transferred Subsidiary is free and clear of any lien or other Encumbrance; (b) all of the issued and outstanding shares of capital stock or other ownership interests of the Merck Transferred Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable; (c) none of the Merck Transferred Subsidiaries or any direct or indirect parent company thereof is bound by, has granted, issued or made or agreed to grant, issue or make any security interests, warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock or other ownership interests of the Merck Transferred Subsidiaries (other than this Agreement and the Ancillary Agreements), nor is there any agreement providing for (i) any restriction on the transfer of any of the issued and outstanding shares of capital stock or other ownership interests (other than with respect to directors’ qualifying and nominee shares as set forth in Schedule 10.21) of any of the Merck Transferred Subsidiaries, (ii) the amendment of the certificate or articles of incorporation or by-laws (or comparable organizational documents) of any of the Merck Transferred Subsidiaries so as to increase the amount of authorized capital stock or other ownership interests of such entity, or (iii) obligating any of such persons to grant, offer, or enter into any of the foregoing; (d) none of the direct or indirect parent companies of any of the Merck Transferred Subsidiaries is a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other ownership interests of the Merck Transferred Subsidiaries; and (e) the record owner of any such shares or other ownership interests possesses good and marketable title to such shares or other ownership interests.
SECTION 10.22. Contracts and Licenses
     (a) Other than the agreements listed in Schedule 10.22A, there are no agreements between any Merck Companies other than the Merck Transferred Subsidiaries, on the one hand, and any Merck Transferred Subsidiaries, on the other hand, that will survive the Closing.
     (b) Schedule 10.22B lists all contracts or agreements having a value or involving payments [*] or otherwise material to the Merck Contributed Business between one or more Merck Companies, on the one hand, and one or more Third Parties, on the other hand, to be assigned or transferred to the Merial Venture pursuant to this Agreement or the Ancillary Agreements. Other than as indicated in Schedule 10.22B, none of such contracts or agreements require the consent of any Third Party to be assigned or transferred, as the case may be, to the Merial Venture as contemplated by this Agreement or the Ancillary Agreements.
     (c) Schedule 10.22C lists all of the agreements listed in Schedule 10.22B that may restrict in any way, such as through non-compete or exclusivity clauses, the ability of the Merial Venture to undertake Merial Venture Business activities and lists all other agreements to be assigned or transferred to the Merial Venture that include such a restriction, the compliance with by the Merial Venture on or after the Closing would have a material adverse effect on the ability of the Merial Venture to combine the Contributed Merial Venture Businesses or to conduct the activities contemplated herein.
SECTION 10.23. Other Agreements

     Except as set forth in Schedule 10.23 and except for any agreements, arrangements or commitments between Merck and its Subsidiaries or between such Subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) relating to any Acquisition Transaction pursuant to which any person is or may be entitled to receive from the Merck Transferred Subsidiaries or any of their Subsidiaries any payment based on their revenues, earnings or similar items (or any portion thereof) or on the occurrence or value of the Acquisition Transactions (or similar circumstances), or calculated in accordance therewith. For the purposes of this Section 10.23, “Acquisition Transaction” shall mean any merger, purchase of substantial assets, purchase of shares of capital stock or similar transactions involving the Merck Transferred Subsidiaries or any Subsidiary thereof.
SECTION 10.24. Survival of Representations and Warranties
     Merck and Merck SH acknowledge that their representations and warranties are an inducement to RP, IM and RM and to Merial to enter into this Agreement and the Ancillary Agreements. The representations and warranties contained in this Article X shall survive (and not be affected in any respect by) any investigation by or on behalf of any Party and the Closing. Notice of any claim in respect of the representations and warranties in Sections 10.1 [Organization; Powers], 10.2 [Authorization; No Breach], 10.3 [Enforceability], 10.11(a) [Title], 10.12(b) [Intellectual Property — existing Proprietary Rights] and 10.21 [Share Capital] may be given at any time (subject to any statute of limitations under applicable law); the representations and warranties in Sections 10.4 [Governmental Approvals], 10.12 (a) and (c) [Intellectual Property — other], 10.13 [Product Registrations], 10.17 [Tax Returns] and 10.18 [Environmental Matters] must be given before the fifth anniversary of the Closing Date; notice of claim in respect of all other representations and warranties in Article X must be given before the second anniversary of the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 14.1 hereof shall have been given (as contemplated by Section 14.7) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

ARTICLE XI
COVENANTS OF THE RP GROUP AND THE MERCK GROUP
SECTION 11.1. Legal Existence
     Each of the Principals shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, for so long as such Principal is a party to this Agreement or any Ancillary Agreement; provided that nothing in this Section 11.1 shall prevent either Principal from taking any action permitted by Articles XVI or XVII. .
SECTION 11.2. Public Authority Approvals
     Each of Merck and Merck SH, on the one hand, and RP, RM and IM, on the other hand, shall use commercially reasonable efforts to promptly obtain or make all permits, consents and approvals of, registrations with and notices to all Public Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and the Ancillary Agreements, and will cooperate fully with any company in the other Group in promptly seeking to obtain or make all such permits, consents, approvals, registrations and notices, including, without limitation:
     (a) Each Principal agrees to make appropriate filings pursuant to Council Regulation No. 4064/89 of the European Union with respect to the Transactions within seven (7) days of the date hereof, and to supply as promptly as practicable to the appropriate Public Authorities any additional information and documentary material that may be requested in connection with such filings or with their filings made in the United States pursuant to the HSR Act.
     (b) RP and, if necessary, its Subsidiaries, shall use commercially reasonable efforts to obtain an agrément fiscal from the French Ministère du Budget to the effect that the contribution by IM to Merial of the share capital of RM shall be treated as an apport partiel d’actif under article 210B of the Code Général des Impôts, and Merck and, if

necessary, its Subsidiaries, shall use commercially reasonable efforts to obtain from the I.R.S. a tax ruling to the effect that Section 1491 and the Treasury Regulations thereunder do not apply to Merck or its Affiliates with respect to the transactions contemplated by this Agreement and that neither Merck nor its Affiliates will be required to recognize gain with respect to such transactions for U.S. Federal income tax purposes.
     (c) Merck shall, and shall cause each of its relevant Subsidiaries to use commercially reasonable efforts to: (i) transfer to Merck Transitory LLC prior to the Closing all the Merck Product Registrations that are part of the Merck Contributed U.S. Assets, and (ii) transfer as many as practicable of the Merck Product Registrations that are part of the Merck Contributed Non-U.S. Assets to the appropriate Merial Subsidiary in the country of each such Product Registration at the Closing. Merck shall reimburse the Merial Venture for any and all costs and expenses (excluding any allocation of salaries of employees of the Merial Venture), including all fees of regulatory counsel and registration, filing, stamp duty or other comparable duties incurred by it in effecting such transfers at the Closing. All of the Merck Product Registrations that are not transferred at the Closing shall be Delayed Purchase Assets and shall be transferred to the appropriate Merial Subsidiary in the country of each such Product Registration in accordance with Section 5.1(a)(ii). Merck hereby irrevocably authorizes Merial or the appropriate Merial Subsidiaries to sell the Merial Venture Products under Merck Product Registrations pending perfection of the transfer of Registrations or obtaining of new Registrations. In the event any Merck Product Registration cannot be transferred to the Merial Venture as set forth above or has not been so transferred before the first anniversary of the Closing Date, Merck shall, and shall cause each relevant Merck Subsidiary to, fully cooperate with the Merial Venture in obtaining a new Product Registration. Merck shall indemnify the Merial Venture Companies for all costs and expenses reasonably incurred by them (excluding any allocation of salaries of employees of the Merial Venture), including fees and expenses of counsel and registration, filing, stamp duty, transfer or other comparable duties, in obtaining such new Product Registrations.

     (d) RTPA. Promptly after the date of this Agreement, each of RP and Merck shall confirm to the other whether it, or any of its subsidiaries who are parties to any of the Ancillary Agreements, carry on business in the United Kingdom in the production or supply of goods or the supply or services for the purposes of the Restrictive Trade Practices Act 1976 as amended (the “RTPA”) For the purposes of this clause, “subsidiaries” shall be construed in accordance with Section 736 of the Companies Act. If either RP or Merck determines that there are any provisions of this Agreement (or of an arrangement of which it forms part) by virtue of which particulars of this Agreement (or of an arrangement of which it forms part), at the date of this Agreement, are required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Acts 1976 and 1977, RP and Merck shall ensure that those particulars and any other required information are furnished as soon as possible and in any event within the time specified by those Acts.
SECTION 11.3. No Limitation on Other Activities of Principals
     Other than as expressly provided in this Agreement or any of the Ancillary Agreements, each Principal (and its Subsidiaries) shall be free to pursue its (and such Subsidiaries’) respective businesses other than the Merial Venture Business in any manner chosen by it (and such Subsidiaries) and shall have no obligation to limit in any way its activities with respect to new products or to offer other business opportunities to the Merial Venture or to disclose any information concerning its (or such Subsidiaries’) other businesses to the other Principal (or any Subsidiary thereof). Nothing in this Section 11.3 shall be interpreted as excusing any Party from compliance with Sections 15.1 [Non-Competition], 19.3 [Confidentiality] and 19.13 [Publicity].
SECTION 11.4. Fiscal Year; Annual Audits; Selection of Auditors
     The fiscal year (the “Fiscal Year”) of Merial (and all other Merial Venture Companies, except as provided by the Board of Directors) shall begin on January 1 (or, in the case of the first Fiscal Year, the Closing Date) and end on December 31 of each calendar year. Following the close of each Fiscal Year, consolidated financial statements shall be prepared by Merial and audited by an independent accounting firm selected by the Members’ Meeting; provided that the consolidated financial statements for the Fiscal Years ending December 31, 1997 and 1998 shall be audited jointly by Arthur Andersen and Coopers and Lybrand.
SECTION 11.5. Books and Records of the Merial Venture
     (a) Accounts of Merial Venture. Merial shall keep full and proper ledgers and other books of account, including all books of account required by the Companies Act, and the following financial reports or information shall be provided to each Member (and, upon request, to each Principal):
     (i) within a reasonable period of time after the expiration of each quarter of Merial’s Fiscal Year as the Principals shall request, the unaudited consolidated balance sheet and the related statements of income and cash flows of Merial and its Subsidiaries, prepared in accordance with U.S. GAAP and any other accounting standards as may be required by applicable Laws, as of the end of, and for, such quarter and the Fiscal Year-to-date;
     (ii) as required by the Principals and no more than 20 days following the end of each calendar month, a monthly operating summary of the Merial Venture’s activities in a form to be agreed upon by the Principals; the Principals and the Merial Venture will each provide (to the extent reasonably available to such Person) in a timely manner all information necessary to determine the Principals’ respective entitlements associated with the Merial Venture;
     (iii) within such period of time after the end of each Fiscal Year of Merial as the Principals shall request, the audited consolidated balance sheet and the related statements of income and cash flows of Merial and its Subsidiaries, prepared in accordance with U.S. GAAP and any other GAAP as may be required by applicable Laws or reasonably required by either of the Principals, as well as all necessary tax reporting information required by each of the Members and

Principals for preparation of their national, state and local income tax returns, including each Member’s share of income, gain, loss, deductions and credits for such Fiscal Year, including, in the case of RP, the financial information required by the CFM Agreement; and
     (iv) within a reasonable period of time, such other financial information with respect to Merial or any of its Subsidiaries as any Member or Principal shall reasonably request to permit such Member or Principal to prepare its respective financial statements.
In addition to such financial reports and information listed in clauses (i) through (iv) above, the financial statements of Merial shall be prepared in accordance with the requirements of the Companies Act and each Merial Venture Company shall prepare its financial statements in accordance with the accounting standards imposed by the Laws applicable to it.
     Merial and, as appropriate, its independent auditors, shall certify that the financial information provided in clauses (i) – (iii) above (A) has been prepared in accordance with the books of account and other financial records of the Merial Venture, (B) presents fairly the financial condition and results of operations of the Merial Venture as of the date thereof or for the periods covered thereby, (C) has been prepared in accordance with U.S. GAAP (or another GAAP, as the case may be), and (D) includes all adjustments that are necessary for a fair presentation of the financial condition of the Merial Venture as of the dates thereof or for the periods covered thereby.
     (b) Examination of Merial Venture’s Records, Facilities, etc. Subject to Section 11.5(c), Merial shall, upon reasonable notice, and shall cause each of its Subsidiaries, employees and agents to: (i) afford the officers, employees and authorized agents, certified auditors or counsel of the Principals reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Merial Venture (which access shall include the right to conduct Phase I environmental assessments and, for a period of two years after the date of this Agreement, to the extent the findings of any such Phase I environmental assessments give rise to a reasonable concern (from the standpoint of a reasonably prudent business person) that contamination or other circumstances that may cause the incurrence of an Environmental Liability exist, shall also include the right of sampling and analysis of air, surface or subsurface soil, groundwater, surface water, building materials and/or wastes; provided that such sampling and analysis is conducted in a commercially reasonably manner designed to minimize interference with ongoing operations and is no more expansive than is reasonably necessary to ascertain whether Damages will be incurred) and to appropriate officers, employees, agents and counsel of the Merial Venture, and (ii) furnish to the officers, employees and authorized agents, certified auditors or counsel of the Principals such additional financial and operating data and other information regarding the operations, assets, properties and goodwill of the Merial Venture as either Principal may from time to time reasonably request. Prior to the time when a Merial Venture Business or asset to be transferred to the Merial Venture is so transferred, the Principal in control of such Merial Venture Business or asset shall provide the other Principal with the same access to and information regarding such Merial Venture Business or asset as is described in the preceding sentence. Except as provided in Article XIV, each Principal shall bear all expenses incurred by it in any such examination made by it pursuant to this Section 11.5.
     (c) Confidentiality Exception. Each Principal acknowledges the right of the other Principal and its Subsidiaries to keep confidential certain commercial, product, technical and scientific information provided by such other Principal or its Subsidiaries to the Merial Venture, including information provided pursuant to the Research Agreements or obtained pursuant to agreements with Third Parties containing confidentiality provisions. Accordingly, each Principal agrees that it shall not exercise its right of inspection with respect to, and shall direct the Directors nominated by it not to inspect, such information pursuant to this Agreement or otherwise without obtaining the prior written consent of the other Principal and, if such consent is given, it shall follow such procedures as are determined by the other Principal in its sole discretion in order to prevent the disclosure of such information (it being acknowledged that a Principal may prohibit entirely the disclosure of such information by the Merial Venture to the other

Principal and, in such case, the Merial Venture will not disclose such information and will take all reasonable steps necessary to prevent such disclosure).
     (d) Merial Venture Records Following Dissolution. Notwithstanding anything contained in this Agreement to the contrary (except for and subject to Section 11.5(c)), in the event of the Dissolution of the Merial Venture, the accounting and product records of the Merial Venture shall be preserved and shall be made freely available to both Principals for consultation or copying until five years after such Dissolution or such earlier time as both Principals agree that such records may be destroyed or need no longer be made available.
SECTION 11.6. Obtaining Third Party Consents
     (a) Merck Agreements. Merck shall use commercially reasonable efforts to procure that, on the Closing Date or, if not practicable, as soon as possible thereafter, the benefit to the extent related to the Merial Venture Business of all agreements listed in Schedule 10.22B (the “Merck Agreements”) shall have been transferred to the Merial Venture. The following principles shall apply to each Merck Agreement in respect of which any consent, approval or waiver by any Third Party (a “Consent”) is still required to be obtained as of the Closing Date in order for Merck to fully transfer or assign such Merck Agreement to the Merial Venture:
     (i) Merck shall inform Merial and RP of that fact and shall use commercially reasonable efforts to obtain such Consent promptly;
     (ii) pending such Consent being obtained, Merck shall hold all benefits of such Merck Agreement to the extent related to the Merial Venture Business as agent for the Merial Venture and account promptly to the Merial Venture, without any deduction, set-off or counterclaim, for any and all sums received by Merck pursuant to such Merck Agreement, and shall not agree to any material variation of, or modification to, termination of, or waiver of any right under or in relation to such Merck Agreement without the prior consent of Merial (which shall not be unreasonably withheld or delayed);
     (iii) pending such Consent being obtained, the Merial Venture shall (at the Merial Venture’s own cost and for its own account) perform all of Merck’s obligations in respect of such Merck Agreement; and
     (iv) in the case of any such Merck Agreements relating to intellectual property rights, Merial, Merck, RP and the relevant Third Party (as appropriate) shall (where necessary) have discussions with a view to establishing by mutual agreement those Merck Agreements where a sub-license is to be granted and/or those where a separate license is to be granted to the Merial Venture and/or those which are to be novated or otherwise assigned (subject, where appropriate, to existing licenses) to the Merial Venture, and Merck shall, pending such sub-license, license, novation or other assignment, continue to the extent reasonably requested by Merial to carry on all activities for which the intellectual property rights covered by such Merck Agreement are necessary;
provided that, any Merck Agreement in respect of which a Consent is required but not obtained shall not be deemed transferred or assigned and no effect shall be given to clauses (ii) or (iii) above if there is a significant risk that the relevant Merck Agreement would be treated as repudiated by a Third Party co-contractant or that Merck would be held to be in breach of its obligations thereunder if effect were given thereto. If any necessary Consent has not been obtained on or before the first anniversary of the Closing Date, the Principals and Merial shall cooperate to seek an alternative solution designed to provide the Merial Venture with the material benefits of (or the substantial equivalent of the benefits of) such Agreement, and until such an alternative solution is agreed upon, the foregoing provisions of this Section 11.6(a) shall continue to apply.
     (b) RM Agreements. RM shall use commercially reasonable efforts to obtain, prior to the Closing, all consents, approvals or waivers necessary under any agreement to which RM or a Subsidiary thereof is a party and without which there is a significant risk that such agreement would be treated as repudiated by a Third Party co-contractant. In the event RM or its Subsidiaries are unable to obtain any such consent, approval or waiver prior to or concurrently with the Closing, RM shall inform Merial and Merck of that fact and the Principals and Merial shall cooperate to seek an alternative solution designed to provide the Merial Venture with the benefit thereof, and until such an alternative solution is agreed upon, the foregoing provisions of this Section 11.6(b) shall continue to apply.
     (c) Restrictive Agreements. Each Party shall use commercially reasonable efforts to procure that, on or prior to the Closing Date or, if not practicable, as soon as possible thereafter, each of the “Restrictive Agreements”, as defined below, shall be either (i) terminated, or (ii) amended so as to permit the Merial Venture to manufacture, sell or distribute all of the Merial Venture Products as contemplated by this Agreement without being in breach of any such Restrictive Agreement. The Merial Venture shall operate after the Closing on the basis that all of the Restrictive Agreements have been so terminated or modified on or prior to the Closing Date. The relevant Principal (RP for any Restrictive Agreement to which an RP Company or RM or any of its Subsidiaries is a party, and Merck for any Restrictive Agreement contributed by Merck to which a Merck Company is a party) shall bear all the costs related to or resulting from, and indemnify the Merial Venture for any and all Damages incurred or suffered by the Merial Venture in connection with the matters set forth in the two preceding sentences. For purposes of this Section 11.6(c), a “Restrictive Agreement” is any agreement to which an RP Company or a Merck Company (including those agreements to be contributed by Merck to the Merial Venture) or RM or its Subsidiaries is a party, and which contains restrictions which, if not terminated or amended, will be breached by Merial or any of its Subsidiaries in undertaking the Merial Venture Business activities contemplated to be undertaken by the Merial Venture as of the Closing pursuant to this Agreement. Notwithstanding the immediately preceding sentence, the Parties agree that the Stock Purchase Agreement among RM, ISA, Rhône Mérieux Diagnostics S.A.S. and Synbiotics Corporation which has been disclosed to Merck prior to the date hereof is not, and shall not be considered or treated as, a Restrictive Agreement.

SECTION 11.7. Trademarks
     (a) On or before the Closing, Merck shall provide to RP and Merial a listing of the registered trademarks and trademark applications shown on Schedule 10.12 indicating which:
     (i) have uses outside of the field of the Animal Health Business or the Poultry Genetics Business (“Multiple Use Trademark”),
     (ii) will be held by Merck Transitory LLC and thereby contributed to Merial (“Merck Contributed Trademarks”), or
     (iii) will be assigned by Merck or its Subsidiaries to the Merial Venture (other than as contemplated in (ii) above) (“Merck Assigned Trademarks”).
     (b) Merck shall, in accordance with the terms and conditions of this Agreement, use commercially reasonable efforts to assign or cause to be assigned to Merial (or to a Merial Subsidiary agreed upon by the Principals) concurrently with the Closing all the Merck Assigned Trademarks. Merck shall be responsible for any and all costs and expenses (excluding any allocation of salaries of employees of the Merial Venture) related to the assignment to the Merial Venture of the Merck Assigned Trademarks, including all intellectual property counsel fees and expenses and registration, filing, stamp duty or other comparable duties, and shall indemnify the Merial Venture for any such costs and expenses incurred by it.
     (c) With respect to the Merck Assigned Trademarks, if any, that are not assigned to the Merial Venture concurrently with the Closing and to the Multiple Use Trademark, Merck shall grant or cause to be granted to the Merial Venture effective as of the Closing a royalty-free, exclusive in the field of the Animal Health Business, license to use such trademarks until they are assigned to the Merial Venture. Unless Merial, Merck and RP agree otherwise, (x) each Multiple Use Trademark shall be assigned to the Merial Venture upon (and subject to) its no longer being a Multiple Use Trademark, and (y) the parties shall use commercially reasonable efforts to cause to be assigned to the Merial Venture as soon as possible after the Closing all Merck Assigned Trademarks, if any, not assigned to the Merial Venture at the Closing.
     (d) Merck shall promptly inform Merial of any notification or claim it may receive in respect of the Merck Assigned Trademarks which have not yet been assigned to the Merial Venture and, upon the request and at the expense of Merial, take any and all actions reasonably necessary to renew, maintain, prosecute and defend any of such trademarks which have not yet been assigned to the Merial Venture.
SECTION 11.8. Information and Assistance of Principals Made Available
     Each Principal shall:
     (a) to the extent any such records are not transferred to the Merial Venture, preserve for a period ending on the third (3rd) anniversary of the Closing Date any and all accounting, product, marketing or legal records in respect of such Principal’s Merial Venture Business activities prior to the formation of the Merial Venture (provided that each Principal shall in all cases preserve all records not transferred to the Merial Venture to the extent required to be preserved by the Laws of all jurisdictions applicable to any asset contributed to the Merial Venture), and (subject to Section 11.5(c)) shall either provide access to such records to appropriate employees or agents of the Merial Venture or furnish the Merial Venture with any specific information from such records as may be reasonably requested by the Merial Venture and shall use its best efforts to cooperate fully with the Merial Venture in the case of any investigation or audit carried out by any Public Authority; and
     (b) until December 31, 1998, provide any services for the Merial Venture or furnish to the Merial Venture access to any infrastructure (including to computer systems and software) as may be necessary for the Merial Venture to continue to conduct the Merial Venture Business activities contributed by such

Principal in a manner substantially consistent with such Principal’s (or its Subsidiaries’) provision of services or access to infrastructure or services prior to the establishment of the Merial Venture, in each case on terms and conditions no less favorable to the Merial Venture than those that could have been obtained by a non-Affiliate at arm’s length and subject to any significant concerns relating to confidentiality (which concerns the Merial Venture and such Principal shall cooperate in good faith to address without excluding the Merial Venture’s access to the relevant services or infrastructure). The Parties acknowledge that, with respect to RP, some of such services shall be provided pursuant to the RP Intragroup Agreements described in Section 11.12. Merial shall, and shall cause the Merial Venture Companies to, use commercially reasonable efforts to develop and put in place its own infrastructure and access to services independent from the Principals as soon as possible after the Closing.
SECTION 11.9. Compliance with Laws
     Merial shall (and shall cause the other Merial Venture Companies to) comply in all material respects with all Laws (x) applicable to the Merial Venture and its properties or activities, or (y) where the failure to so comply could result in either Principal or any of its Affiliates being liable or otherwise responsible for any non-compliance with or violation of any Laws by virtue of its Merial Venture Interest. In addition, Merial shall (and shall cause the other Merial Venture Companies to) establish policies and procedures which shall be designed to ensure that neither Principal nor any of its Affiliates would, due to any activities of the Merial Venture, become liable or otherwise responsible for any non-compliance with or any violation of Laws or directive of any Public Authority in respect of which such Party could be held liable or otherwise responsible by virtue of its Merial Venture Interest. In addition, Merial shall (and shall cause the other Merial Venture Companies to) comply fully with any such policies or procedures.
SECTION 11.10. Merial Venture Product Safety

     The Parties acknowledge that, since each Principal is engaged in, among other things, the discovery and development, manufacturing, marketing and sale of pharmaceutical and biological products, the safety of Merial Venture Products may be an appropriate concern of either Principal. Accordingly, either Principal may, following consultation between the RP Animal Health Executive and the Merck Animal Health Executive, request Merial to cease (and to cause the other Merial Venture Companies to cease) the marketing and sale of any Merial Venture Product, the use of which the Principal in good faith believes poses a risk to human, animal or environmental safety. Upon receiving such request, Merial shall (and shall cause the other Merial Venture Companies to) promptly cease the manufacture, marketing and sale of the Merial Venture Product.
SECTION 11.11. Environmental Meetings
     The Parties intend to meet before the Closing to discuss the elements of environmental and safety process management programs to be established by the Merial Venture.
SECTION 11.12. Intragroup Agreements
     (a) General. RP and IM represent that all of the RP InterCo Contracts and RP InterCo Customary Arrangements (each as defined in Section 9.7 and together, the “RP Intragroup Agreements”) are on terms and conditions that are no less favorable to the Merial Venture than those that could have been obtained by a non-affiliate at arm’s length and that none of these are Restrictive Agreements (as defined in Section 11.6(c)). Merck represents that all of the agreements (i) listed on Schedule 10.22A that will survive the Closing, and (ii) that will be contributed to the Merial Venture and to which a Merck Company will be a party after the Closing (all such agreements described in (i) or (ii) being the “Merck Intragroup Agreements” and, together with the RP Intragroup Agreements, the “Intragroup Agreements”), are on terms and conditions that are no less favorable to the Merial Venture than those that could have been obtained by a non-affiliate at arm’s length and that none of these are Restrictive Agreements (as defined in

Section 11.6(c)). Each of the RP Intragroup Agreements and each of the Merck Intragroup Agreements shall continue to be governed by its stated terms and conditions after the Closing except to the extent inconsistent with the terms and conditions of this Section 11.12, in which case the terms and conditions of this Section 11.12 shall control and govern. The Parties acknowledge and agree that the Ancillary Agreements (and the contracts, agreements or arrangements referred to in the PMSV Research Agreement) are not, and are not intended to be treated pursuant to this Section 11.12 as, Intragroup Agreements.
     (b) Each of RP and Merck agrees (and shall cause their respective Subsidiaries that are parties to Intragroup Agreements to agree) not to terminate the RP Intragroup Agreements and the Merck Intragroup Agreements, respectively, before December 31, 1998. With respect to each Intragroup Agreement, Merial, RP and Merck shall (and shall cause their respective Subsidiaries that are parties to Intragroup Agreements to) negotiate in good faith from the Closing Date until December 31, 1998 to either (i) renew such Intragroup Agreement under the same terms and conditions as those in effect on the Closing Date, (ii) amend the terms and conditions of such Intragroup Agreement, or (iii) terminate such Intragroup Agreement. If the parties to any Intragroup Agreement have not reached agreement by December 31, 1998, such Intragroup Agreement will terminate automatically as of such date.
     (c) Service Agreements. RP agrees that all of the RP Intragroup Agreements that are service agreements (which shall be part of the services to be provided to Merial in accordance with Section 11.8(b)) will be terminable after the Closing by Merial or the Subsidiary of Merial that is a party to any such agreement on one month’s (or such shorter period as may be provided by the terms thereof) advance notice of termination and without any cost to the Merial Venture (other than to pay for goods or services ordered thereunder prior to such termination). Merck agrees that all of the Merck Intragroup Agreements that are service agreements will be terminable after the Closing by Merial or the Subsidiary of Merial that is a party to any such agreement on one month’s (or such shorter period as may be provided by the terms thereof) advance notice of termination and without any cost to the Merial Venture (other than to pay for goods or services ordered thereunder prior to such termination).
     (d) Intragroup Toll Manufacturing Agreements and Distribution/Agency Agreements. RP agrees that all of the RP Intragroup Agreements that are toll manufacturing agreements or distribution or agency agreements will be terminable after the Closing by Merial or the Subsidiary of Merial that is a party to any such agreement on six months’ (or such shorter period as may be provided by the terms thereof) advance notice of termination and without any cost to the Merial Venture (other than to pay for goods or services ordered thereunder prior to such termination). Merck agrees that all of the Merck Intragroup Agreements that are toll manufacturing agreements or distribution or agency agreements will be terminable after the Closing by Merial or the Subsidiary of Merial that is a party to any such agreement on six months’ (or such shorter period as may be provided by the terms thereof) advance notice of termination and without any cost to the Merial Venture (other than to pay for goods or services ordered thereunder prior to such termination).
SECTION 11.13. EPA Fipronil Risk Assessment
     Until the Closing Date or the date such document is issued, RP shall (or shall cause the relevant RP Company to) diligently seek and monitor the issuance or reissuance by the U.S. Environmental Protection Agency (the “EPA”) of a document assessing the risk of the use of Fipronil in the Animal Health Business, and shall promptly inform Merck of any and all (and provide copies of any written) information or communications received from the EPA with respect to Fipronil. If the EPA has not issued or reissued a document assessing the risk of the use of Fipronil in the Animal Health Business before June 15, 1997, then RP shall (or shall cause the relevant RP Company to) arrange a meeting with the EPA (which is attended also by a Merck representative) to discuss these matters prior to the Closing. RP and RM shall use all commercially reasonable efforts to counteract or oppose any withdrawal or limitations to the conditional approval granted by the EPA to RM to use Fipronil in the Animal Health Business.

SECTION 11.14. Rhone Merieux, Inc. Restructuring
     The Parties agree that the following steps shall be undertaken after the Closing Date and before December 31, 1997 with respect to Rhone Merieux, Inc. (“RMI”):
          (a) RP shall (or shall cause the relevant RP Company to) license Fipronil for the U.S. market to Merial (in accordance with the RP Ag License Agreement);
          (b) Merial and RMI shall enter into a manufacturing agreement for Fipronil spray, pursuant to which RMI shall manufacture on a cost-plus basis;
          (c) Merial and RMI shall enter into a research and development agreement for all non-vaccine research and development, pursuant to which RMI shall provide research and development services on a cost-plus basis;
          (d) RMI will transfer or license its U.S. product registrations to Merial;
          (e) all new equipment and other property purchases for the U.S. market shall be made by Merial;
          (f) to the extent possible under applicable collective bargaining agreements and applicable Laws, by December 31, 1997, or as soon as practicable thereafter, RMI’s sales force shall be terminated but shall receive employment offers from Merial;
          (g) vaccine patents and research and development activities shall be transferred by RMI to a new partnership, with Merial contributing cash as the other partner. RMI shall receive a preferred return equal to the product of (i) [*] as published monthly by the IRS, calculated assuming annual compounding, as in effect on the date of such transfer to the new partnership by RMI (such rate being the “[*]”), and (ii) the fair market value of its contribution, and then RMI and Merial shall share the residual return pari passu until RMI has obtained an internal rate of return on the fair market value of its contribution equal to [*]. Merial shall receive [*] of the residual return, i.e., the economic value remaining after RMI’s internal rate of return has reached [*].
SECTION 11.15. Fundamental Public Authority Approvals
     The appropriate Merck Companies and RP Companies shall use all commercially reasonable efforts to obtain the approvals of Public Authorities necessary for the Merck Group and the RP Group to consummate the Transactions as set forth in Schedule 11.15. However, to the extent such approvals have not been obtained on or prior to the Closing Date, the Parties shall find and give effect to a solution that will provide the Merial Venture and the Principals with the same economic benefits as if they had been obtained.
SECTION 11.16. Duration of Certain Ancillary Agreements
     RP hereby agrees with Merck that RP shall, (i) for so long as RPA is a Subsidiary of RP, cause RPA (and RP and Merck shall take all actions within their legal ability to cause Merial) to renew for the longest period enforceable under applicable Laws the RPA Research Agreement, the RPA License Agreement and the RPA Supply Agreement no later than two (2) years prior to the end of the term of each such respective agreement or of any renewal thereof, and (ii) should RP ever agree to sell or otherwise dispose of some or all of its interest in RPA or should RPA effect a transaction (collectively, a “Deconsolidation Event”) which Deconsolidation Event would result in RPA no longer being a Subsidiary of RP, to renew, prior to giving effect to any such Deconsolidation Event, the RPA Research Agreement, the RPA License Agreement and the RPA Supply Agreement, in each case for the longest period enforceable under applicable Laws. RP hereby agrees with Merck that RP shall, (i) for so long as PMSV is a Subsidiary of RP, cause PMSV (and RP and Merck shall take all actions within their legal ability to cause Merial) to renew for the longest period enforceable under applicable Laws the PMSV Research Agreement no later than two (2) years prior to the end of the term of such agreement or of any renewal thereof, and (ii) should there be a Deconsolidation Event with respect to PMSV which Deconsolidation Event would result in PMSV no longer being a Subsidiary of RP, to renew, prior to giving effect to any such Deconsolidation Event, the PMSV Research Agreement for the longest period enforceable under applicable Laws.
     RP shall, for so long as RPA and PMSV remain Subsidiaries of RP, indemnify and hold harmless the Merial Venture and (only to the extent Merck or any of its Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture) Merck and its Subsidiaries from and against any Damages arising out of, based upon or resulting from, the termination or alleged termination of any of the RPA Ancillary Agreements referred to in this Section 11.16 or the PMSV Research Agreement by, through or on behalf of RP, RPA or PMSV or any of their respective Affiliates (or any termination by a court or other tribunal arising in any dispute or controversy between Merial, on the one hand, and any of the foregoing Persons, on the other hand, provided that Merial has not alleged to such court or other tribunal in such dispute or controversy that the duration of such Ancillary Agreement is invalid or non-enforceable under French law), as the case may be, as a result of the invalidity or the alleged invalidity or non-enforceability or alleged non-enforceability under French law of the duration of such Ancillary Agreements as provided for therein or in this Section 11.16.
     This Section 11.16 relates to the term of the Ancillary Agreements referred to in this Section 11.16 and extensions of the term thereof and does not, and is not intended to, change (x) the time periods as set forth in (i) the non-competition provisions of Section 15.1 of this Agreement or (ii) the non-competition or obligation of first offer provisions of any of such Ancillary Agreements applicable to RP or to any of its Subsidiaries, or (y) the rights of the parties to the Ancillary Agreements referred to in this Section 11.16 to terminate early or modify any such Ancillary Agreements in accordance with the provisions of such Ancillary Agreements.
SECTION 11.17. Ancillary Agreements

     To the extent any Ancillary Agreement contemplates any actions or discussions by the Merck Animal Health Executive and/or the RP Animal Health Executive (or similar officers or representatives), Merck and RP each agrees to cause such individuals to take such actions or engage in such discussions consistently with the terms of such Ancillary Agreement (whether or not Merck or RP, as the case may be, or any of their respective Subsidiaries, is a party to such Ancillary Agreement
SECTION 11.18. Further Action
     Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements.

ARTICLE XII
CLOSING
SECTION 12.1. Conduct Prior to Closing
     (a) General. Prior to the Closing, each of RM and Merck hereby agrees that it shall not, and shall not cause or permit any Transferred Subsidiary or, in the case of Merck, any Merck Subsidiary engaged in Merial Venture Business activities, to take any action that will result in any violation of any covenant or cause any representation or warranty contained herein including in Sections 8.9 and 10.9, to become untrue as of the Closing Date. Without limitation of the foregoing, each of RM and Merck hereby agrees that (except as otherwise expressly contemplated by this Agreement or the applicable Ancillary Agreements, set forth in Schedule 8.9 or 10.9, as applicable, or specifically agreed to by the other in writing), from and after the date hereof and prior to the Closing:
     (i) Ordinary Course. It shall (A) carry on, or cause to be carried on, its and its Subsidiaries’ Merial Venture Business activities in the ordinary course of business in substantially the same manner as heretofore conducted, (B) operate, or cause to be operated, all of its and its Subsidiaries’ assets material to its or their Merial Venture Business activities in the ordinary course of business in substantially the same manner as heretofore operated, (C) do, or cause to be done, all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and Proprietary Rights material to its and its Subsidiaries’ Merial Venture Business activities, (D) maintain and preserve, or cause to be maintained and preserved, all property material to the conduct of its and its Subsidiaries’ Merial Venture Business activities, (E) keep, or cause to be kept, such property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that its and its Subsidiaries’ Merial Venture Business activities may be properly conducted at all times, (F) maintain, or cause to be maintained, insurance with reputable insurance companies on all of its and its Subsidiaries’ assets material to its or their Merial Venture Business activities to the extent and in the manner consistent with past practice and will bear the risk of any loss to all of such assets through the Closing, and (G) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with respect to the Merial Venture Business; all of the foregoing, to the end that the goodwill and other assets of its and its Subsidiaries’ Merial Venture Business shall be unimpaired in any material respect at the Closing. Without limiting the generality of the foregoing, RP and Merck shall cause each of their respective Transferred Subsidiaries to comply with this subparagraph (i) with respect to the portion of the Merial Venture Businesses of the RP Group and the Merck Group, respectively, conducted by, and the portion of the assets material to the conduct of such Merial Venture Businesses owned, used or held by, such Transferred Subsidiary.
     (ii) Notice of Changes. Without limiting the effect of Section 12.6, it shall promptly advise the other Principal orally and in writing of (A) any information that indicates that any of its or its Subsidiaries’ representations or warranties contained in this Agreement was not true and correct as of the date hereof or will not be true and correct as of the Closing Date, (B) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Section 12.6, (C) any notice or other communication from any Public Authority or Third Party alleging that the consent of such Public Authority or Third Party is or may be required in connection with the Transactions, other than any such required consents already indicated in Schedules 8.20-1 or 10.22B, and (D) any other change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Change or Effect.
     (iii) Contracts. Without the consent of the other Principal, it shall not and shall not permit any of its Subsidiaries to, enter into, amend, alter, modify or terminate (other than in accordance with its terms) any agreement which is or would be required to be reported in Schedule 8.20-1 or 10.22B, as applicable, other than (x) with respect to any agreement with a Third Party, in the ordinary course of business consistent with past practice of RM and its Subsidiaries or the Merck Contributed Business, or (y) the Ancillary Agreements.
     (b) Business of Merial. RP and IM agree that, prior to the Closing, Merial shall not enter into any transactions or business or have any operations, assets or Liabilities except those necessary to give effect to the Transactions as contemplated by this Agreement and the Ancillary Agreements.
     (c) Satisfaction of Closing Conditions. Each Party shall use its reasonable best efforts to satisfy all conditions to the Closing on or prior to the date scheduled for the Closing (to the extent contemplated by this Agreement to be satisfied by such Party or its Affiliates) and to facilitate, consummate and give effect to the Transactions, including by preparing, executing, delivering and filing, or causing to be executed, delivered and filed, such schedules assignments, deeds, bills of sale, consents and other instruments, and taking such other actions, as shall be reasonably necessary or desirable for such purpose.
SECTION 12.2. Pre-Closing Actions
     (a) RP Pre-Closing Actions. Prior to the Closing, RP shall, at its cost and expense, (i) have caused all the obligations remboursables en actions and any warrants associated therewith (together, “ORAs” or convertible bonds) issued by RM to be repurchased and cancelled, and (ii) cause the entirety of the share capital of Rhodia Merieux Veterinaria Ltda (Brazil) that is owned by Rhodia S.A. to be repurchased by RM or a Subsidiary of RM with the effect that Rhodia Merieux Veterinaria Ltda (Brazil) shall be a (direct or indirect) wholly-owned Subsidiary of RM on the Closing Date.
     (b) Merck Pre-Closing Actions. On or before the Closing, Merck shall ensure that the agreement between Merck Foreign Sales Corp. and Hubbard Farms Inc. shall terminate.

SECTION 12.3. Closing
     Unless otherwise agreed to in writing by the Principals, and subject to each Principal’s respective right not to consummate the Transactions until the conditions set forth in Section 12.6 have been satisfied, the closing of the Transactions, including the Closing, shall take place on the last day of the month in which the last of the approvals of Public Authorities that are conditions to Closing is obtained. The day on which the Closing takes place is referred to herein as the “Closing Date”.
SECTION 12.4. Execution and Delivery of Ancillary Agreements
     At the Closing, the Ancillary Agreements listed in Section 1.3(b) shall (if not done previously) be executed and delivered in substantially the form of each such Ancillary Agreement attached hereto as an exhibit, by or on behalf of the applicable parties thereto (and, if any such applicable party is a Subsidiary of a Principal, then such Principal shall cause such Subsidiary to so execute and deliver).
SECTION 12.5. Merial Closing Meetings
     On the Closing Date, (i) the members of Merial at such time shall hold a meeting at which they shall, in addition to the actions contemplated by Section 1.3(a)(i), appoint the members of Merial’s Board of Directors, and (ii) the Board of Directors shall hold a meeting at which they shall, among other things, appoint Coopers & Lybrand and Arthur Andersen as joint auditors to audit the consolidated financial statements of Merial for the Fiscal Years ending December 31, 1997 and December 31, 1998, approve the debt contributions, appoint the Executive Chairman, the Chief Executive Officer and the Executive Officers and take any and all such other actions as may be necessary to commence the operations of the Merial Venture. Such meetings of the Members and Board of Directors shall together be the “Closing Meetings”.

SECTION 12.6. Conditions to Closing
     (a) The obligations of the RP Group and of the Merck Group to consummate the Transactions shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:
     (i) the applicable waiting period under the HSR Act shall have expired or been terminated and the appropriate permissions or clearances shall have been obtained from the European Commission under the EU Merger Regulation;
     (ii) no action, suit or proceeding shall be pending before any court or any Public Authority and no investigation of any Public Authority shall have been commenced (and be pending) seeking to restrain, enjoin, invalidate or delay (or questioning the validity or legality of) the Transactions, or seeking material damages in connection therewith, which either Principal, in good faith and with the advice of counsel, believes will result in a Material Adverse Change or Effect with respect to such Principal or the Merial Venture; provided, however, that the Parties hereto shall use all commercially reasonable efforts to end any such action, suit, proceeding or investigation; and
     (iii) no Public Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions in any material respect; provided, however, that the Parties hereto shall use all commercially reasonable efforts to comply with or have vacated any such statute, rule, regulation, injunction or other order.
     (b) The obligation of the RP Group to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, or waiver thereof by RP, on or before the Closing Date:

     (i) the representations and warranties of the Merck Group set forth in Article X shall be true and correct when made and as of the Closing Date, unless the effect of such representations and warranties not being true and correct when made or as of the Closing Date, as the case may be, does not adversely impact the value of, or does not otherwise have an adverse effect on, the Merial Venture of [*];
     (ii) each of the Merck Companies shall have complied in all material respects with all of their material obligations set forth herein and in the Ancillary Agreements to be performed by them between the date hereof and the Closing Date;
     (iii) RP shall have received a certificate signed by an executive officer of Merck certifying the matters set forth in clauses (i) and (ii);
     (iv) the agrément fiscal described in Section 11.2(b) shall have been obtained;
     (v) no information shall have been communicated by the EPA which indicates that the EPA is likely to withdraw, or impose significant limitations on, the conditional approval granted to RM to use Fipronil in the Animal Health Business; and
     (vi) no fact, event, condition or contingency shall have occurred after the date hereof, which results in a Material Adverse Change or Effect (other than changes or effects arising from or related to (x) economic, industry or competitive conditions or (y) this Agreement or the Transactions and/or (z) changes in or effects on results of operations or financial condition arising from any of the foregoing described in (x) or (y)) that adversely impacts the value of, or otherwise has an adverse effect on, the Merck Contributed Business of [*]; provided, however, that the Parties hereto shall use all commercially reasonable efforts to counteract the effect of any such fact, event, condition or contingency.

     (c) The obligation of the Merck Group to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, or waiver thereof by Merck, on or before the Closing Date:
     (i) the representations and warranties of IM and RM set forth in Article VIII and of RP set forth in Article IX shall be true and correct when made and as of the Closing Date, unless the effect of such representations and warranties not being true and correct when made or as of the Closing Date, as the case may be, does not adversely impact the value of, or does not otherwise have an adverse effect on, the Merial Venture of [*];
     (ii) each of the RP Companies shall have complied in all material respects with all of their material obligations set forth herein and in the Ancillary Agreements to be performed by them between the date hereof and the Closing Date;
     (iii) Merck shall have received a certificate signed by an executive officer of each of IM and RP certifying the matters set forth in clauses (i) and (ii) as they apply to IM and RM or to RP, respectively;
     (iv) the tax ruling from the I.R.S. described in Section 11.2(b) shall have been obtained;
     (v) no information shall have been communicated by the EPA which indicates that the EPA is likely to withdraw, or impose significant limitations on, the conditional approval granted to RM to use Fipronil in the Animal Health Business and, if required pursuant to Section 11.13 [EPA Fipronil Risk Assessment], the meeting with the EPA contemplated by the last sentence of Section 11.13 shall have occurred; and
     (vi) no fact, event, condition or contingency shall have occurred after the date hereof, which results in a Material Adverse Change or Effect (other than changes or effects arising from or related to (x) economic, industry or competitive conditions or (y) this Agreement or the Transactions and/or (z) changes in or effects on results of operations or financial condition arising from any of the foregoing described in (x) or (y)) that adversely impacts the value of, or otherwise has an adverse effect on, RM and its Subsidiaries taken together of [*]; provided, however, that the Parties hereto shall use all commercially reasonable efforts to counteract the effect of any such fact, event, condition or contingency.

ARTICLE XIII
GUARANTEES OF PERFORMANCE
SECTION 13.1. Guaranty by RP
          RP hereby unconditionally and irrevocably guarantees to each of Merck (and any Subsidiary of Merck which is a party to this Agreement or any Ancillary Agreement) and the Merial Venture Companies the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or any Ancillary Agreement: (i) of IM (and of any Subsidiary of RP that succeeds IM as Member), (ii) with respect to any covenants or obligations relating to the period prior to the Closing, of RM and its Subsidiaries, and (iii) so long it is a wholly-owned (other than directors’ qualifying and nominee shares) Subsidiary of RP, each of RP Ag and PMSV.
SECTION 13.2. Guaranty by Merck
     Merck hereby unconditionally and irrevocably guarantees to each of RP (and any Subsidiary of RP which is a party to this Agreement or any Ancillary Agreement) and the Merial Venture Companies the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or any Ancillary Agreement (i) of Merck SH (and of any Subsidiary of Merck that succeeds Merck SH as Member), and (ii) so long as it is a wholly-owned (other that directors’ qualifying and nominee shares) Subsidiary of Merck, of each Subsidiary of Merck.
SECTION 13.3. Guaranty by Merial
     Merial hereby unconditionally and irrevocably guarantees to each Principal (and to any Subsidiary of such Principal which is a party to this Agreement or any Ancillary Agreement) the performance of, and compliance with, the agreements, covenants and obligations contained in any of the Ancillary Agreements or the Transfer Agreements of any of the Subsidiaries of Merial (including RM) that is a party to any such Ancillary Agreement or the Transfer Agreements.

SECTION 13.4. Procedures
     (a) Definitions. The term “Guarantor” shall mean (i) Merck, with respect to any Subsidiary of Merck referred to in Section 13.2, (ii) RP, with respect to any Subsidiary of RP referred to in Section 13.1, or (iii) Merial, with respect to any Subsidiary of Merial referred to in Section 13.3. The term “Beneficiary” shall mean (i) in the case of Section 13.1, the Merial Venture Companies, Merck and any Subsidiary of Merck referred to in Section 13.1, and (ii) in the case of Section 13.2, the Merial Venture Companies and RP, and any Subsidiary of RP referred to in Section 13.2, and (iii) in the case of Section 13.3, each of the Principals and any Subsidiary of such Principal referred to in Section 13.3. The term “Guaranteed Obligations” shall mean, as to any Guarantor, all the obligations, or performances, observances or payments, now or hereafter owing, due, required, contracted or payable under or out of this Agreement or any Ancillary Agreement guaranteed by such Guarantor pursuant to this Article XIII.
     (b) Direct Action Against a Guarantor. In the event that any Subsidiary of a Guarantor shall default in the payment of or fail to perform or observe any of the Guaranteed Obligations when and as the same shall become due, any Beneficiary may proceed directly against the Guarantor under this Article XIII, subject to the dispute resolution and arbitration procedures set forth in the Ancillary Agreements and Article XVIII.
     (c) Notice; Claims, Etc. Each Guarantor hereby waives any and all notice of the creation, renewal, amendment, extension or accrual of any of the Guaranteed Obligations. Nothing contained herein shall affect (i) the right of a Guarantor to assert any claim it may have against any Beneficiary in a separate action or proceeding, or (ii) any defense (other than the bankruptcy or other insolvency of the Guarantor or its Subsidiary which is a Member), set-off or counterclaim the Guarantor or any Subsidiary of the Guarantor may have against any Beneficiary, its successors or assigns. Notwithstanding the foregoing, in the event that the Liability of any Person in respect of Guaranteed Obligations shall have been determined pursuant to the dispute resolution and arbitration procedures set forth in Article XVIII hereof, the Guarantor of such Person’s obligations shall not be entitled under any circumstances to invoke such procedures with regard to the same subject matter that was arbitrated in such procedures.
     (d) Remedies Not Exclusive. No remedy conferred by this Article XIII is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall, subject to Section 14.6 and Article XVIII, be cumulative and shall be in addition to every other remedy given under this Agreement or any Ancillary Agreement, now or hereafter existing at law or in equity or by statute.
SECTION 13.5. Identity of Company Entitled to Receive Payment
     (a) Where RP is liable under Section 13.1 to make a payment for a Guaranteed Obligation to any Subsidiary of Merck described in Section 13.1, the amount so payable shall be claimed by Merck as trustee for the benefit of the relevant Merck Subsidiary and the amount shall be paid to Merck on trust for the Subsidiary. The payment to Merck shall be deemed by all Parties to this Agreement to be full and good discharge of the Guarantee obligation of RP to the extent of such payment.
     (b) Where Merck is liable under Section 13.2 to make a payment for a Guaranteed Obligation to any Subsidiary of RP described in Section 13.2, the amount so payable shall be claimed by RP as trustee for the benefit of the relevant RP Subsidiary and the amount shall be paid to RP on trust for the Subsidiary. The payment to RP shall be deemed by all Parties to this Agreement to be full and good discharge of the Guarantee obligation of Merck to the extent of such payment.
     (c) Where RP or Merck is liable under Section 13.1 or 13.2, respectively, to make a payment for a Guaranteed Obligation to any Subsidiary of Merial, the amount so payable shall be claimed by Merial as trustee for the relevant Merial Subsidiary and the amount shall be paid to Merial on trust for the Subsidiary. The payment to Merial shall be deemed by all Parties to this Agreement to be full and good discharge of the Guarantee obligation of RP or Merck, as the case may be, to the extent of such payment.

     (d) Where Merial is liable under Section 13.3 to make a payment for a Guaranteed Obligation to any Subsidiary of RP or of Merck described in Section 13.3, the amount so payable shall be claimed by RP or Merck, as the case may be, as trustee for the benefit of its relevant Subsidiary and the amount shall be paid to RP or Merck, as the case may be, on trust for the Subsidiary. The payment to RP or Merck, as the case may be, shall be deemed by all Parties to this Agreement to be full and good discharge of the Guarantee obligation of Merial to the extent of such payment.

ARTICLE XIV
INDEMNITIES
SECTION 14.1. General Indemnity
     (a) Merck shall defend, indemnify and hold harmless the Merial Venture Companies and (only to the extent RP or any of its Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture) RP and its Subsidiaries from and against any and all Damages (whether or not incurred in connection with a Third Party Claim) arising out of, based upon or resulting from (i) any inaccuracy as of the date hereof or the Closing Date of any representation, or breach of any warranty, of Merck or any of its Subsidiaries contained in Article X of this Agreement or in any of the schedules referred to therein, other than representations or warranties with respect to Taxes, or (ii) any failure by Merck or the Merck Member to comply with any of its covenants or agreements in this Agreement.
     (b) RP shall defend, indemnify and hold harmless the Merial Venture Companies and (only to the extent Merck or any of its Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture) Merck and its Subsidiaries from and against any and all Damages (whether or not incurred in connection with a Third Party Claim) arising out of, based upon or resulting from (i) any inaccuracy as of the date hereof or the Closing Date of any representation, or breach of any warranty, of RP or any of its Subsidiaries contained in Article VIII or IX, as applicable, or in any of the schedules referred to therein, other than representations or warranties with respect to Taxes, or (ii) any failure by RP or the RP Member or, in the case of any covenants or obligations relating to the period up to the Closing, by RM, to comply with any of its covenants or agreements in this Agreement.
     (c) Merial shall (and shall cause the other Merial Venture Companies to) defend, indemnify and hold harmless both Principals and their respective Subsidiaries from and against any and all Damages arising out of, based upon or resulting from any failure by any Merial Venture Company to comply with any of its covenants or agreements in this Agreement.
     (d) The representations and warranties in this Agreement shall survive in accordance with Sections 8.23, 9.11 and 10.24. The right to indemnity under this Section 14.1 shall survive such expiration for the longest period permitted by applicable law if the Indemnified Party shall have notified the Indemnifying Party in writing of the claim for which indemnity is sought before the expiration of the applicable representation or warranty.
SECTION 14.2. Indemnities Relating to Contributed Operations and Assets
     (a) Indemnification by the Principals. Each Principal shall (subject to Section 5.1(a)(ii)(E)(2)) defend, indemnify and hold harmless each Merial Venture Company and (only to the extent a Principal or any of its Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture) the other Principal and its Subsidiaries from and against any and all Damages arising out of, based upon or resulting from (x) an action or claim brought by a Third Party, or (y) an Environmental Liability, in either case to the extent arising out of, based upon or resulting from any act, omission, fact, circumstance, event or condition which occurred or existed prior to the Closing Date in connection with (i) the conduct of such Principal’s Merial Venture Business operations (or those of any of its Subsidiaries), or (ii) (A) in the case of RP, the Intellectual Property, assets and properties of RM and its Subsidiaries, and (B) in the case of Merck, the Merck Contributed Assets or the Intellectual Property, assets and properties of the Merck Transferred Subsidiaries.
     Notwithstanding the foregoing in this Section 14.2(a), no Principal shall be liable for any Damages pursuant to this Section 14.2(a):
     (xx) to the extent (not to exceed [*] for all such Damages, [*]) that such Damages are specifically reflected in Schedule 14.2A-1 in the case of Merck or 14.2A-2 in the case of RM. Schedule

14.2A-1 or 14.2A-2, as the case may be, shall list all reserves included in the December 31, 1996 balance sheets of the Merck Contributed Business Financials or the RM Financials, respectively, and subsequently recorded until the execution of this Agreement, excluding (A) deferred tax reserves, (B) pension and benefit plan reserves and (C) reserves for current assets (including reserves for receivables or inventory). To the extent specific reserves, subject to the exceptions described above, are recorded on either Merck’s or RM’s Closing Date Balance Sheet but not listed on Schedule 14.2A-1 or 14.2A-2, as the case may be, these unscheduled reserves (not to exceed [*] for each Principal) shall be included with those reserves listed on Schedule 14.2A-1 or 14.2A-2, as the case may be, for the purpose of determining if the [*] has been exceeded (but without increasing such aggregate [*]). The first time any Party brings an indemnification claim against another Party pursuant to any of Sections 7.5(a)(ii), 7.5(b)(ii), 14.1(a)(i), 14.1(b)(i) or 14.2, the amount, if any, by which the “Excess Damages” (as defined below) is greater than the “Excess Reserves” (as defined below) shall be counted (on a dollar-for-dollar basis) toward determining if the Threshold Amount (as defined in Section 14.6(a)) has been reached, and, if and to the extent the Threshold Amount has been reached, shall be indemnifiable pursuant to said Sections. The “Excess Damages” shall equal the aggregate of the amounts, calculated on a matter by matter basis, by which the Damages that would have been indemnifiable pursuant to this Section 14.2(a) (but for this clause (xx)), exceed the respective amounts for such matters specifically reflected in Schedule 14.2A-1 or 14.2A-2 or the Closing Date Balance Sheets (subject to the [*] limitation above). The “Excess Reserves” shall equal the aggregate of the amounts, calculated on a matter by matter basis, by which the respective amounts for such matters specifically reserved in Schedule 14.2A-1 or 14.2A-2 or the Closing Date Balance Sheets (subject to the [*] limitation above), exceed the Damages actually incurred or suffered in connection with any matters reserved for therein that are finally determined or settled. If, after taking into account the difference between the Excess Damages and the Excess Reserves as described above, the Threshold Amount has not been reached, the same calculations shall be made again the next time an indemnification claim is brought;

     (yy) incurred solely due to a change of applicable Laws after the Closing Date; or
     (zz) to the extent such Damages result from the failure of the Indemnified Party or its Affiliates to take reasonable steps to mitigate such Damages.
     The Indemnifying Party shall, in addition to any indemnification obligation it may have under this Section 14.2(a) in respect of any Damages, reimburse the Merial Venture for all costs and expenses it incurs in mitigating such Damages.
     Notice of any claim for indemnification under this Section 14.2(a) relating to (i) any Environmental Liability (including any off-site Liability other than resulting from migration from any real property directly or indirectly contributed by either Principal to the Merial Venture) must be given before the tenth (10th) anniversary of the Closing Date, except that notice of any claim for Damages relating to or arising from soil or groundwater contamination at or migrating from any real property directly or indirectly contributed by either Principal to the Merial Venture must be given before the seventh (7th) anniversary of the Closing Date; and (ii) Damages arising out of, based upon, or resulting from the design, manufacture, development, testing, use, sale, disposal, transport or otherwise with respect to a product (including Animal Health Products or Poultry Genetics Products) must be given before the tenth (10th) anniversary of the Closing Date if the Damage was suffered as a result of the death or injury of a human being and otherwise must be given before the fifth (5th) anniversary of the Closing Date. Notice of any other claim for indemnification under this Section 14.2(a) must be given before the fifth (5th) anniversary of the Closing Date. In the event notice of any claim for indemnification hereunder shall have been given (within the meaning of Section 14.7) within the time limitations specified above, the potential right to indemnification pursuant to such claim shall survive until such time as such claim is finally resolved.
     (b) Indemnification by Merial. To the extent either of the Principals or their respective Subsidiaries suffer Damages separate and distinct from Damages suffered by the Merial Venture, Merial shall (except as specified in the proviso to clause (2) of

Section 5.1(a)(ii)(E)) defend, indemnify and hold harmless the Principals and their respective Subsidiaries from and against any and all Damages to the extent arising out of, based upon or resulting from any act, omission, fact, circumstance, event or condition which first occurs or exists after the Closing Date in connection with (i) the conduct of the Merial Venture’s operations, or (ii) the Intellectual Property, assets and properties of the Merial Venture.
     Notwithstanding the foregoing in this Section 14.2(b), Merial shall not be liable to a Principal or its Subsidiaries for any Damages pursuant to this Section 14.2(b):
     (x) to the extent that such Damages arise due to or result from (A) any breach by such Principal or any of its Subsidiaries of any of their respective representations, warranties, covenants or other agreements in this Agreement or (B) any action or omission on the part of such Principal or any of its Subsidiaries for which (and to the extent) such Principal or Subsidiary is obliged to indemnify the Merial Venture pursuant to an Ancillary Agreement to which such Principal or Subsidiary is a party (in the case of either (A) or (B), as applicable, an “RP Breach” or a “Merck Breach,” as the case may be), or
     (y) to the extent such Damages result from the failure of the Indemnified Party or its Affiliates to take all reasonable steps to mitigate such Damages.
     Merial shall, in addition to any indemnification obligation it may have under this Section 14.2(b) in respect of any Damages, reimburse the relevant Indemnified Party for all costs or expenses it incurs in mitigating such Damages.
     (c) Provisions Not Applicable to Taxes and Employee Benefit Plans True-ups. The provisions of this Section 14.2 shall not apply to any Damages relating to employee benefit plans or to Taxes, which are indemnified or the subject of a specified dividend under Article VII and Sections 14.11, 14.12 and 14.18, respectively.

SECTION 14.3. Indemnities Relating to Ancillary Agreements
     The respective indemnification rights and obligations of the Parties to the Ancillary Agreements shall be as set forth in the Ancillary Agreements.
SECTION 14.4   Identity of Company to be Indemnified; Extension of Indemnification of Officers, Directors, Employees, Agents, Representatives, Successors and Permitted Assigns
     (a) Where either of Merck or RP is liable under any provision of this Agreement to make a payment by way of indemnification for any Tax or other Damage suffered by any Subsidiary of Merial or the Merial Venture, the amount so payable shall be claimed by Merial as trustee for the relevant Merial Subsidiary which has suffered the Tax or Damage and the amount shall be paid to Merial on trust for the Subsidiary. The payment to Merial shall be deemed by all Parties to this Agreement to be full and good discharge to such indemnification obligation to the extent of such payment.
     (b) Where either of Merck or Merial is liable under any provision of this Agreement to make a payment by way of indemnification for any Tax or other Damage suffered by any Subsidiary of RP, the amount so payable shall be claimed by RP as trustee for the relevant RP Subsidiary which has suffered the Tax or Damage and the amount shall be paid to RP on trust for the Subsidiary. The payment to RP shall be deemed by all Parties to this Agreement to be full and good discharge to such indemnification obligation to the extent of such payment.
     (c) Where either of RP or Merial is liable under any provision of this Agreement to make a payment by way of indemnification for any Tax or other Damage suffered by any Subsidiary of Merck, the amount so payable shall be claimed by Merck as trustee for the relevant Merck Subsidiary which has suffered the Tax or Damage and the amount shall be paid to Merck on trust for the Subsidiary. The payment to Merck shall be deemed by all Parties to this Agreement to be full and good discharge to such indemnification obligation to the extent of such payment.

     (d) The obligation to indemnify any Person for any Damages under Sections 14.1 through 14.3 shall include the obligation to indemnify that Person for any Damages suffered or incurred by that Person’s officers, directors, employees, agents, representatives, successors and permitted assignees in relation to that indemnity. For the avoidance of doubt, this Section does not confer on any Person’s officers, directors, employees, agents or representatives any cause of action under this Agreement, nor shall any Person be liable to account to its or any other Person’s officers, directors, employees, agents or representatives for any such Damages.
SECTION 14.5. Tax Gross-Up
     If any Taxing Authority subjects any sum paid under any indemnification provision in this Agreement to any Taxes, then the Party making the indemnification payment shall also pay (subject to Section 14.6(d)) such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for the use or setoff of any tax relief), is equal to the amount that would otherwise be payable under the relevant indemnification provision.
SECTION 14.6. Limitations of Indemnification
     The obligations of the Parties under this Article XIV shall be subject to the following limitations:
     (a) An Indemnifying Party shall have no obligation pursuant to Sections 7.5(a)(ii), 7.5(b)(ii), 14.1(a)(i), 14.1(b)(i) or 14.2(a) unless the aggregate amount of Damages (suffered by all Merial Venture Companies and other Indemnified Parties taken collectively, but without duplication) in respect of all claims for indemnification that would otherwise be indemnifiable by such Indemnifying Party and its Affiliates under said Sections shall exceed [*] (the “Threshold Amount”) and then only to the extent such aggregate amount of Damages exceeds the Threshold Amount. With respect to any Taxes indemnifiable pursuant to Sections 14.11 and 14.12, such indemnifiable Taxes shall not be subject to the [*] Threshold

Amount but shall be subject to a separate Threshold Amount of [*] and any Damages indemnifiable pursuant to Sections 14.11 and 14.12 shall not be taken into account in determining whether the general [*] Threshold Amount has been reached. For the purposes of this Section 14.6(a), in computing the aggregate amount of claims, the amount of each claim shall be deemed to be an amount (i) net of any net Tax Benefit actually realized by the Indemnified Party, and (ii) net of any net insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any Third Party with respect thereto.
     (b) Payments by an Indemnifying Party pursuant to this Article XIV of any particular Damages shall be limited to the amount of any Damages that remains after deducting therefrom (i) any net Tax Benefit actually realized by the Indemnified Party, and (ii) any net insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any Third Party with respect thereto. If a payment is made by the Indemnifying Party in accordance with this Article XIV, and if in a subsequent taxable year a net Tax Benefit is realized by the Indemnified Party or any such payment is recovered from any Third Party (that was not previously taken into account to reduce an amount otherwise payable by the Indemnifying Party under this Article XIV), the Indemnified Party shall pay to the Indemnifying Party at the time of such realization or recovery the amount of such net Tax Benefit (to the extent that the Tax Benefit would have resulted in a reduction in the amount paid by the Indemnifying Party under Section 14.6 if the Tax Benefit had been obtained in the year of such payment) or of such payment actually recovered from such Third Party, as the case may be. A Tax Benefit will be considered to be realized for purposes of this Section 14.6 and Section 14.15(f) at the time that it is reflected on a Tax return of the Indemnified Party or any consolidated tax group to which such Indemnified Party belongs in the form of a refund, credit or reduction of Taxes otherwise due and payable.
     (c) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any Liability under any provision of this Agreement for any consequential loss damages or for punitive or penalty damages except (i) with respect to consequential loss damages, to the extent (A) the value of a Principal’s interest in the

Merial Venture (consistent with the values contemplated by the Principals on the date of this Agreement) is diminished as a result of an inaccuracy of a representation or a breach of a warranty, covenant or agreement for which the other Principal has or would have indemnification obligations pursuant to Section 14.1 or as a result of a claim based on an Environmental Liability for which the other Principal has or would have indemnification obligations pursuant to Section 14.2 and (B) the Principal claiming indemnification for such consequential loss damages has not been and will not be compensated by application of Section 6.4 [Early Year Adjustment] or Section 6.5 [Band Adjustment], and (ii) with respect to either punitive or penalty damages or consequential loss damages, to the extent such damages result from a final decision or settlement of an Action or claim of a Third Party against the Indemnified Party. Each Party shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages indemnifiable under this Agreement.
     (d) Anything to the contrary herein notwithstanding, no Indemnified Party shall be entitled to recover an aggregate amount under the indemnities or under the guarantees set forth in this Agreement with respect to any particular matter that results in duplicative compensation for the same Damages.
SECTION 14.7. Indemnification Procedures
     All claims for indemnification under this Agreement (other than claims made pursuant to Sections 14.11, 14.12 and 14.18 with respect to Taxes, procedures with respect to which are provided therein and in Section 14.17) shall be asserted and resolved as follows:
     (a) A Principal or a Subsidiary thereof or a Merial Venture Company claiming indemnification under this Agreement (the “Indemnified Party”) shall promptly notify in writing the Person from whom indemnification is sought (the “Indemnifying Party”) of any Third Party claim or claims (“Third Party Claim”) asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the

Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure substantially prejudices its rights hereunder, and provided further that in the event that (i) any member of the RP Group is the Indemnifying Party, the Merck Companies and Merial Venture Companies shall be deemed to satisfy such notice obligation by giving such notice to RP, and (ii) any member of the Merck Group is the Indemnifying Party, the RP Companies and Merial Venture Companies shall be deemed to satisfy such notice obligation by giving such notice to Merck. The Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or compromised or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any such compromise or settlement which involves equitable relief against the Indemnified Party unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld; and provided further that the Indemnifying Party may not enter into any such compromise or settlement that does not include as an unconditional term thereof, the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such claim. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (excluding costs and expenses not owed to Third Parties by the Indemnified Party), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.7 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnified and Indemnifying Parties.
     If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice in accordance with the first sentence of this Section 14.7(a) that the Indemnifying Party elects to defend the Indemnified Party pursuant to this

Section 14.7(a), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section but fails to prosecute or settle the Third Party Claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled; provided, however, that in no event shall an Indemnifying Party be required to indemnify an Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such Third Party Claim agreed to without the consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed, it being understood that a timely notification disputing an Indemnity Notice under Section 14.7(b) shall constitute a reasonable basis for withholding consent).
     (b) In the event any Indemnified Party has a claim for indemnification by any Indemnifying Party hereunder which does not involve a Third Party Claim, or knowledge of facts which could reasonably be expected to give rise to such a claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (an “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate, if reasonably possible, of the amount of Damages attributable to such claim and the basis of the Indemnified Party’s claim for indemnification under this Agreement, provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligations hereunder except to the extent that such failure substantially prejudices its right hereunder. Any notice by an Indemnified Party of an asserted or threatened Third Party Claim given pursuant to Section 14.7(a) shall also constitute an Indemnity Notice for the purposes of this Section 14.7(b) and of Section 18.1. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a Liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved in accordance with Article XVIII of this Agreement.

     (c) Notwithstanding any other provisions contained in this Agreement, each of the Parties hereby irrevocably consents to the right and ability of either Principal to (i) bring a claim on behalf of any Merial Venture Company against the other Principal or any of its Subsidiaries, or (ii) represent Merial in defending against any claim brought by the other Principal or any of its Subsidiaries against Merial, it being understood that, should either Principal bring a claim on behalf of a Merial Venture Company, any amounts recovered by the Principal shall be for the account of the Merial Venture Company.
     (d) The Parties expressly acknowledge and agree that any and all disputes between the Parties with respect to claims for indemnification under this Article XIV shall, whether or not the procedures for such claims are otherwise governed by this Section 14.7, be resolved in accordance with the provisions of Article XVIII.
SECTION 14.8. [Intentionally Deleted]
SECTION 14.9. Receipt of Information, Etc.
     The obligations of the Principals and Merial under this Article XIV shall not in any way be affected by any investigation by or on behalf of any of the Principals, Merial or any of their respective Subsidiaries or by any information which any of the foregoing may have obtained with respect thereto, in each case whether prior or subsequent to the Closing Date.
SECTION 14.10. Subrogation
     In the event that either of the Principals or Merial shall be an Indemnifying Party pursuant to this Agreement with respect to a Third Party Claim, it shall, upon payment in full of its indemnification obligation hereunder arising with respect to such Third Party Claim, be subrogated to all rights of the Indemnified Party as against the Third Party with respect to the claims to which such indemnification relates.

SECTION 14.11. Tax Indemnity by RP
     (a) Subject to sections 14.11(b) and 14.17(a), RP shall be liable for, and shall indemnify and hold harmless the Merial Venture Companies from and against:
     (i) (A) any and all Income Taxes of the RM Transferred Subsidiaries to the extent such Income Taxes are paid or become payable on or after the Closing but represent liabilities in respect of the Pre-Closing Tax Period, (B) any and all Income Taxes of the RM Transferred Subsidiaries for a Straddle Period apportioned to RP pursuant to Section 14.13, and (C) any Other Taxes of the RM Transferred Subsidiaries with respect to any of (1) a Pre-Closing Tax Period, (2) a Straddle Period, limited (X) in the case of sales, transfer, excise, withholding, value added, gross receipts and any other taxes levied on transfers or transactions, to Tax Liabilities accruing with respect to transfers or transactions occurring on or before the time of Closing, and (Y) in the case of any Other Taxes not otherwise enumerated, to Tax Liabilities attributable, on a days-elapsed basis, to the portion of such Straddle Period ending on the Closing Date, or (3) in the case of Other Taxes which are not reported on a periodic basis, any such Other Taxes attributable to transactions occurring prior to the Closing.
     (ii) any and all Taxes assessed or imposed by any Taxing Authority against the RM Transferred Subsidiaries (including the assets of any such Subsidiaries) and properly attributable to any RP Company that is not an RM Transferred Subsidiary.
     (iii) any and all property Taxes of or assessed against the RM Transferred Subsidiaries (including the assets of any such Subsidiaries) and properly attributable (on a days-elapsed basis) to periods prior to the Closing. To the extent such property Taxes have been paid by RP prior to the Closing Date with respect to the current fiscal period, RP’s Liability with respect thereto shall be reduced by such amount; provided, however, that if such payment of property Taxes exceeds the property Tax Liability RP is responsible for pursuant to this

Section 14.11 with respect to the current fiscal period, RP’s Liability with respect thereto shall be reduced by such amount, and Merial shall pay RP the amount of such excess promptly upon receipt of a Tax refund, credit, or reduction of the amount of such Taxes otherwise paid or required to be paid by the Merial Venture.
     The Taxes described in clauses (i), (ii) and (iii) above shall each be an “RM Pre-Closing Tax”, and shall together be the “RM Pre-Closing Taxes”. For the avoidance of doubt, RM Pre-Closing Taxes shall not include any deferred Taxes, except to the extent payments are actually required to be made by a Merial Venture Company for RM deferred Taxes arising prior to the Closing.
     (b) RP’s indemnification obligation in favor of the Merial Venture under this Section 14.11 shall apply to the RM Pre-Closing Taxes paid or payable on or after the Closing, to the extent such Taxes exceed the RM Accrued Current Tax Liabilities. Each indemnity required under this Section 14.11 shall be made by RP to Merial (in accordance with Section 14.4) prior to or on the later of ten (10) days after Merial’s request therefor and five (5) days prior to the date on which the related Tax is due. Upon receiving Merial’s request for any such indemnification, RP shall have the right, at its cost and expense, to challenge the assessment or imposition of the Tax before the appropriate Taxing Authority or Public Authority, and in such case Merial shall, and shall procure that the Merial Venture Companies shall cooperate with any reasonable request by RP for assistance or information necessary to such challenge, including as may be necessary to permit RP to bring the challenge in the appropriate Merial Venture Company’s name.
SECTION 14.12. Tax Indemnity by Merck
     (a) Subject to Sections 14.12(b) and 14.17(a), Merck shall be liable for, and shall indemnify and hold harmless the Merial Venture Companies from and against:

     (i) (A) any and all Income Taxes of the Merck Transferred Subsidiaries or any and all Income Taxes imposed on or with respect to, or otherwise related to, the Merck Contributed Assets, in each case to the extent such Income Taxes are paid or become payable on or after the Closing but represent liabilities in respect of the Pre-Closing Tax Period, (B) any and all Income Taxes of the Merck Transferred Subsidiaries or any and all Income Taxes imposed on or with respect to, or otherwise related to, the Merck Contributed Assets, for a Straddle Period apportioned to Merck pursuant to Section 14.13, and (C) any Other Taxes of the Merck Transferred Subsidiaries or any and all Other Taxes imposed on or with respect to, or otherwise related to, the Merck Contributed Assets, with respect to any of (1) a Pre-Closing Tax Period, (2) a Straddle Period, limited (X) in the case of sales, transfer, excise, withholding, value added, gross receipts and any other taxes levied on transfers or transactions, to Tax Liabilities accruing with respect to transfers or transactions occurring on or before the time of Closing (or, with respect to assets transferred after the Closing, on or before the time of transfer), and (Y) in the case of any Other Taxes not otherwise enumerated, to Tax Liabilities attributable, on a days-elapsed basis, to the portion of such Straddle Period ending on the Closing Date, or (3) in the case of Other Taxes which are not reported on a periodic basis, any such Other Taxes attributable to transactions occurring prior to the Closing.
     (ii) any and all Taxes assessed or imposed by any Taxing Authority against the Merck Transferred Subsidiaries or Merck Contributed Assets and properly attributable to any Merck Company that is not a Merck Transferred Subsidiary.
     (iii) any and all property Taxes assessed against the Merck Transferred Subsidiaries or assessed against any other Merial Venture Companies in respect of Merck Contributed Assets and properly attributable (on a days-elapsed basis) to periods prior to the Closing. To the extent such property Taxes have been paid by Merck prior to the Closing Date with respect to the current fiscal period, Merck’s Liability with respect thereto shall be reduced by such amount; provided, however, that if such payment of property Taxes exceeds the property Tax Liability Merck is responsible for pursuant to this Section 14.12 with respect to the current fiscal period, Merck’s Liability with respect thereto shall be reduced by such amount, and Merial shall pay Merck the amount of such excess promptly upon receipt of a Tax refund, credit, or reduction of the amount of such Taxes otherwise paid or required to be paid by the Merial Venture.
     The Taxes described in clauses (i), (ii) and (iii) above shall each be a “Merck Pre-Closing Tax”, and shall together be the “Merck Pre-Closing Taxes”. For the avoidance of doubt, Merck Pre-Closing Taxes shall not include any deferred Taxes, except to the extent payments are actually required to be made by a Merial Venture Company for Merck deferred Taxes arising prior to the Closing.
     (b) Merck’s indemnification obligation in favor of the Merial Venture under this Section 14.12 shall apply to the Merck Pre-Closing Taxes paid or payable on or after the Closing, to the extent such Taxes exceed the Merck Accrued Current Tax Liabilities. Each indemnity required under this Section 14.12 shall be made by Merck to Merial (in accordance with Section 14.4) prior to or on the later of ten (10) days after Merial’s request therefor and five (5) days prior to the date on which the related Tax is due. Upon receiving Merial’s request for any such indemnification, Merck shall have the right, at its cost and expense, to challenge the assessment or imposition of the Tax before the appropriate Taxing Authority or Public Authority, and in such case Merial shall, and shall procure that the Merial Venture Companies shall cooperate with any reasonable request by Merck for assistance or information necessary to such challenge, including as may be necessary to permit Merck to bring the challenge in the appropriate Merial Venture Company’s name.
SECTION 14.13. Allocation of Certain Income Taxes
     Any Income Taxes of the Merial Venture attributable to a Straddle Period shall be apportioned between (a) RP and Merck, on the one hand, based on the actual operations and transactions of or involving (i) the RM Transferred Subsidiaries or the assets of any such Subsidiaries and (ii) the Merck Transferred Subsidiaries or the Merck Contributed Assets, respectively, during the portion of such period ending on the Closing Date, and (b) the respective Merial Venture Companies, on the other hand, based on each of such company’s actual operations and transactions during the portion of such period beginning on the day following the Closing Date; provided, however, that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a Straddle Period by either RP or Merck, their respective Liability with respect thereto shall be reduced by that amount.
SECTION 14.14. Filing Responsibility
     (a) RP shall timely prepare and file, or cause to be timely prepared and filed, all Returns of the RM Transferred Subsidiaries (i) for all Pre-Closing Tax Periods or (ii) required to be filed on or prior to the Closing Date, taking into account extensions of the time to file, and timely pay, or cause to be paid, when due, all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of such Transferred Subsidiaries concerning their respective income, properties or operations (including elections and accounting methods and conventions), except as determined in RP’s good faith reasonable judgment as otherwise required by law or regulation, or otherwise agreed to by Merck prior to the filing thereof. Prior to the filing of any Return described in this Section 14.14(a) that was not filed before the Closing Date, RP shall provide, or cause to be provided, to Merck a substantially final draft of such Return at least fifteen (15) Business Days prior to the due date for filing such Return, and Merck shall have the right to review such Return prior to the filing of such Return. Merck shall notify RP at least eight (8) Business Days prior to such due date for filing of any reasonable objections Merck may have to any items set forth in such draft Return which (i) are inconsistent with prior practice, (ii) would have a Material Adverse Effect or (iii) are contrary to law or regulation, and Merck and RP agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Return.

     (b) Merck shall timely prepare and file, or cause to be timely prepared and filed, all Returns of the Merck Transferred Subsidiaries (i) for all Pre-Closing Tax Periods or (ii) required to be filed on or prior to the Closing Date, taking into account extensions of the time to file, and timely pay, or cause to be paid, when due, all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of such Transferred Subsidiaries concerning their respective income, properties or operations (including elections and accounting methods and conventions), except as determined in Merck’s good faith reasonable judgment as otherwise required by law or regulation, or otherwise agreed to by RP prior to the filing thereof. Prior to the filing of any Return described in this Section 14.14(b) that was not filed before the Closing Date, Merck shall provide, or cause to be provided, to RP a substantially final draft of such Return at least fifteen (15) Business Days prior to the due date for filing such Return, and RP shall have the right to review such Return prior to the filing of such Return. RP shall notify Merck at least eight (8) Business Days prior to such due date for filing of any reasonable objections RP may have to any items set forth in such draft Return which (i) are inconsistent with prior practice, (ii) would have a Material Adverse Effect or (iii) are contrary to law or regulation, and RP and Merck agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Return.
     (c) Merial shall prepare and file, or cause to be prepared and filed, subject to RP’s and Merck’s review and approval (which approval shall not be unreasonably withheld), all Returns for a Straddle Period relating to each of the Transferred Subsidiaries not otherwise required to be filed by RP or Merck pursuant to Section 14.14(a) or (b).
SECTION 14.15. Refunds and Carrybacks
     (a) RP (or any other RP Company designated by RP) shall be entitled to any refunds of Income Taxes paid by or on behalf of the RM Transferred Subsidiaries (including refunds paid by means of a credit against other or future Tax Liabilities) arising with respect to Pre-Closing Tax Periods.

     (b) Merck (or any other Merck Company designated by Merck) shall be entitled to any refunds of Income Taxes paid by or on behalf of the Merck Transferred Subsidiaries (including refunds paid by means of a credit against other or future Tax Liabilities) arising with respect to Pre-Closing Tax Periods.
     (c) Refunds of Income Taxes received by the Merial Venture, RP or Merck or their respective Subsidiaries (including refunds paid by means of a credit against other or future Tax Liabilities) arising with respect to Straddle Periods shall be allocated to whichever of RP or Merck (or their respective Subsidiaries) or the Merial Venture Companies initially bore the items to which such refund is attributable.
     (d) Merial shall promptly forward, or cause to be forwarded, to RP, or reimburse, or cause to be reimbursed to, RP, any refunds due RP (pursuant to the terms of this Section 14.15) after receipt thereof. Merial shall promptly forward, or cause to be forwarded, to Merck, or reimburse, or cause to be reimbursed to, Merck, any refunds due Merck (pursuant to the terms of this Section 14.15) after receipt thereof. In the case of a refund received in the form of a credit against other or future Tax Liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Taxes against which such refund has been credited.
     (e) Merial agrees that the RM Transferred Subsidiaries and the Merck Transferred Subsidiaries shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (“Subsequent Loss”) into any taxable period beginning before the Closing Date, except as required by law. If an RM Transferred Subsidiary or a Merck Transferred Subsidiary carries back any Subsequent Loss into any taxable period beginning before the Closing Date in compliance with the immediately preceding sentence, the Merial Venture shall be entitled to any Tax Benefit or refund of Taxes actually realized as a result thereof.
     (f) If, as a result of the Merial Venture’s participation in the CFM Agreement, the Merial Venture actually realizes a Tax Benefit and the RP Group is actually deprived of a Tax Benefit or its Tax costs increase as a result of the Merial Venture realizing such

Tax Benefit, Merial shall take such action as may be necessary (including the payment of any monetary amount resulting from the realization of such Tax Benefit) to provide such Tax Benefit to RP (or a Subsidiary of RP designated by RP) but only to the extent the RP Group is actually deprived of a Tax Benefit or its Tax costs increase as a result of the Merial Venture realizing such Tax Benefit.
SECTION 14.16. Tax Cooperation
     After the Closing, (a) RP and Merck shall make available to the Merial Venture and (b) the Merial Venture shall make available to RP and Merck, in each case as reasonably requested, and to any appropriate Taxing Authority, all information, records and documents relating to Tax Liabilities or potential Tax Liabilities of the RM Transferred Subsidiaries and the Merck Transferred Subsidiaries, as relevant, for any Tax period and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof. The Merial Venture shall prepare and provide to RP or Merck, as the case may be, such Tax information packages as such parties shall reasonably request for their respective use in preparing any Return that relates to the RM Transferred Subsidiaries or the Merck Transferred Subsidiaries, as the case may be. Such Tax information packages shall be completed by the Merial Venture and provided to RP or Merck, as the case may be, within 60 days after RP’s or Merck’s request therefor.
SECTION 14.17. Time Limits for Tax Indemnity; Tax Audits
     (a) In the case of Taxes indemnifiable pursuant to Sections 14.11 or 14.12, the indemnifying Party shall not be obligated to provide indemnity for any claim with respect to any Tax first asserted by or on behalf of an indemnified Party after the fifteenth (15th) anniversary of the Closing Date, unless the indemnifying Party received notice of the existence of a claim with respect to such Tax prior to the 15th anniversary of the Closing Date, in which case the obligation to provide indemnity with respect to the Tax shall survive forever, subject to applicable statutes of limitations. For purposes of the preceding sentence, (i) a “claim” means any (x) legally enforceable deficiency or (y)

deficiency asserted or assessed, orally or in writing, by any Taxing Authority, whether or not legally enforceable, and (ii) “notice” means any (x) written notice from a Taxing Authority or the Merial Venture or (y) oral advice from a Taxing Authority or the Merial Venture received by any employee, agent or representative of the RP Group or the Merck Group, as the case may be, whose duties relate to Taxes which may be indemnifiable hereunder.
     (b) Merial shall promptly notify RP or Merck, as the case may be, in writing upon receipt by any Merial Venture Company of notice of any pending or threatened Tax Matter which may affect the Tax Liabilities for which RP or Merck, as the case may be, would be liable under Sections 14.11 and 14.12 hereunder, respectively; provided, however, that the failure to give such notice shall not relieve the indemnifying Party of its indemnification obligation hereunder except to the extent that such failure substantially prejudices its rights hereunder. RP or Merck, as the case may be, shall have the sole right to represent its own interests and any relevant Transferred Subsidiary’s interests in any Tax Matter involving a Tax Liability or potential Tax Liability for which RP or Merck, as the case may be, would be solely liable under Sections 14.11 and 14.12 hereunder, respectively, and to employ counsel of its choice at its expense. Merial agrees that it will (and will cause its Subsidiaries to) cooperate fully with RP or Merck, as the case may be, and their respective counsel, in the defense or compromise of any such Tax Matter. All other Tax Matters shall be controlled by Merial; provided, however, that RP and Merck shall have the right to participate at their own expense in any Tax Matter which relates to a Straddle Period and involves a Tax Liability or potential Tax Liability for which RP or Merck, as the case may be, would be liable under Sections 14.11 and 14.12 hereunder, respectively, and no such Tax Matter shall be settled without the consent of RP or Merck, as the case may be, which consent shall not be unreasonably withheld.
SECTION 14.18. Tax Sharing
     Other than the CFM Agreement (which shall continue in effect after the Closing Date but without any obligation on the part of any Merial Venture Company to make any compensatory payments thereunder, other than any payments pursuant to Section 14.15(f)), any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Transferred Subsidiaries, including, without limitation, any arrangement by which the Transferred Subsidiaries make compensating payments to any member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated as of the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. With respect to the CFM Agreement, RP shall be liable for and shall indemnify and hold harmless the Merck Group and the Merial Venture from and against any and all Taxes assessed against any member of the Merck Group or any Merial Venture Company which would not have been payable but for the participation of Merial or any Merial Venture Company in the CFM Agreement (and any other Damages suffered as a result of the assessment of any such Taxes). Any and all powers of attorney relating to Tax Matters concerning the Transferred Subsidiaries (other than such matters relating solely to a Pre-Closing Tax Period but only to the extent RP or Merck, as the case may be, is liable therefor under Sections 14.11 and 14.12 hereunder, respectively) shall be terminated as to the Transferred Subsidiaries on or prior to the Closing Date and shall have no further force or effect.
SECTION 14.19. Tax Reserves Adjustments
     (a) Merck Tax Reserves Adjustment. The Merck Member shall have an entitlement (the “Merck Section 14.19 Entitlement”) equal to the amount, if any, by which the Merck Accrued Current Tax Liabilities exceed the aggregate of all Merck Pre-Closing Taxes actually paid by the Merial Venture on or prior to the date on which the Net Special Dividend in respect of the year 1998 is calculated. If the Merial Venture expects to have to pay any such Taxes after such date, the Merck Pre-Closing Taxes used for the purposes of calculating the Merck Section 14.19 Entitlement shall be increased by the amount the Merial Venture would accrue for the payment of such Taxes based on its accounting principles and practices consistently applied.

     (b) RP Tax Reserves Adjustment. The RP Member shall have an entitlement (the “RP Section 14.19 Entitlement”) equal to the amount, if any, by which the RM Accrued Current Tax Liabilities exceed the aggregate of all RM Pre-Closing Taxes actually paid by the Merial Venture on or prior to the date on which the Net Special Dividend in respect of the year 1998 is calculated. If the Merial Venture expects to have to pay any such Taxes after such date, the RM Pre-Closing Taxes used for the purposes of calculating the RP Section 14.19 Entitlement shall be increased by the amount the Merial Venture would accrue for the payment of such Taxes based on its accounting principles and practices consistently applied.
     (c) Tax Reserves Adjustment Special Dividend. The “Tax Reserves Adjustment Special Dividend” shall be equal to the difference between the respective Section 14.19 Entitlements of the Principals, if any, as calculated pursuant to Sections 14.19(a) and (b) above. The Tax Reserves Adjustment Special Dividend shall be credited to the RP Member if the RP Section 14.19 Entitlement is greater than the Merck Section 14.19 Entitlement, or credited to the Merck Member if the Merck Section 14.19 Entitlement is greater than the RP Section 14.19 Entitlement, in calculating the Net Special Dividend in respect of the 1998 Fiscal Year pursuant to Section 6.2.

ARTICLE XV
NON-COMPETITION
SECTION 15.1. Merial Venture Business
[*]  [Note: Approximately two and one-half pages of text are omitted.]

SECTION 15.2. Non-Solicitation of Merial Venture Employees
     During the Non-Solicitation Period (as hereinafter defined), each Principal will not without the express written consent of Merial (and will cause its Subsidiaries not to), directly or indirectly, solicit any employee of the Merial Venture Companies: (x) to leave such employ or (y) to accept any other position or employment, or assist any Third Party in hiring such employee; provided, however, that (A) an employee of the Merial Venture Companies who is terminated by all such Merial Venture Companies shall be eligible thereafter to be offered employment by either Principal or any of its Subsidiaries; and (B) an employee of the Merial Venture who will no longer be employed by the Merial Venture (or any successor) due to the Dissolution of the Merial Venture shall be eligible to be offered employment by either Principal or any of its Subsidiaries at any time following the Dissolution Date. The Parties acknowledge and agree that, during the Non-Solicitation Period, neither Principal nor any Subsidiary thereof shall offer employment to an employee of the Merial Venture Companies (or a former employee of a Merial Venture Company who resigned after the Closing Date) without the prior written consent of the other Principal (which shall not be unreasonably withheld or delayed). For purposes of this Section 15.2, the “Non-Solicitation Period” with respect to a Principal shall mean the period beginning on the Closing Date and ending on the date that is [*] after the Closing Date.
SECTION 15.3. Modification of Non-Competition Provisions
     Each Principal acknowledges and agrees (and agrees not to dispute) that each of the restrictions set forth in Sections 15.1 and 15.2 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the respective interests of the Principals but that, if any such restriction shall be adjudged by any Public Authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the geographic and/or subject matter scope thereof were to be reduced, the said restriction shall apply within the jurisdiction of that Public Authority with such modifications as are necessary to make it valid and effective.
SECTION 15.4. Arrangements with Banyu
     Merck and RP agree that (i) Merck shall be entitled to all the benefits and detriments of that certain letter dated October 18, 1996 between Banyu and Merck and any other agreements, arrangements or understandings between Merck and Banyu (and their respective Affiliates) (collectively, the “Banyu Arrangements”), and (ii) Merck shall treat any molecules or compounds for which Merck (or its Subsidiaries) exercises an option and thereby obtains rights pursuant to the Banyu Arrangements with utility within the Field of the Animal Health or Poultry Genetics Businesses as if they were invented within Merck (outside of Animal Basic Research) under (and as defined in) the Merck Research Agreement and subject to the terms and conditions of the Merck Research Agreement.

ARTICLE XVI
TERMINATION
SECTION 16.1. Termination Prior to Closing
     (a) Either Principal may cause the termination of this Agreement prior to the Closing by giving written notice of termination to the other Principal in case of the occurrence of any of the following events:
     (i) the Closing shall not have occurred on or prior to December 31, 1997 for any reason whatsoever, other than such Principal’s (or one of its Subsidiaries’) breach of or failure to perform or comply with any agreement or provision hereof to be performed or complied with by such Principal or such Subsidiary on or prior to the Closing Date;
     (ii) any Event of Insolvency affecting the Member of the other Group or any person of which such Member is a direct or indirect Subsidiary;
     (iii) a refusal to authorize the proposed Merial Venture by the European Commission or by any other competent Public Authority, which refusal would result in a failure to satisfy a condition to the obligation of the Principal wishing to cause the termination of this Agreement to consummate the Transactions pursuant to Section 12.6; or
     (iv) a court of competent jurisdiction in the United States, France or the United Kingdom shall have decreed, issued or entered an injunction or other order which has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions in any material respect and such injunction or other order is or becomes final and non-appealable.
     (b) This Agreement may be terminated at any time prior to Closing upon the mutual agreement of the Principals to do so.

SECTION 16.2. Duration
     Subject to any termination pursuant to this Article XVI, the duration of the Merial Venture shall be perpetual.
SECTION 16.3. Termination Following Event of Insolvency, Material Breach or Change of Control
     (a) This Agreement may be terminated and the Merial Venture Dissolved according to the provisions of this Section 16.3 upon the occurrence of any of the following events:
     (i) Any Event of Insolvency affecting a Member or any person of which a Member is a direct or indirect Subsidiary. In any such event, the Principal of such Member’s Group shall immediately notify the other Principal in writing of the occurrence of such Event of Insolvency. Whether or not such other Principal has received such notification, the other Principal shall, as of the occurrence of such Event of Insolvency, have the rights of a Calling Principal governed by the terms of Section 16.3(b) below).
     (ii) The election by the non-breaching Principal (the “Non-Breaching Principal”), to terminate this Agreement and Dissolve the Merial Venture, following the occurrence of a “Breach Termination Event”, as defined in the next sentence. A “Breach Termination Event” shall be deemed to have occurred if (A) the other Principal or any Subsidiary thereof (the Group of such other Principal or Subsidiary being the “Breaching Group”) breaches or fails to comply with any of its material covenants, agreements and obligations (including representations and warranties) under this Agreement or any Ancillary Agreement in any material respect, (B) such breach has a Material Adverse Effect on the Merial Venture and materially frustrates the ability of the Merial Venture to conduct the Merial Venture Business, and (C) subject to Section 18.4, such breach continues unremedied for a period of sixty (60) days after receipt by the Principal of the Breaching Group of notice thereof from the Non-Breaching Principal specifying such breach or, in the event such breach does not concern the payment of monies and is of a nature that it cannot, with due diligence and in good faith, be cured within said sixty (60) day period, the Breaching Group fails to commence and pursue with due diligence and good faith, to the extent reasonably possible, the cure of such breach within the sixty (60) day period following its receipt of notice of such breach. Unless the Principal of the Breaching Group acknowledges in writing that a Breach Termination Event has occurred, any such alleged breach and the nature and effect thereof shall first be subject to the dispute resolution and arbitration procedures set forth in Article XVIII. Should the Arbitrators determine, pursuant to an arbitration proceeding conducted in accordance with Article XVIII, that (x) a Breach Termination Event has occurred, and (y) the Breaching Group does not pay and perform the award rendered by the Arbitrators within sixty (60) days of the date of its receipt of the award (or if such award does not concern solely the payment of monies and is of a nature that cannot, with due diligence and in good faith, be performed within said sixty (60) day period, the Breaching Group fails to commence and pursue with due diligence and good faith, to the extent reasonably possible, the performance of such award within the sixty (60) day period following its receipt of the award), then the Non-Breaching Principal shall, subject to Section 16.4(a)(ii) below, have the rights of a Calling Principal governed by the terms of Section 16.3(b) below.
     (iii) A Change of Control, a Merck Restructuring Event or an RP Restructuring Event, if such event satisfies the relevant conditions set forth in Section 17.4. The Principal not subject to such Change of Control or to such Restructuring Event, as the case may be, shall have the rights of a Calling Principal governed by the terms of Section 16.3(b) below.
     (b) Call or Sale Right. If either Principal shall have rights pursuant to Sections 16.3(a)(i), 16.3(a)(ii) or 16.3(a)(iii) above, then the Principal with such rights (the “Calling Principal”) shall have the option (i) to purchase the Merial Venture Interest of the other Principal (the “Callable Principal”), (ii) to require that the Merial Venture be sold in its entirety to the highest bidder, or (iii) not to exercise either of options (i) or (ii). The Calling Principal shall notify the Callable Principal of its decision within the later of (x) [*] after the Calling Principal’s learning of the Event of Insolvency, Change of Control, or Restructuring Event on which the exercise of the option is based or [*] after an award of the Arbitrators pursuant to Section 16.3(a)(ii), as the case may be, and (y) [*] after its receipt of the determination of the Merial Venture Value pursuant to Section 16.3(c) below.
     In the event the Calling Principal exercises its call right option pursuant to Section 16.3(b)(i), the Calling Principal shall purchase the Callable Principal’s Merial Venture Interest at a price equal to fifty percent (50%) (subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment]) of the Merial Venture Value determined according to the procedures set forth in Section 16.3(c). Any exercise of such call right shall be governed by the provisions of Section 16.5. In the event the Calling Principal decides to exercise its sale right option pursuant to Section 16.3(b)(ii), the Calling Principal shall so notify the Callable Principal, and such sale shall be governed by the provisions of Section 16.4(b).
     (c) Merial Venture Value. The “Merial Venture Value” shall mean the value of the Merial Venture as a going concern, giving due consideration to all circumstances relevant to such value, determined by a panel of three Investment Banks. In the event the Calling Principal wishes to proceed with the determination of the Merial Venture Value, the Calling Principal shall notify the Callable Principal in writing and each Principal shall, within fifteen (15) days of such notification, select an Investment Bank. Such two Investment Banks together shall select a third Investment Bank. If the two Investment Banks have not selected a third Investment Bank within fifteen (15) days of the later of the dates on which they were selected, such third Investment Bank shall be selected and appointed by the ICE. The Principals shall procure that each of the two Investment Banks is provided with all relevant information reasonably available. Each of the two Investment Banks shall, within thirty (30) days of the selection of the third Investment Bank, present their respective valuations of the Merial Venture to such third Investment

Bank which shall, within thirty (30) days after the later of the dates on which such two valuations were presented, select one of such valuations as the Merial Venture Value. The valuation selected by the third Investment bank shall be final and binding on all the Parties. The fees and expenses of the Investment Banks shall be divided equally between the Principals.
SECTION 16.4. Termination Following Mutual Consent or Mutual Breach
     (a) This Agreement may be terminated and the Merial Venture Dissolved according to the provisions of this Section 16.4 upon the occurrence of any of the following events:
     (i) The mutual consent of the Parties. In any such event, the Principals shall meet to confirm or shall exchange a joint written acknowledgement confirming their mutual desire to Dissolve the Merial Venture, which Dissolution shall be governed by the terms of Section 16.4(b).
     (ii) Following the termination of the dispute resolution and arbitration procedures set forth in Article XVIII, the Arbitrators determine that the Merck Group and the RP Group have each satisfied the provisions of Section 16.3(a)(ii) to be qualified as both a Non-Breaching Principal and a Breaching Group. If the Arbitrators make such determination, the Dissolution of the Merial Venture shall be governed by the procedures set forth in Section 16.4(b).
     (iii) The Calling Principal opts pursuant to the terms of Section 16.3(b) to require the sale of the Merial Venture pursuant to the terms of Section 16.4(b).
     (b) Sale of Merial Venture. If the Merial Venture is to be Dissolved pursuant to Section 16.4(a)(i), 16.4 (a)(ii) or 16.4(a)(iii) above, then the Merial Venture shall be sold in its entirety to the highest bidder as an independent going concern. The Principals shall, within [*] after (i) the date they have confirmed their mutual intent to Dissolve the Merial Venture, or (ii) the date [*] after the date of the award of the Arbitrators that is the basis for such Dissolution or from the date of the decision of the Calling Principal to exercise the option set forth in clause (ii) of Section 16.3(b), as the case may be, together select an Investment Bank to represent them in such sale. In the event the Principals cannot agree on an Investment Bank within such [*] period, the Investment Bank shall be selected and appointed by the ICE. The fees and expenses of the Investment Bank shall be divided equally between the Principals. Following consultations with both Principals, the Investment Bank shall determine the conditions of the sale, including the date by which prospective purchasers must have made their bids. Such conditions shall be consistent with the other terms of this Agreement and the Ancillary Agreements continuing in effect after such sale. Either or both Principals may concurrently bid to buy the Merial Venture Interest of the other Principal on the conditions determined by the Investment Bank, and any such bid to buy the Merial Venture Interest of the other Principal shall be multiplied by two (subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment]) in comparing it with the bids of Third Parties to buy the entire Merial Venture to determine the highest bidder. The net proceeds from any sale of the Merial Venture to a Third Party shall be split 50% (fifty percent) to each of the Principals, subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment].
SECTION 16.5. Sale of Merial Venture Interest to the Other Principal
     In the event either Principal (the “Selling Principal”) sells or causes the sale of its Merial Venture Interest to the other Principal (the “Non-Selling Principal”) pursuant to the provisions of Section 16.3, Section 16.4 or Section 17.2, the Non-Selling Principal shall pay the purchase price as determined by the Section applicable to such sale (subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment]) upon the closing of such sale pursuant to the definitive sale agreement. The purchase price will (subject to Section 17.2(f) in the case of a sale pursuant to Section 17.2) be payable in cash. The Non-Selling Principal may assign to Merial (or any wholly-owned Subsidiary of Merial)

its right to purchase the Merial Venture Interest of the Selling Principal (but such assignment shall not release or reduce the Non-Selling Principal’s obligations to pay the purchase price for such Merial Venture Interest or otherwise consummate such purchase under this Agreement or any other obligations under the definitive sale agreement applicable to such purchase).
     The names of each and every Merial Venture Company will be changed to remove any reference, if any, to the Selling Principal therefrom and filings will be made with appropriate Public Authorities to effect such changes.
     The definitive sale agreement to be concluded by the Principals in the event one of them sells its Merial Venture Interest to the other shall include: (i) representations and warranties similar to those set forth in Sections 10.1 [Organization, Powers], 10.2 [Authorization], and 10.3 [Enforceability], and to the effect that the Merial Venture Interest is delivered free of Encumbrances and adverse claims; (ii) conditions to closing including: (x) conditions similar to the conditions set forth in Sections 12.6(b)(i)-(iii) [representations and warranties of Selling Principal substantially true as of date of closing and material compliance with covenants in sale agreements through closing — certified by officer’s certificate], (y) a condition that no injunction or other court or regulatory order blocking the sale shall be in effect as of the closing, and (z) a condition that all required governmental and regulatory consents that are material shall have been obtained; provided, however, that if the Principals disagree as to whether any material governmental or regulatory consents are required to consummate the sale, the Non-Selling Principal shall obtain an opinion of independent counsel (reasonably acceptable to the Selling Principal) to the effect that such consent is required; and provided further that if no such opinion is obtained, such condition shall not be included in such agreement; and (iii) a provision allowing the Selling Principal (in addition to exercising any other applicable legal remedies) to terminate the agreement if (in the absence of fault on the part of the Selling Principal or any of its Subsidiaries) the closing thereunder shall not occur (x) within [*] after the determination of the Merial Venture Value if the condition set forth in clause (ii) (z) above is not included in the sale agreement, or (y) within [*] after the determination of the Merial Venture Value if such condition is included in the sale agreement, subject to an extension of no more than [*], if a filing has been duly submitted under the HSR Act or an application has been duly submitted to the Commission of the European Union with respect to the purchase of such Merial Venture Interest and such extension is required to permit completion of the relevant approval process pursuant to such filing or submission.
SECTION 16.6. Consequences of Termination
     (a) The termination of this Agreement in accordance with to the provisions of Sections 16.3, 16.4, 16.5 and/or 17.2(c)(i) or (ii) shall be effective as of the date the sale of the Merial Venture or of the Merial Venture Interest of one of the Principals, as the case may be, is consummated in full compliance with the provisions of the applicable Section, which shall also be the dissolution date of the Merial Venture (the “Dissolution Date”).
     (b) In the event the Merial Venture is sold to a Thirty Party pursuant to Sections 16.3, 16.4 and/or 17.2(c)(i), the Principals shall include in the relevant agreements, and shall not waive, a condition to such sale requiring that such Third Party purchaser and any parent company thereof, as appropriate, enter into a written guaranty in favor of each Group guaranteeing the performance by the Merial Venture Companies of their respective obligations to each Group under any Ancillary and Future Agreements in effect on the date of such sale. The Parties shall cause all Ancillary Agreements and Future Agreement in effect on the date of such sale to remain in full force and effect until terminated in accordance with their terms, except that (i) the non-competition provision and all provisions relating to any further research under the Research Agreements shall terminate, as more specifically set forth in each Research Agreement, but all other provisions of the Research Agreements, including those relating to confidentiality, licenses granted in or out prior to such date and royalties payable, shall remain in effect, except as otherwise provided therein; and (ii) each Future Agreement may expressly provide that certain or all of its provisions shall terminate in the event of a sale of the Merial Venture to a Third Party.

     (c) In the event the Merial Venture Interest of one Principal is sold to the other Principal pursuant to Sections 16.3, 16.4, 16.5 and/or 17.2(c)(ii), the Parties shall cause all Ancillary Agreements and Future Agreements in effect on the date of such sale to remain in full force and effect until terminated in accordance with their terms, except that: (i) if Merck is the Selling Principal, all provisions relating to further research under the Merck Research Agreement shall terminate effective on the Dissolution Date, as more specifically set forth therein, and the non-competition provision thereunder shall terminate [*] following the Dissolution Date; (ii) if RP is the selling Principal, all provisions relating to further research under the RP Ag Research Agreement, the RPR Research Agreement and the PMSV Research Agreement shall terminate effective on the Dissolution Date, as more specifically set forth in each such agreement, and the respective non-competition provisions under such agreements shall terminate [*] following the Dissolution Date; provided that, in the case of either (i) or (ii), all other provisions in the relevant agreement(s), including those relating to confidentiality, licenses granted in or out prior to such date and royalties payable, shall remain in effect after such sale, except as otherwise provided therein; and (iii) each Future Agreement may expressly provide that certain or all of its provisions shall terminate in the event of a sale of the Merial Venture Interest of one Principal to the other Principal.
     (d) The termination of this Agreement as specified herein shall not serve to eliminate any Liability arising out of circumstances or conduct prior to the actual date of termination hereof and any Party hereto may, following such termination, pursue such remedies as may be available with respect to such Liabilities. The termination of this Agreement shall not affect any rights or obligations of any Party under this Agreement which are intended by the Parties to survive such termination. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive the termination hereof for the longest period permitted by applicable law: Article II; Section 11.16; Section 11.17; this Section 16.6; Article XIII; Article XIV and the other indemnities in this Agreement, including indemnities in Section 5.1(a)(ii)(D) or (E), 5.1(b)(i) or (ii), Article VII or Article XI; Article XV (for the duration specified therein); Article XVIII; and Article XIX (in the case of Section 19.3, [*] termination of this Agreement).

ARTICLE XVII
TRANSFER OF INTERESTS; CHANGE OF CONTROL
SECTION 17.1. Limitations on Transfer
     (a) General. Except in compliance with this Article XVII, neither IM nor Merck SH may sell, assign, pledge, encumber, hypothecate or otherwise transfer in any manner (including through any contractual grant of its economic or voting rights) all or any part of its Merial Venture Interest (each a “Transfer”) except with the written consent of the other Member, which it shall be in the sole discretion of such other Member to grant or withhold. Upon any Transfer, the transferee of any Merial Venture Interest shall be admitted as a Member to the extent of the Merial Venture Interest that such transferee has acquired, and for all purposes of this Agreement shall be deemed to have the capacity of a Member. Any such permitted Transfer shall not cause the dissolution of any of the Merial Venture Companies.
     (b) Transfer to an Affiliate. Either Member may transfer all (but not less than all) of its Merial Venture Interest to any of its Affiliates; provided, however, that, in the case of the Merck Group, Merck owns, directly or indirectly, at least fifty-one percent (51%) of both the outstanding capital stock and the voting power of such Affiliate, and, in the case of the RP Group, RP owns, directly or indirectly, at least fifty-one percent (51%) of both the outstanding capital stock and the voting power of such Affiliate, and, provided further that in each case such transfer would not (and would not be reasonably expected to) have or result in a Material Adverse Change or Effect on the Merial Venture Companies. It shall be a condition to any Transfer of a Merial Venture Interest that: (i) the Affiliate to which such Transfer is made shall have executed a deed of adherence in the form of Exhibit XIII under which it agrees to assume and be bound by all of the obligations of the transferor under this Agreement and (ii) any amendments to this Agreement reasonably requested by the non-transferring Member in connection with such Transfer shall be made; provided, however, that no such Transfer shall release the transferor from its obligations hereunder except to the extent such obligations are performed by such Affiliate. This Section 17.1(b) shall not prevent either Member from appointing any of its Affiliates (other than the Merial Venture Companies) to act as its agent in connection with the performance of such Member’s obligations pursuant to this Agreement.
SECTION 17.2. Transfer to a Non-Affiliate
     (a) General. At any time subsequent to the date (the “Permitted Transfer Date”) of the earlier of (i) receipt by the Members of the audited financial statements of the Merial Venture for the Fiscal Year ended December 31, 2001, or (ii) ninety (90) days after the last day of such Fiscal Year, either Principal shall have the right, at its sole discretion, to Transfer all (but not less than all) of its Merial Venture Interest pursuant to the procedures set forth in this Section 17.2. During the period from delivery of the applicable Offer Notice to the sale of such Merial Venture Interest as provided below, Merial will operate, or cause the operation of, the Merial Venture only in the ordinary course of business according to the latest annual budget and Business Plan.
     (b) Offer Notice. In the event that one Principal (the “Transferring Principal”) has negotiated a bona fide offer (the “Offer”) from any Third Party (the “Bona Fide Purchaser”) to purchase all (but not less than all) of such Selling Principal’s Merial Venture Interest after the Permitted Transfer Date, such Selling Principal shall promptly deliver a written notice (the “Offer Notice”) of the Offer to the other Principal (the “Non-Transferring Principal”), indicating the name of the Bona Fide Purchaser, the identities of the persons or entities that Control the Bona Fide Purchaser, to the extent known, if the Bona Fide Purchaser does not have equity securities which are then publicly traded, the Offer price, including the amount and kind of consideration proposed to be paid with respect to such Transfer (the “Offer Price”) and describing in reasonable detail all other material terms and conditions relating to the Offer.
     (c) Rights of Non-Transferring Principal. Following its receipt of an Offer Notice, the Non-Transferring Principal shall have the following rights:

     (i) Should the Non-Transferring Principal also wish to sell its Merial Venture Interest, the Transferring Principal shall not transfer its Merial Venture Interest to the Bona Fide Purchaser unless the Bona Fide Purchaser also purchases all (but not less than all) of the Non-Transferring Principal’s Merial Venture Interest at the same Offer Price and on substantially the same terms and conditions as those specified in the Offer Notice. The net proceeds from any such sale to such Bona Fide Purchaser shall be split 50% (fifty percent) to each of the Principals, subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment].
     (ii) Alternatively, at the election of the Non-Transferring Principal, the Transferring Principal shall transfer all (but not less than all) of its Merial Venture Interest to the Non-Transferring Principal at a price equal to the Offer Price (subject to adjustment as contemplated by Sections 6.4(f) [Early Year Adjustment], 6.5(e) [Band Adjustment], 6.6(d) [Poultry Genetics] or 6.10 [Research Payment]) and on substantially the same terms and conditions as those specified in the Offer Notice (but subject to subsection (f) below relating to any non-cash consideration). Any such Transfer shall be subject to the provisions of Sections 16.5 and 16.6.
     In order to exercise either of its rights described in (i) or (ii) above, the Non-Transferring Principal must notify the Transferring Principal in writing of its election (a “Notice of Election”) to exercise such rights within [*] of having received the Offer Notice. For the purposes of this Section 17.2(c), the “Transferring Period” shall be defined as the period ending [*] after the end of the [*] period referred to in the immediately preceding sentence or such longer period (up to [*] in the aggregate) as is required by the necessity of obtaining any material approval or consent from a Public Authority before proceeding with such Transfer, to the extent that (and only for the additional period during which) such approval or consent has not been obtained for any reason other than the failure by the Transferring Principal or its Subsidiaries or by the Bona Fide Purchaser to diligently attempt to obtain such consent or approval. If the Non-Transferring Principal does not elect to exercise either of its rights by delivery of a Notice of Election within such [*] period, (x) the Transferring Principal may Transfer its Merial Venture Interest within the Transferring Period to the Bona Fide Purchaser for the Offer Price and on substantially the terms and conditions set forth in the Offer Notice, and the Non-Transferring Principal (and every Subsidiary of the Non-Transferring Principal which is a Party) shall be deemed to have irrevocably consented, for purposes of Section 17.1, to the Transfer of the Transferring Principal’s Merial Venture Interest to the Bona Fide Purchaser, and (y) the Non-Transferring Principal will cooperate with any reasonable proposal by the Transferring Principal to restructure the Merial Venture so as to reduce the transfer taxes otherwise payable by the Bona Fide Purchaser (or, if applicable, by the Transferring Principal or any of its Subsidiaries) in connection with such Transfer, provided such restructuring will not have any materially adverse tax, legal or other business consequences to the Non-Transferring Principal, its Subsidiaries or the Merial Venture (and any monetary cost of such restructuring is borne by the Transferring Principal).
     In the event the Transfer to the Bona Fide Purchaser pursuant to the Offer as set forth in the Offer Notice is not concluded within the Selling Period for any reason other than a material lack of cooperation on behalf of the Non-Selling Principal or its Subsidiaries, the Selling Principal may not Transfer its Merial Venture Interests except by submitting another Offer Notice and complying with the provisions set forth in this Section 17.2.
     (d) Consequence of Sale to a Bona Fide Purchaser. The Transferring Principal shall not effect a Transfer of its Merial Venture Interest to a Bona Fide Purchaser unless (x) such Bona Fide Purchaser shall execute a deed of adherence in the form of Exhibit XIII under which it agrees to assume and be bound by all the obligations of the Transferring Principal and its Subsidiaries pursuant to this Agreement (but not the Ancillary or Future Agreements); and (y) any parent company (or companies) of the Bona Fide Purchaser will enter into a written guaranty reasonably satisfactory to the Non-Transferring Principal guaranteeing the performance of all provisions of this Agreement that are applicable to the Transferring Principal or, at the election of the Non-Transferring Principal, will become a party (or parties) to this Agreement.

Notwithstanding the Transfer by the Transferring Principal of its Merial Venture Interest, all of the Ancillary Agreements and Future Agreements then in effect shall remain in full force and effect, subject to the exceptions set forth in Section 16.6(c)(i) — (iii).
     (e) Timing of Transfer to Bona Fide Purchaser. If the Non-Transferring Principal elects to exercise its right pursuant to clause (i) of Section 17.2(c) above, (i) the Transferring Principal shall promptly seek to cause the Bona Fide Purchaser to purchase both its and the Non-Transferring Principal’s entire Merial Venture Interest, and (ii) the Transferring Principal may transfer its Merial Venture Interest only if the Bona Fide Purchaser purchases its and the Non-Transferring Principal’s entire Merial Venture Interests for the Offer Price (as adjusted to reflect the Transfer of the entire Merial Venture) and on substantially the terms and conditions specified in the Offer Notice, within [*] of the Notice of Election or such longer period up to [*] as is required by the necessity of obtaining any material approval or consent from a Public Authority before proceeding with such Transfer, to the extent that (and only for the additional period during which) such approval or consent has not been obtained for any reason other than the failure by the Transferring Principal or its Subsidiaries the Non-Transferring Principal or its Subsidiaries or by the Bona Fide Purchaser to diligently in attempt to obtain such consent or approval.
     (f) Non-Cash Consideration. In the event the Offer Price specified in the Offer Notice includes any property or other consideration other than cash (including notes or other evidences or indebtedness) (collectively, “Non-Cash Consideration”), such Offer Price shall be deemed to be the sum of the amount of any cash included in the Offer Price plus the fair market value of such other property and other consideration. The fair market value of such property and other consideration (the “Property Value”) shall be determined in good faith by the Transferring Principal and set forth in the Offer Notice. If, within fourteen (14) days after receipt of the Offer Notice, the Non-Transferring Principal questions such determination, then (i) the Property Value shall be determined in accordance with the provisions for establishing Fair Market Value (as defined in Section 17.2(g)) and (ii) the [*] period referred to in Section 17.2(c) shall not commence until the determination of the Property Value. Any consideration to be paid by the Non-Transferring Principal to the Transferring Principal pursuant to an election to exercise its right pursuant to clause (ii) of Section 17.2(c) shall be, at the option of the Non-Transferring Principal (x) in cash in an amount equal to the sum of the amount of cash and the Property Value (as determined above) included in the Offer Price, or (y) the Offer Price, including the cash and the Non-Cash Consideration components thereof.
     (g) For purposes of this Section 17.2, the “Fair Market Value” of property shall mean the dollar value of such property determined (i) by mutual agreement of the Principals, or (ii) if the Principals cannot so agree within fifteen (15) days after the Non-Transferring Principal first questions in writing the Transferring Principal’s proposed determination of the Fair Market Value of such property, by an Investment Bank selected by the Principals by mutual consent. If the Principals have not agreed on their selection of an Investment Bank within fifteen (15) days after the end of the fifteen (15) day period referred to in clause (i), the Investment Bank shall be selected and appointed by the ICE. The Parties agree that (x) any determination by the Investment Bank shall be final and binding on all the Parties, (y) the Investment Bank shall act as expert and not as arbitrator, and (z) the Principals shall procure that the Investment Bank is provided with all relevant information reasonably available. The fees and expenses of the Investment Bank shall be divided equally between the Principals.
SECTION 17.3. Ownership of a Member
     For so long as Merck SH or any other Subsidiary of Merck, in the case of Merck, or IM or any other Subsidiary of RP, in the case of RP, shall be a Member, Merck and RP each agrees that it shall not take, and shall not permit any of its Subsidiaries to take, any action which would result in Merck or RP (as the case may be) owning less than fifty-one percent (51%) of both the outstanding capital stock and voting power of such Member (after giving effect to all equity interests owned by Third Parties in any Person in the chain of ownership of Merck SH or IM, respectively).

SECTION 17.4. Change of Control; RP Restructuring Event or Merck Restructuring Event
     (a) In the event of a Change of Control of either Principal or of an RP Restructuring Event or a Merck Restructuring Event, the affected Principal shall deliver a written notice to the other Principal within thirty (30) days of the closing of the Change of Control or the Restructuring Event, as the case may be, stating that the transaction has occurred and describing such transaction in reasonable detail.
     (b) In the event a Change of Control either (i) subject to the following sentence, results in the Principal that is subject to such Change of Control being at any time thereafter an Affiliate of one or more companies (such Principal and its Affiliates together, the “Affiliated Animal Health Companies”) which together have annual sales of Animal Health Products in excess of [*], or (ii) would result in a Material Adverse Change or Effect with respect to the Merial Venture, then the Principal that is not subject to the Change of Control (the “Other Principal”) shall have the rights of a Calling Principal governed by the terms of Section 16.3(b). With respect to clause (i) of the preceding sentence, the Other Principal’s rights as a Calling Principal shall only be exercisable after a period of either (A) one year from the date of the Change of Control, if the sales of Animal Health Products by the Affiliated Animal Health Companies exceeded [*] during the last four full consecutive calendar quarters preceding the Change of Control and could reasonably be expected to again exceed such amount during the calendar year in which the Change of Control takes place, or (B) one year from the last day of the calendar year in which the Change of Control occurs, if the sales of Animal Health Products by the Affiliated Animal Health Companies first exceed [*] in any subsequent calendar year, provided that the Other Principal shall have no rights as a Calling Principal pursuant to Section 17.4(b)(i) if, at any time prior to the expiry of the relevant one year period described in clauses (A) or (B), the Affiliated Animal Health Companies divest some or all of their Animal Health Business activities such that they could no longer be reasonably expected to have annual sales of Animal Health Products in excess of [*].

     (c) In the event of an RP Restructuring Event, Merck shall have the rights of a Calling Principal governed by the terms of Section 16.3(b) if the RP Restructuring Event (i) would result in a material adverse effect on the practical or legal ability of the Subsidiary or Subsidiaries of RP that were the subject of the RP Restructuring Event to perform the activities contemplated by, or fulfill the obligations under, the Ancillary Agreements to which they are parties, or (ii) would result in a Material Adverse Change or Effect with respect to the Merial Venture.
     (d) In the event of a Merck Restructuring Event, RP shall have the rights of a Calling Principal governed by the terms of Section 16.3(b) if the Merck Restructuring Event (i) would result in a material adverse effect on the practical or legal ability of Merck to perform the activities contemplated by, or fulfill its obligations under, the affected Ancillary Agreement, or (ii) would result in a Material Adverse Change or Effect with respect to the Merial Venture.

ARTICLE XVIII
DISPUTE RESOLUTION AND ARBITRATION
SECTION 18.1. Good Faith Settlement
     Each of the Parties agrees to negotiate in good faith as provided in this Section 18.1 to resolve amicably any dispute which arises respecting or in connection with this Agreement or any Ancillary Agreement. Any Party may serve a written notice (a “Dispute Notice”) at any time upon Merial and the other Parties stating that such a dispute has arisen and containing a brief statement describing the nature of the dispute. A timely notification by an Indemnifying Party disputing an Indemnity Claim under Section 14.7(b) shall be deemed to be a Dispute Notice under this Article XVIII. Other than with respect to any matter referred to in Sections 5.3(b), 6.2(d), 7.1(b), 7.1(c), 16.3(c), 16.4(b) or 17.2(g) of this Agreement, which shall be resolved in accordance with the procedures set forth therein, or any other matter for which another dispute resolution procedure is expressly set forth in any Ancillary Agreement, Merial shall submit the matter described in any Dispute Notice for resolution to the RP Animal Health Executive and the Merck Animal Health Executive immediately upon receiving any such Dispute Notice.
     Upon receiving any such Dispute Notice, or upon receiving notice of a deadlock pursuant to Section 4.2(h) or Section 4.3(h), as the case may be, RP and Merck, respectively, shall cause the RP Animal Health Executive and the Merck Animal Health Executive, respectively, to negotiate in good faith to resolve any such dispute or deadlock amicably. Throughout the pendency of any such dispute or deadlock, the Parties shall cause the Merial Venture to continue to conduct its business activities in accordance with the Business Plan of the Merial Venture then in effect, if any. The RP Animal Health Executive and the Merck Animal Health Executive, may, if they so desire, consult outside experts for assistance in arriving at a resolution. The resolution of any matter that is accepted by both the RP Animal Health Executive and the Merck Animal Health Executive in accordance with this Section 18.1 shall be binding on the Parties for all purposes. If the RP Animal Health Executive and the Merck Animal Health Executive

are unable to resolve any Arbitrable Matter (as defined in Section 18.2) within thirty (30) days of its having been referred to them in accordance with this Section 18.1, the provisions of Section 18.2 shall apply with respect to such Arbitrable Matter.
SECTION 18.2. Arbitration
     (a) Arbitrable Matters. Any dispute, controversy or claim (including, without limitation, disputes, controversies or claims sounding in tort) between a Merck Company and an RP Company (or between any Merck Company or RP Company, on the one hand, and any Merial Venture Company, on the other hand) respecting or in connection with, without limitation, the validity, interpretation, termination or performance of this Agreement, or any Ancillary Agreement, which dispute, controversy or claim has not been resolved pursuant to the procedures set forth in Section 18.1, shall be an “Arbitrable Matter”; provided, however, that (A) any deadlock within the Members’ Meeting or the Board of Directors with respect to any matter submitted to such body for its consideration relating to the business activities or strategy of the Merial Venture, (B) any other failure to agree between the Members or their respective Representatives on matters of business judgment, or (C) any matter referred to in Sections 5.5 [Certain US Tax Matters], 6.2(d) [Special Dividend Calculation Dispute Resolution], 16.3(c) [Merial Venture Value], 16.4(b) [Sale of Merial Venture], or 17.2(g) [Fair Market Value of Property] of this Agreement, which shall be resolved in accordance with the procedures set forth therein, or (D) any other matter for which another dispute resolution procedure is expressly set forth in any Ancillary Agreement, shall not be an “Arbitrable Matter”. Any matter which is not an Arbitrable Matter shall not be referred to arbitration under this Article XVIII and no Party shall, or permit any of its Subsidiaries to, resort to any means whatsoever, including litigation, arbitration, dissolution by a judicial forum or by operation of law, appointment of a trustee, receiver, custodian or similar person, or to any other form of proceeding, other than the procedures provided for in Section 18.1, to seek any resolution or settlement of any matter which is not an Arbitrable Matter.
     No Party shall, or permit any of its Subsidiaries to, make recourse to arbitration under this Agreement until the procedure set out in Section 18.1 has been followed. If the RP Animal Health Executive and the Merck Animal Health Executive shall fail to resolve any Arbitrable Matter within thirty (30) days of the referral to them of such Arbitrable Matter in accordance with Section 18.1, either Principal may commence an arbitration proceeding in respect of such Arbitrable Matter by delivering an arbitration request (an “Arbitration Request”) in accordance with this Section 18.2 to the ICC with a copy thereof to the other Principal. The Principal delivering such Arbitration Request is herein referred to as the “Claimant” and the Principal receiving the Arbitration Request, as the “Respondent.”
     (b) Parties in Interest Bound. In any arbitration pursuant to this Article XVIII, RP, on the one hand, and Merck, on the other hand, shall be deemed to constitute the two parties in interest and each Principal may (i) assert claims on its behalf or on behalf of any of its Subsidiaries against the other Principal or against Merial or against any of their respective Subsidiaries that have obligations under this Agreement or an Ancillary Agreement, or (ii) bring claims on behalf of any Merial Venture Company against the other Principal or any such Subsidiary. Each of the Parties hereby irrevocably consents to the ability of either Principal to (i) bring a claim on behalf of any of its Subsidiaries or any Merial Venture Company against the other Principal or a Subsidiary thereof that has obligations under this Agreement or an Ancillary Agreement, as the case may be, or (ii) represent Merial or any Merial Venture Company in defending against any claim brought by the other Principal or a Subsidiary thereof against such Merial Venture Company. All the Parties hereby irrevocably consent to be bound by the award of the Arbitrators (as defined below) pursuant to any such claim. In connection with any proceeding to compel arbitration related hereto, any arbitration pursuant to this Article XVIII, any proceeding seeking interim relief related hereto, and any proceeding in connection with the recognition and enforcement of any award related hereto, no Party shall make, and each Party hereby expressly and irrevocably waives, any defense or claim based on assertions of sovereign immunity or similar grounds.
     (c) Arbitration Proceedings. All Arbitrable Matters not resolved pursuant to Section 18.1 shall be finally resolved by three (or, if there are more than two parties in interest, more than three) arbitrators (the “Arbitrators”) in accordance with the Rules of

Conciliation and Arbitration of the ICC (the “ICC Rules”). If there are two parties in interest, the third Arbitrator, who will act as chairman of the arbitral tribunal, shall be nominated jointly by the two Arbitrators nominated by the parties (one by each). If the two Arbitrators nominated by the parties cannot agree on the nomination of the third Arbitrator within fifteen (15) Business Days of the date the identity of the second to be nominated Arbitrator was communicated to the first to be nominated Arbitrator, the third Arbitrator shall be nominated by the International Court of Arbitration in accordance with Article 1.4 of the ICC Rules. The seat of the arbitration shall be in Geneva, Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered in writing, in the English language. No party shall be entitled to commence proceedings before the courts of any jurisdiction, including England and Wales, in connection with the conduct of any arbitration proceedings, provided that the parties shall be free to commence proceedings before such courts for the purposes of enforcing any arbitral award.
     The Arbitrators shall apportion the costs of the arbitration (including any administrative costs and fees of the Arbitrators and fees of experts hired by the Arbitrators, but excluding any fees of counsel or other experts of the Claimant or the Respondent) as part of their arbitral award. Among other remedies otherwise available to them, such Arbitrators shall be authorized to order injunctive relief or the specific performance of any provision contained herein or in any Ancillary Agreement. Any award rendered by the Arbitrators shall be final and binding upon the parties to such arbitration, and judgment upon such award, including any costs of arbitration referred to above, together with interest, may be entered in accordance with applicable Laws in any court of competent jurisdiction.
     (d) Confidentiality. All arbitration proceedings under this Article XVIII shall be confidential and the Arbitrators may issue appropriate protective orders to safeguard the Confidential Information of any Party or Merial Venture Company. Except as required by Laws, none of the parties to the arbitration proceedings shall make (or request any Arbitrator or permit any Merial Venture Company to make) any public announcement with respect to the proceedings or decisions of the Arbitrators without the prior written consent of the other party or parties thereto. The existence of any dispute submitted to arbitration, and the award of the Arbitrators, shall be kept in strict confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Laws.
SECTION 18.3. Interim Equitable Relief
     (a) Notwithstanding the provisions of Section 18.1 and Section 18.2, each of the Parties, to the extent allowed by Article 8.5 of the ICC Rules, may initiate legal proceedings in a court of competent jurisdiction, as provided in Section 18.3(b), in respect of a dispute that is an Arbitrable Matter hereunder, solely for the purpose of seeking interim relief, and prior to the time the file is transmitted to the Arbitrators, preserving the status quo and preventing irreparable harm that would befall the Party initiating such proceedings, Merial or any other Merial Venture Company in the absence of such relief.
     (b) Each of the Parties consents to jurisdiction and venue, and expressly waives any objection thereto, in any court of competent jurisdiction in connection with the proceedings for interim equitable relief contemplated in Section 18.3(a).
SECTION 18.4. Tolling of Breach Period
     From the date of mailing of the Dispute Notice and until (i) sixty (60) days after the date of the Arbitrators’ award, or (ii) if neither the Claimant nor the Respondent delivers an Arbitration Request to the other with respect to such Arbitrable Matter, 60 days after the date of mailing of the Dispute Notice, the running of any sixty (60) day period referred to in Section 16.3(a)(ii)(C) with respect to any alleged material breach (a “Breach Period”) shall be suspended as to such alleged material breach.

ARTICLE XIX
MISCELLANEOUS
SECTION 19.1. Expenses
     Except as otherwise expressly provided herein or therein, each Party shall bear its own expenses in connection with the negotiation and execution of, and the Closing and performance under, this Agreement and the Ancillary Agreements. For the avoidance of doubt, the Parties acknowledge that each of RP and Merck will bear the legal, accounting and banking fees and commissions incurred by (or on behalf of) any members of the RP Group or the Merck Group or their respective Merial Venture Businesses in connection with the negotiation of this Agreement and the Ancillary Agreements and with the formation of the Merial Venture and the preparation and consummation of the Closing.
SECTION 19.2. Notices
     Notices and other communications provided for herein shall be in writing and shall be delivered by registered mail, by hand or overnight courier service as follows:
     (a)  If to Rhône-Poulenc or any Subsidiary thereof, to:
Rhône-Poulenc S.A.
25 Quai Paul Doumer
92408 Courbevoie Cedex
France
Attention:   Corporate Secretary
Facsimile:   (33 1) 47.68.11.33
with a copy to:
Institut Mérieux S.A.
17 rue Bourgelat
69002 Lyon
France
Attention:   General Counsel
Facsimile:   (33 4) 72.73.70.61

     (b)  If to Merck or any Subsidiary thereof, to:
Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, New Jersey 08889
Attention:   General Counsel
Facsimile:   (908) 735-1244
     (c)  If to Merial, to:
Registered Office, London, England
Attention:   General Counsel
with a copy to Merck, Rhône-Poulenc and Institut Mérieux at the addresses specified above.
     All notices and other communications given to any Party in accordance with the provisions of this Agreement or any such Ancillary Agreement shall be deemed to have been given ten days after the date of mailing if sent by registered mail, or on the date of receipt if delivered by hand or overnight courier service, in each case delivered or sent to such Party as provided in this Section 19.2 or in accordance with the latest unrevoked direction from such Party (which direction shall have been given in accordance with this Section 19.2). In the event any notice is given pursuant to any Ancillary Agreement, a copy will also be provided to the head of the applicable operating division of the Party to which the notice is addressed.
SECTION 19.3. Confidentiality
     (a) General. Except as expressly set forth in this Section 19.3, each Party shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and subcontractors (collectively, “Agents”) to, keep confidential and not disclose to any other person, nor use for any purpose other than the purposes of this Agreement or any Ancillary Agreement or Future Agreement, any and all information received from another Party, its Affiliates or any of their respective Agents, as a result of negotiating, entering into or performing this Agreement or any Ancillary Agreement or Future Agreement (all such information being “Confidential Information”), other than information which:

     (i) is or hereafter becomes generally available to the trade or public (other than through disclosure by the receiving person or any Affiliate or Agent thereof);
     (ii) is disclosed to the receiving person or any Affiliate or Agent thereof by a Third Party who has the right to disclose such information;
     (iii) was or is independently known to, or developed by or on behalf of, the receiving person or any of its Affiliates, without reliance on information which is otherwise Confidential Information hereunder;
     (iv) is submitted by the receiving person to Public Authorities to facilitate the issuance of marketing approvals (or to maintain such approvals) for a Merial Venture Product, provided that reasonable measures shall be taken to assure confidential treatment of such information and provided further that such information shall remain Confidential Information for all other purposes unless subparagraphs (i) through (iii) above otherwise apply; or
     (v) based on such person’s good faith judgment with the advice of counsel, is otherwise required by a Public Authority to be disclosed in compliance with applicable Laws, provided that such person shall use reasonable efforts to obtain assurance that confidential treatment will be accorded such information, and provided further that such information shall remain Confidential Information for all other purposes unless subparagraphs (i) through (iv) above otherwise apply.
     Each Party shall be entitled, in addition to any other right or remedy it may have, to an injunction, without the posting of any bond or other security, enjoining or restraining any other person, as appropriate, from any violation or threatened violation of this Section 19.3, and no Party shall, or permit any of its Subsidiaries to, object to the entry of any such injunction.

     (b) Use of Confidential Information. No Party shall, or permit any of its Subsidiaries to, except as contemplated or otherwise permitted under any Ancillary Agreement or any Future Agreement:
     (i) use any Confidential Information in its own businesses except as necessary to the fulfillment of the rights and obligations of the Parties under this Agreement, any Ancillary Agreement and any Future Agreement;
     (ii) assign, license, sublicense, market, transfer or loan, directly or indirectly, any Confidential Information except as necessary to the fulfillment of the rights and obligations of the Parties under this Agreement, any Ancillary Agreement and any Future Agreement; or
     (iii) permit any Confidential Information to be used or exploited by any RP Company or Merck Company or by any of their respective Agents for their benefit or the benefit of any relationships with customers of such RP Company or Merck Company.
     (c) Protection of Confidential Information. Each Party shall, and shall cause its Subsidiaries to, deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include ensuring that only its Affiliates and its and their Agents who have a bona fide “need to know” such Confidential Information for purposes permitted or contemplated by this Agreement, any Ancillary Agreement or any Future Agreement shall have access thereto. Each Party shall, and shall cause its Subsidiaries to, notify all of its Affiliates and its and their respective Agents who have access to Confidential Information of its confidentiality and the care therefor required, and shall obtain from any Third Party (other than attorneys and accountants for such Party or its Affiliates), who is permitted access to such Confidential Information in accordance with this Section 19.3, an agreement of confidentiality incorporating the restrictions set forth herein.

     (d) Survival of Obligations. The obligations set forth in this Section 19.3 shall survive the expiration, termination or assignment of this Agreement, any Ancillary Agreement or any Future Agreement; the obligations set forth in this Section 19.3 shall terminate seven (7) years after the termination of this Agreement pursuant to a Dissolution.
     (e) Exceptions to Confidentiality. Notwithstanding anything in this Agreement to the contrary, in connection with any proposed Transfer of the Merial Venture or of either Principal’s Merial Venture Interest pursuant to Article XVI or Section 17.2, RP and/or Merck, as the case may be, may disclose, and may permit its Subsidiaries and its and their Agents to disclose, to any prospective purchaser and to any Investment Bank or other financial advisor retained by RP or Merck, as the case may be, or the prospective purchaser in connection with such proposed Transfer, such Confidential Information of the type that is customarily provided to prospective purchasers or as may reasonably be requested by the recipient; provided, however, that prior to the receipt of any such Confidential Information concerning the Merial Venture or the Merial Venture Business, the recipient shall have entered into a written confidentiality agreement incorporating the terms of this Section 19.3.
     (f) No Impairment of Other Confidentiality Provisions. Nothing in this Section 19.3 shall limit, expand, modify or otherwise affect any rights or obligations of the parties to any Ancillary Agreement, Future Agreement or license or similar agreement. Accordingly, and without limiting the generality of the foregoing, the Parties hereto expect that the confidentiality of certain scientific or technical information may be governed by more stringent provisions in such Ancillary Agreements, Future Agreements or license or similar agreements.
SECTION 19.4. Governing Law
     The LLC Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware. The Association Documents and this Agreement shall be construed in accordance with and governed by the Laws of England and Wales. In the event of any inconsistency between the terms of this Agreement and the provisions of the Association Documents, the terms of this Agreement shall prevail as between the Parties.
SECTION 19.5. Decisions of the Parties
     Any decision or action expressly required by the terms of this Agreement to be made or taken by the Parties or by agreement of the Parties or any of them (other than by vote in the Merial Board of Directors or Members’ Meeting) shall be made or taken only by means of a writing signed on behalf of each Party by (i) the Chairman, President, chief executive officer or chief operating officer of such Party, or (ii) any such other officer or employee of such Party as the chief executive officer of such Party shall have previously designated in writing to the other Parties as being authorized to bind such Party with respect to the matters set forth in such writing.
SECTION 19.6. Successors and Assigns
     (a) This Agreement shall be binding upon and inure to the benefit of the Parties (upon such Party’s execution hereof) and their respective successors and permitted assigns.
     (b) Except as set forth in Article XVII, no Party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each of the other Parties.
SECTION 19.7. Waiver; Amendment
     No provision of this Agreement may be waived except by a writing signed by the Party entitled to the benefit thereof, and no such waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance. No omission, delay or failure on the part of any Party in exercising any rights hereunder will constitute a waiver of such rights or of any other rights hereunder. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Party, which instrument shall specifically indicate that it is the desire of the Parties to waive, amend or modify this Agreement.
SECTION 19.8. Severability
     In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision materially and adversely affects the substantive rights of the Parties. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision hereof invalid, illegal or unenforceable in any respect. Each Principal acknowledges and agrees that if any provision of this Agreement shall be adjudged by any Public Authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted, the said provision shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.
SECTION 19.9. Counterparts
     This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument.
SECTION 19.10. Terms Generally
     The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.
     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, neuter, singular and plural forms.

     The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     The terms “hereof”, “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision, paragraph, Section or Article hereof.
     All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context requires otherwise.
     All Exhibits and Schedules referred to herein (whether appended hereto at the time of execution hereof or delivered subsequently to such execution pursuant to the terms hereof) form an integral part of this Agreement and are deemed incorporated herein and shall be included in any reference to “this Agreement”, “hereof”, “herein” and words of similar import, and such Exhibits and Schedules referred to in any Article or Section form an integral part of such Article or Section and are deemed incorporated therein and shall be included in any reference to such Article or Section as if set out therein in full.
     A reference in any representation or warranty to any Law includes any amendment, modification or successor thereto enacted or promulgated prior to the Closing Date; all other references to Laws include amendments, modifications or successors to such Laws enacted or promulgated at any time.
     A reference to any person includes its permitted successors and permitted assigns.
     Except as otherwise expressly provided herein, all references herein to $ or dollars shall be deemed to refer to U.S. dollars and all terms of an accounting or financial nature relating to the Merial Venture shall be construed in accordance with U.S. GAAP, as in effect from time to time. All references herein to FF are to French francs.
SECTION 19.11. Headings

     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 19.12. Entire Agreement
     This Agreement, the Association Documents, the LLC Agreement and the Ancillary Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merge, cancel and supersede all prior memoranda of intent, memoranda of terms, and other documents heretofore executed by or exchanged, circulated or discussed between the Parties with respect to the subject matter hereof unless any such other written agreement by its terms specifically overrides this Section 19.12. None of the Parties shall be bound by any conditions, definitions, warranties, understandings, representations, covenants or agreements with respect to such subject matter other than as expressly provided in this Agreement, the Association Documents, the LLC Agreement and the Ancillary Agreements or as fully set forth in a written instrument dated after the date hereof signed by a representative of the Party to be bound thereby.
     It is further agreed that:
          (a) no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party or its Affiliates or representatives which is not expressly set out or referred to in this Agreement, the Articles of Association, the LLC Agreement or the Ancillary Agreements;
          (b) a Party may claim in contract for breach of the representations, warranties, agreements or other undertakings under this Agreement but shall have no, and no Party shall claim in any proceeding that it has any, other claim or remedy under this Agreement in respect of any misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other Party or its Affiliates or representatives; and

          (c) this Section 19.12 shall not exclude any liability for fraudulent misrepresentation.
SECTION 19.13. Publicity
     No Party shall, without the prior written consent of the other Parties, issue any press release or make any other public announcement or furnish any statement to any Third Party concerning the terms and conditions of this Agreement or any Ancillary Agreement or the Transactions, except for (i) disclosures made in compliance with Section 19.3(a) or 19.3(e), (ii) disclosures made on a confidential basis to attorneys, consultants and accountants retained to represent such Party in connection with the Transactions, and (iii) occasional, brief comments by the respective officers of RP and Merck consistent with the press release issued jointly by RP and Merck on December 19, 1996 and such other guidelines for public statements as may be mutually agreed by RP and Merck in connection with interviews with analysts or members of the press. In addition, after consultation with counsel, each Party in its own right may make such further announcements and disclosure, if any, as may be required by applicable Laws, in which case the Party making the announcement or disclosure will use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the other Parties. Once any information is publicly disclosed in accordance with this Section 19.13, it shall no longer be considered Confidential Information.
SECTION 19.14. No Third Party Beneficiaries
     Except as otherwise provided expressly herein or, with respect to the Ancillary Agreements, therein, (i) nothing in this Agreement is intended to confer on any person other than the Parties or their respective successors or permitted assigns, any rights or obligations under or by reason of this Agreement or any Ancillary Agreements, and (ii) there are no Third Party beneficiaries to this Agreement or any Ancillary Agreement except for the rights under Article XIV hereof of the Merial Venture Companies and of the Subsidiaries of either Principal and of Indemnified Parties as described therein.

SECTION 19.15. Enforcement of Judgments
     Each Party is fully cognizant, and agrees and acknowledges, that any arbitral award made pursuant to Section 18.2 may include the imposition of mandatory injunctive relief and/or an award of monetary penalties, and hereby irrevocably consents to the recognition and enforcement by any Public Authority of competent jurisdiction of any such arbitral award.
SECTION 19.16. Ancillary Agreements
     The parties hereto acknowledge that certain provisions of this Agreement are incorporated by reference in, or by their terms otherwise apply to, the Ancillary Agreements, and agree that such provisions shall be given full effect in interpreting and enforcing the Ancillary Agreements.
SECTION 19.17. References to Master Agreement
     All references in the Ancillary Agreements to the “Master Agreement” or to the “Master Merial Venture Agreement, dated as of May 23, 1997” (or similar terminology) shall be deemed to refer to this Agreement (as it may be amended from time to time).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
[Signatures omitted]